                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  FORM 8-K/A

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):   March 16, 1999
                                                  ------------------------------

                                Autodesk, Inc.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


   Delaware                        0-14338                     94-2819853
--------------------------------------------------------------------------------
(State or other jurisdiction           (Commission           (IRS Employer
of incorporation)                      File Number)        Identification No.)


       111 McInnis Parkway, San Rafael, California                 94903
--------------------------------------------------------------------------------
         (Address of principal executive offices)                (Zip Code)


Registrant's telephone number, including area code:   (415) 507-5000
                                                    ----------------------------

--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

This Amendment No. 1 to the Registrant's Current Report on Form 8-K dated March 31, 1999, relates to the Registrant's completion of the acquisition of Discreet Logic Inc. ("Discreet"), a Quebec Company, pursuant to the Amended and Restated Agreement and Plan of Acquisition and Amalgamation dated as of November 18, 1998, as amended on December 18, 1998 and on January 18, 1999. The purpose of this Amendment is to amend Item 7(b) to provide the required pro forma financial information relating to the acquisition, which was impracticable to provide at the time the Registrant filed this Report.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

Selected Five-Year Financial Data

------------------------------------------------------------     ---------------------------------------------------------
(In thousands, except per share data, percentages, and           Fiscal year ended January 31,
 employees)

For the Fiscal Year                                                     1999           1998(restated)/2/    1997(restated)/2/
------------------------------------------------------------      -----------------    -----------------    -----------------
Net revenues                                                         $871,879                   $768,684           $598,617
------------------------------------------------------------      -----------------    -----------------    -----------------
Cost of revenues                                                      134,247                    133,371            111,788
------------------------------------------------------------      -----------------    -----------------    -----------------
Marketing and sales                                                   295,890                    271,428            223,145
------------------------------------------------------------      -----------------    -----------------    -----------------
Research and development                                              158,856                    138,387            104,106
------------------------------------------------------------      -----------------    -----------------    -----------------
General and administrative                                            140,976                    105,207             80,781
------------------------------------------------------------      -----------------    -----------------    -----------------
Nonrecurring charges/1/                                                19,694                     26,810             13,501
------------------------------------------------------------      -----------------    -----------------    -----------------
Litigation accrual reversal                                           (18,605)                      (405)                --
------------------------------------------------------------      -----------------    -----------------    -----------------
Income from operations/1/                                             140,821                     93,886             65,296
------------------------------------------------------------      -----------------    -----------------    -----------------
Interest and other income, net                                         17,134                     11,710              7,685
------------------------------------------------------------      -----------------    -----------------    -----------------
Income before income taxes                                            157,955                    105,596             72,981
------------------------------------------------------------      -----------------    -----------------    -----------------
Net income/1/                                                          97,132                     56,215             42,247
------------------------------------------------------------      -----------------    -----------------    -----------------
Net cash provided by operating activities                             175,053                    175,719            140,194
------------------------------------------------------------      -----------------    -----------------    -----------------

At Year End
------------------------------------------------------------      -----------------    -----------------    -----------------
Cash, cash equivalents, and marketable securities                    $427,962                   $347,778           $317,976
------------------------------------------------------------      -----------------    -----------------    -----------------
Current assets                                                        544,415                    403,639            374,490
------------------------------------------------------------      -----------------    -----------------    -----------------
Total assets                                                          823,260                    699,901            595,610
------------------------------------------------------------      -----------------    -----------------    -----------------
Current liabilities                                                   279,114                    255,015            208,454
------------------------------------------------------------      -----------------    -----------------    -----------------
Long-term liabilities                                                   6,819                     33,293             34,661
------------------------------------------------------------      -----------------    -----------------    -----------------
Total liabilities                                                     285,933                    288,308            243,115
------------------------------------------------------------      -----------------    -----------------    -----------------
Stockholders' equity                                                  537,327                    411,593            287,995
------------------------------------------------------------      -----------------    -----------------    -----------------
Working capital                                                       265,301                    148,624            166,036
------------------------------------------------------------      -----------------    -----------------    -----------------
Number of employees                                                     3,126                      2,885              2,343
------------------------------------------------------------      -----------------    -----------------    -----------------

Common Stock Data
------------------------------------------------------------      -----------------    -----------------    -----------------
Basic net income per share/1/                                        $   1.72                   $   1.00           $   0.77
------------------------------------------------------------      -----------------    -----------------    -----------------
Diluted net income per share/1/                                      $   1.64                   $   0.94           $   0.74
------------------------------------------------------------      -----------------    -----------------    -----------------
Book value per share                                                 $   9.39                   $   7.45           $   5.30
------------------------------------------------------------      -----------------    -----------------    -----------------
Dividends paid per share                                             $   0.20                   $   0.20           $   0.20
------------------------------------------------------------      -----------------    -----------------    -----------------
Shares used in computing basic net income per share                    56,394                     56,340             54,763
------------------------------------------------------------      -----------------    -----------------    -----------------
Shares used in computing diluted net income per share                  59,141                     60,022             56,725
------------------------------------------------------------      -----------------    -----------------    -----------------
Shares outstanding at year end                                         57,221                     55,239             54,387
------------------------------------------------------------      -----------------    -----------------    -----------------

Financial Ratios
------------------------------------------------------------      -----------------    -----------------    -----------------
Current ratio                                                             2.0                        1.6                1.8
------------------------------------------------------------      -----------------    -----------------    -----------------
Return on net revenues/1/                                                  11%                         7%                 7%
------------------------------------------------------------      -----------------    -----------------    -----------------
Return on average assets/1/                                                13%                         9%                 7%
------------------------------------------------------------      -----------------    -----------------    -----------------
Return on average stockholders' equity/1/                                  20%                        16%                13%
------------------------------------------------------------      -----------------    -----------------    -----------------


------------------------------------------------------------      ---------------------------------------
(In thousands, except per share data, percentages, and            Fiscal year ended January 31,
 employees)

For the Fiscal Year                                                       1996                 1995
------------------------------------------------------------      -------------------    ----------------
Net revenues                                                              $618,164             $519,161
------------------------------------------------------------      -------------------    ----------------
Cost of revenues                                                           116,145               91,334
------------------------------------------------------------      -------------------    ----------------
Marketing and sales                                                        209,638              167,150
------------------------------------------------------------      -------------------    ----------------
Research and development                                                    93,080               69,213
------------------------------------------------------------      -------------------    ----------------
General and administrative                                                  86,682               70,593
------------------------------------------------------------      -------------------    ----------------
Nonrecurring charges/1/                                                     28,506               25,500
------------------------------------------------------------      -------------------    ----------------
Litigation accrual reversal                                                     --                   --
------------------------------------------------------------      -------------------    ----------------
Income from operations/1/                                                   84,113               95,371
------------------------------------------------------------      -------------------    ----------------
Interest and other income, net                                              11,461                7,063
------------------------------------------------------------      -------------------    ----------------
Income before income taxes                                                  95,574              102,434
------------------------------------------------------------      -------------------    ----------------
Net income/1/                                                               43,647               64,391
------------------------------------------------------------      -------------------    ----------------
Net cash provided by operating activities                                   82,207              112,716
------------------------------------------------------------      -------------------    ----------------

At Year End
------------------------------------------------------------      -------------------    ----------------
Cash, cash equivalents, and marketable securities                         $294,060             $296,360
------------------------------------------------------------      -------------------    ----------------
Current assets                                                             395,406              428,045
------------------------------------------------------------      -------------------    ----------------
Total assets                                                               598,077              558,934
------------------------------------------------------------      -------------------    ----------------
Current liabilities                                                        180,658              180,463
------------------------------------------------------------      -------------------    ----------------
Long-term liabilities                                                       32,748                4,863
------------------------------------------------------------      -------------------    ----------------
Total liabilities                                                          213,406              185,326
------------------------------------------------------------      -------------------    ----------------
Stockholders' equity                                                       384,671              373,608
------------------------------------------------------------      -------------------    ----------------
Working capital                                                            214,748              247,582
------------------------------------------------------------      -------------------    ----------------
Number of employees                                                          2,176                2,058
------------------------------------------------------------      -------------------    ----------------

Common Stock Data
------------------------------------------------------------      -------------------    ----------------
Basic net income per share/1/                                             $   0.78             $   1.17
------------------------------------------------------------      -------------------    ----------------
Diluted net income per share/1/                                           $   0.74             $   1.11
------------------------------------------------------------      -------------------    ----------------
Book value per share                                                      $   6.93             $   6.73
------------------------------------------------------------      -------------------    ----------------
Dividends paid per share                                                  $   0.20             $   0.20
------------------------------------------------------------      -------------------    ----------------
Shares used in computing basic net income per share                         55,946               54,916
------------------------------------------------------------      -------------------    ----------------
Shares used in computing diluted net income per share                       59,331               58,052
------------------------------------------------------------      -------------------    ----------------
Shares outstanding at year end                                              55,492               55,546
------------------------------------------------------------      -------------------    ----------------

Financial Ratios
------------------------------------------------------------      -------------------    ----------------
Current ratio                                                            2.2                  2.4
------------------------------------------------------------      -------------------    ----------------
Return on net revenues/1/                                                  7%                  12%
------------------------------------------------------------      -------------------    ----------------
Return on average assets/1/                                                8%                  13%
------------------------------------------------------------      -------------------    ----------------
Return on average stockholders' equity/1/                                 12%                  19%
------------------------------------------------------------      -------------------    ----------------

/1/ Amounts include the effects of nonrecurring charges of $19.7 million, $26.8 million, $13.5 million, $28.5 million, and $25.5 million recorded in fiscal years 1999, 1998, 1997, 1996, and 1995, respectively. Nonrecurring charges consist primarily of charges for purchased in-process research and development from business acquisitions in fiscal years 1999, 1998, 1997, and 1996. The fiscal year 1995 amount represents a legal judgment against the Company.
/2/ Fiscal year 1998 and 1997 results have been restated to reflect a decrease in the amount previously expensed as in-process research and development and increase the amounts capitalized as goodwill and purchased technologies.

Management's Discussion and Analysis of
Financial Condition and Results of Operations


The discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains trend analyses and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. All statements, trend analyses, and other information contained herein relative to markets for Autodesk's products and trends in revenues, as well as other statements including such words as "anticipate," "believe," "plan," "estimate," "expect," "goal," and "intend" and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks, and Autodesk's actual results could differ materially from those set forth in the forward-looking statements as a result of the factors set forth elsewhere herein, including "Certain Risk Factors Which May Impact Future Operating Results."

Business Combination and Basis of Presentation

In March 1999, Autodesk acquired Discreet Logic Inc., a company that develops, assembles, markets, and supports nonlinear, online digital systems and software for creating, editing, and compositing imagery and special effects for film, video, HDTV, broadcast, and the Web, in a transaction accounted for as a pooling of interests. In the acquisition, Autodesk acquired all of Discreet's voting stock, issuing 0.33 shares of Autodesk common stock or 0.33 exchangeable shares for each outstanding share of Discreet. Autodesk issued approximately 10 million shares of its stock, or exchangeable shares, in the acquisition. Each exchangeable share can be exchanged, at its holder's election, for Autodesk common stock. The Company anticipates that it will incur transaction, restructuring, and other one-time costs associated with this business combination of approximately $18.5 million. These costs will be charged to operations in the first quarter of fiscal year 2000.

The consolidated financial statements of Autodesk and Discreet have been combined and all prior periods have been restated to give effect to the combination. Information concerning common stock and per share data has been restated on an equivalent share basis. As a result of differing year-ends of Autodesk and Discreet, results of operations for dissimilar year-ends have been combined. Autodesk's historical consolidated statements of income, stockholders' equity, and cash flows for the fiscal years ended January 31, 1999, 1998, and 1997, have been combined with the consolidated statements of operations, stockholders' equity, and cash flows of Discreet for the twelve months ended December 31, 1998, the fiscal year ended June 30, 1998, and the eleven months ended June 30, 1997. Operating results for the period from January 1, 1998, to June 30, 1998, for Discreet are duplicated in the consolidated statement of income of the combined operating results for the years ended January 31, 1999 and 1998. An adjustment in an amount equal to the results of operations for this six-month period is included in the consolidated statement of stockholders' equity. Discreet's revenues, net income, basic net income per share, and diluted net income per share were $75.9 million, $9.1 million, $0.16, and $0.15, respectively, for the period January 1, 1998 through June 30, 1998.

Results of Operations

The following table sets forth, as a percentage of net revenues, consolidated statement of income data for the periods indicated. These operating results are not necessarily indicative of results for any future periods.

-----------------------------------------       ---------------------------------------------
                                                Fiscal year ended January 31,

                                                     1999           1998           1997
                                                                 (restated)     (restated)
-----------------------------------------       -------------   ------------   --------------
Net revenues                                          100%           100%           100%
-----------------------------------------       -------------   ------------   --------------
  Costs and expenses:
-----------------------------------------       -------------   ------------   --------------
  Cost of revenues                                     15             17             19
-----------------------------------------       -------------   ------------   --------------
  Marketing and sales                                  34             35             37
-----------------------------------------       -------------   ------------   --------------
  Research and development                             18             18             17
-----------------------------------------       -------------   ------------   --------------
  General and administrative                           17             15             14
-----------------------------------------       -------------   ------------   --------------
  Nonrecurring charges                                  2              3              2
-----------------------------------------       -------------   ------------   --------------
  Litigation accrual reversal                          (2)            --             --
-----------------------------------------       -------------   ------------   --------------

    Total costs and expenses                           84             88             89
-----------------------------------------       -------------   ------------   --------------
Income from operations                                 16             12             11
-----------------------------------------       -------------   ------------   --------------
Interest and other income, net                          2              2              1
-----------------------------------------       -------------   ------------   --------------


Income before income taxes                             18             14             12
-----------------------------------------       -------------   ------------   --------------
Provision for income taxes                              7              7              5
-----------------------------------------       -------------   ------------   --------------

    Net income                                         11%             7%             7%
-----------------------------------------       -------------   ------------   --------------

Net revenues

Autodesk's consolidated net revenues in fiscal year 1999 were $871.9 million, which represented a 13 percent increase from fiscal year 1998 net revenues of $768.7 million. Revenues in the Americas and Europe increased $49.7 million or 14 percent and $72.0 million or 28 percent, respectively, from the prior fiscal year, while net revenues in Asia Pacific decreased slightly for the same period. The increased revenues resulted primarily from increased license revenues from new and upgrade product offerings from the Company's market groups and to a lesser extent from recent acquisitions. Net revenues in fiscal year 1998 increased 28 percent from the $598.6 million posted in fiscal year 1997, primarily due to higher sales of AutoCAD(R) software, the Company's flagship product, and significant growth in the Company's market group revenues. Also contributing to the increased revenues in fiscal year 1998 were revenues contributed by Softdesk, Inc. ("Softdesk"), which was acquired by the Company in March 1997 and the introduction of the New Media software products acquired through the Denim, D-Vision, and Lightscape acquisitions.

AutoCAD and AutoCAD upgrades represented approximately 52 percent, 56 percent, and 58 percent of consolidated revenues in fiscal years 1999, 1998, and 1997, respectively. On a stand-alone basis, AutoCAD and AutoCAD upgrades were 43 percent, 52 percent, and 56 percent of consolidated revenues in fiscal years 1999, 1998, and 1997, respectively. During fiscal year 1999, approximately 263,000 new AutoCAD licenses were added worldwide, compared to 244,000 and 207,000 licenses added during fiscal years 1998 and 1997, respectively. AutoCAD upgrade revenues were $112 million, $108 million, and $45 million in fiscal years 1999, 1998, and 1997, respectively. On a stand-alone basis, AutoCAD upgrade revenues were $99 million, $101 million, and $44 million, respectively.

International revenues, including exports from the United States, accounted for approximately 59 percent, 59 percent, and 66 percent of consolidated revenues in fiscal years 1999, 1998, and 1997, respectively. The stronger value of the U.S. dollar, relative to international currencies, primarily the Japanese yen and the Australian dollar, negatively affected international revenues by approximately $5 million in fiscal year 1999 as compared to fiscal year 1998 and by $36 million in fiscal year 1998 as compared to fiscal year 1997. Fluctuations in foreign exchange rates positively impacted international operating expenses by $4 million in fiscal year 1999 as compared to fiscal year 1998 and by $13 million in fiscal year 1998 as compared to fiscal year 1997. A summary of revenues by geographic area is presented in Note 9 to the consolidated financial statements.

The Company records product returns as a reduction of revenues. In fiscal years 1999, 1998, and 1997, product returns, consisting principally of stock rotation, totaled $30.9 million, $35.4 million, and $44.3 million (or 4 percent, 6 percent, and 9 percent of total consolidated revenues, respectively). Total product returns decreased $4.5 million in fiscal year 1999 due largely to continued management focus on the level of inventories with the Company's resellers, sell-through sales activities and programs in Autodesk's distribution channel, and fewer returns associated with AutoCAD Release 14 compared to the prior version. Returns of AutoCAD and AutoCAD upgrades accounted for 23 percent, 40 percent, and 61 percent of total product returns in fiscal years

1999, 1998, and 1997, respectively. The lower level of product returns in fiscal year 1999 compared to fiscal years 1998 and 1997 reflected a lower level of product rotation that had previously been associated with performance issues relating to AutoCAD Release 13 and customers' perception issues associated with this product.

The nature and technical complexity of Autodesk's software is such that defect corrections have occurred in the past and may occur in future releases of AutoCAD and other software products offered by the Company. As is the case with most complex software, the Company has experienced performance issues with previous releases of its AutoCAD software, and performance issues could occur in future releases of AutoCAD and other products offered by the Company.

Delays in the introduction of planned future product releases, or failure to achieve significant customer acceptance for these new products, may have a material adverse effect on the Company's revenues and consolidated results of operations in future periods. Additionally, slowdowns in any of the Company's geographical markets, including the recent economic instability in certain countries of the Asia Pacific region, could also have a material adverse effect on Autodesk's business and consolidated results of operations.

Cost of revenues

Cost of revenues includes the purchase of disks and compact disks (CDs), cost of hardware sold (mainly workstations manufactured by Silicon Graphics, Inc.), cost of hardware service contracts, costs associated with transferring the Company's software to electronic media, printing of user manuals and packaging materials, freight, royalties, amortization of purchased technology and capitalized software, facility costs, and in certain foreign markets, software protection locks. When expressed as a percentage of net revenues, cost of revenues decreased approximately 2 percent in fiscal year 1999 as compared to fiscal year 1998 and 2 percent in fiscal year 1998 as compared to fiscal year 1997. Gross margins in fiscal year 1999 were positively impacted by continued operating efficiencies, lower royalties for licensed technology embedded in Autodesk's products, a higher proportion of software as opposed to hardware sales, and the geographic distribution of sales, partially offset by an increase in the amortization of purchased technologies and capitalized software. In the future, cost of revenues as a percentage of net revenues may be impacted by the mix of product sales, royalty rates for licensed technology embedded in Autodesk's products, and the geographic distribution of sales.

Marketing and sales

Marketing and sales expenses include salaries, sales commissions, travel, and facility costs for the Company's marketing, sales, dealer training, and support personnel. These expenses also include programs aimed at increasing revenues, such as advertising, trade shows, and expositions, as well as various sales and promotional programs designed for specific sales channels and end users. When expressed as a percentage of net revenues, marketing and sales expenses decreased from 35 percent in fiscal year 1998 to 34 percent in fiscal year 1999. Actual fiscal year 1999 marketing and sales expenses of $295.9 million increased by 9 percent from the $271.4 million of expense incurred in the prior fiscal year. The increase in spending was largely due to higher employee costs and increases in advertising and promotional costs associated with the launch of certain new and enhanced products introduced by the Company's market groups during fiscal year 1999. Fiscal year 1998 marketing and sales expenses increased 22 percent over fiscal year 1997 expenses of $223.1 million due to higher employee costs as well as marketing and sales costs associated with the launch of AutoCAD Release 14 and other new and enhanced products released throughout the year. The Company expects to continue to invest in marketing and sales of its products, to develop market opportunities, and to promote Autodesk's competitive position. Accordingly, the Company expects marketing and sales expenses to continue to be significant, both in absolute dollars and as a percentage of net revenues.

Research and development

Research and development expenses consist primarily of salaries and benefits for software engineers, contract development fees, expenses associated with product translations, costs of computer equipment used in software development, and facilities expenses. During fiscal years 1999, 1998, and 1997, Autodesk incurred $158.9 million, $138.4 million, and $104.1 million, respectively, of research and development expenses (excluding capitalized software development costs of $1.3 million and $2.2 million during fiscal years 1999 and 1998, respectively; no software development costs were capitalized during fiscal year 1997). Research and development expenses increased in fiscal year 1999 primarily due to higher employee-related costs ($15.1 million increase) and incremental research and development expenses associated with the May 1998 acquisition of Genius CAD Software GmbH ("Genius") ($4.7 million increase). The increase in research and development expenses between fiscal years 1998 and 1997 was due to the addition of software engineers and incremental research and development personnel expenses associated with the March 1997 business combination with Softdesk. The Company anticipates that research and de-velopment expenses will increase in fiscal year 2000 as a result of product development efforts by the Company's market groups and incremental personnel costs. Additionally, the Company intends to continue recruiting and hiring experienced software developers and to consider the licensing and acquisition of complementary software technologies and businesses.

General and administrative

General and administrative expenses include the Company's information systems, finance, human resources, legal, and other administrative operations. Fiscal year 1999 general and administrative expenses of $141.0 million increased 34 percent from the $105.2 million recorded in the prior fiscal year, primarily due to higher employee-related costs ($12 million increase), amortization expense associated with intangible assets recorded in connection with the acquisitions of Genius and Softdesk ($6.7 million increase), costs incurred to ensure that the Company's infrastructure is year 2000 compliant ($3.5 million increase), and consulting fees related to enhancing the information systems infrastructure ($5.0 million increase). Fiscal year 1998 general and administrative expenses increased 30 percent from fiscal year 1997 spending of $80.8 million, primarily due to higher employee-related costs and amortization expense associated with the intangible assets recorded in connection with the acquisitions of Softdesk, Denim, D-Vision, and Lightscape. The Company currently expects that general and administrative expenses in the coming year will increase to support spending on infrastructure, including continued investment in Autodesk's worldwide information systems.

Nonrecurring charges

Genius CAD Software GmbH

On May 4, 1998, Autodesk entered into an agreement with Genius, a German limited liability company, to purchase various mechanical computer-aided-design ("CAD") software applications and technologies (the "acquisition"). In consideration for this acquisition, Autodesk paid Genius approximately $69 million in cash. The acquisition has been accounted for using the purchase method of accounting. In connection with the acquisition, the Company recorded a nonrecurring charge for in-process research and development of $13.1 million, all of which was recorded during the three months ended July 31, 1998.

In-process technologies overview. The nature of the efforts required to develop the acquired in-process technology into commercially viable products principally relates to the completion of all planning, designing, and testing activities that are necessary to establish that the product or service can be produced to meet its design requirements, including functions, features, and technical performance requirements.

As of the acquisition date, Genius had initiated the research and development effort related to the product features and functionality that will reside in the next versions of the (i) Genius AutoCAD and AutoCAD LT, (ii) Genius(TM) Desktop,
(iii) Genius(TM) Vario, and (iv) Genius Modules product families.

With respect to the acquired in-process technologies, the calculations of value were adjusted to reflect the value creation efforts of Genius prior to the close of the acquisition. At the time of the acquisition, the following were the estimated completion percentages, estimated technology lives, and projected introduction dates:


                                                           Percent               Technology              Introduction
Genius in-process technologies                             completed                 life                    dates
------------------------------------------------     ------------------      ------------------     ----------------------
Genius AutoCAD Version R15                                           45%                6 years              mid/late 1999
------------------------------------------------     ------------------      ------------------     ----------------------
Genius Desktop Version 3.0                                           40%                4 years             September 1998
------------------------------------------------     ------------------      ------------------     ----------------------
Genius AutoCAD LT 1998                                               20%                5 years              mid/late 1999
------------------------------------------------     ------------------      ------------------     ----------------------
Genius Vario Version R15                                             20%                3 years              mid/late 1999
------------------------------------------------     ------------------      ------------------     ----------------------
Genius Modules Version R15                                           20%                3 years              mid/late 1999
------------------------------------------------     ------------------      ------------------     ----------------------

A brief description of the acquired in-process projects is set forth below.

For Genius AutoCAD and Genius Desktop, the substantial technological improvements under development at the time of the acquisition included modernizing the code and significantly improving the ease of use of the products.

Modernization of the code for Genius AutoCAD and Genius Desktop included a complete replacement of the existing LISP-based code with modern object-oriented code based on Autodesk's ObjectARX(TM) technology. The Company determined through technical due diligence that a substantial portion of the source code in both Genius AutoCAD and Genius Desktop was based on LISP, with remaining code based on ADS. Replacing the LISP and ADS code was anticipated to significantly improve the flexibility (for example, to add additional features) and performance of the products.

It was uncertain, however, whether all of the existing features could be easily converted to ObjectARX code and what impact this conversion would have on any new features currently being developed. Autodesk estimates that this conversion may take several releases to be fully complete. Partially completed conversions for the interim product releases are expected to rely on a combination of source code from LISP and ObjectARX.

Working through an application-programming interface ("API") for the Autodesk products, a significant issue under continual development is the level of functionality and ease of use of the features that require access to the Autodesk product code. As a result of the acquisition, the Company anticipates that a significant level of effort would be required to either expand or remove these APIs to increase the functionality and usability of features, and to improve the interoperability of the products with Autodesk's offerings.

A significant risk factor associated with this development effort is the impact that removal of the API may have on the functionality of a given feature, and the additional development effort required to restore a feature to its current functionality (before any improvements in this functionality can be made). As is the case with development effort associated with modernizing the code, the Company expects that it may take several releases of both of these products to fully achieve this technological milestone. The Company estimated, for purposes of its valuation, that at the date of the Genius acquisition, development projects associated with the next release of Genius AutoCAD and Genius Desktop were approximately 45 percent and 40 percent completed, respectively. Estimated costs to be incurred to reach technological feasibility as of the date of acquisition were less than $800,000 for Genius AutoCAD. The costs incurred to reach technological feasibility for Genius Desktop, which first shipped in September 1998, were approximately $500,000.

For the Genius AutoCAD LT product offering, the most significant technological challenge was the fact that APIs to AutoCAD LT(R) software (the Autodesk product on which Genius(TM) LT runs) did not exist. To develop features for Genius AutoCAD LT, work-arounds through the Windows interface are required. Genius had reverse-engineered the AutoCAD LT product to build the Genius AutoCAD LT software product. This resulted in a product that was extremely fragile and vulnerable to change in AutoCAD LT and Microsoft Windows. Therefore, the product is dependent on both the AutoCAD LT releases and the Microsoft Windows releases. Expanding and improving the features given Genius's limited access to the platform product, AutoCAD LT, was expected, before the acquisition, to result in a substantial development effort. In addition, improving the interoperability of the Genius LT product and AutoCAD LT after the acquisition also posed a significant technological challenge to Autodesk. The Company estimated that the next release of Genius AutoCAD LT, for purposes of its valuation, was approximately 20 percent complete at the date of the acquisition. Estimated costs to be incurred to reach technological feasibility as of the date of acquisition were less than $200,000.

Genius Vario, which runs on top of AutoCAD, was shipping at the date of acquisition in a two-dimensional ("2D") version. At the date of acquisition, a three-dimensional ("3D") version was under development. The 3D version is a significant shift in technology, from handling 2D drawings to 3D models, and the resulting complexity increases are significant. Developing 3D Vario involved developing parametric modeling in three dimensions--an area that has significant new development challenges and is far more speculative than 2D parametric modeling. In addition, the 3D Genius Vario product is intended to provide much more Internet functionality than is currently available. The Company estimated that the next release of Genius Vario and Modules projects were approximately 20 percent complete at the date of the acquisition. Estimated costs to be incurred to reach technological feasibility for the Genius Vario and Modules projects as of the date of acquisition were less than $25,000.

Valuation analysis. The value of the acquired in-process technology was computed using a discounted cash flow analysis on the anticipated income stream of the related product sales. The discounted cash flow analysis was based on management's forecast of future revenues, cost of revenues, and operating expenses related to the products and technologies purchased from Genius which represent the process and expertise employed to develop mechanical design application software designed to work in conjunction with Autodesk's mechanical CAD products. Future revenue estimates were generated from the following product families: (i) Genius AutoCAD, (ii) Genius Desktop, (iii) Genius AutoCAD LT, (iv) Genius Vario, and (v) Genius Modules. Aggregate revenue for Genius products was estimated to be less than $20 million for the period from May 4,

1998, to January 31, 1999. Thereafter, revenue was estimated to increase at rates ranging from 25 to 33 percent for fiscal years 2000 through 2004, stabilizing at 20 percent growth for the remainder of the estimation period. Year-to-year revenue growth estimates were developed based on an expanding market for CAD software products and the ability of Autodesk to maintain its position in the market. The growth rates contained in the first five years of the projections are greater than those historically experienced by Autodesk and are largely a result of the expansion of the Genius products into Autodesk's existing worldwide sales channels, particularly in North America and Asia Pacific, which historically have not contributed significant revenues to Genius.

As stated previously, revenues for developed technology were estimated by management for the remainder of fiscal year 1999 through fiscal year 2004. Management's estimates reflect a gradual decline in revenues from developed technologies after considering historical product life cycles and anticipated product release dates. While revenues derived from both developed and in-process technologies are estimated to decline over the next several fiscal years, overall revenues attributable to the Genius products and technologies are anticipated to grow in absolute dollars and as a percentage of aggregate revenue to reflect the growth of future (yet-to-be-developed) technologies.

Management's analysis also considered anticipated product release dates for Autodesk's mechanical CAD products, as well as release dates for the various acquired Genius products and technologies which are interoperable with Autodesk's mechanical CAD products. The overall technology life was estimated to be approximately three to four years for the Genius Desktop, Genius Vario, and Genius Modules products, and approximately five to six years for all other Genius products and technologies purchased by Autodesk.

Operating expenses used in the valuation analysis of Genius included (i) cost of revenues, (ii) general and administrative expense, (iii) marketing and sales expense, and (iv) research and development expense. In developing future expense estimates, it was estimated that the Genius operations would be merged into Autodesk's operating structure. Selected operating expense assumptions were based on an evaluation of Autodesk's overall business model, specific product results, including both historical and expected direct expense levels (as appropriate), and an assessment of general industry metrics.

Cost of revenues, expressed as a percentage of revenue, for the developed and in-process technologies identified in the valuation was estimated to be 11 percent throughout the estimation period.

General and administrative expense, expressed as a percentage of revenue, for the developed and in-process technologies identified in the valuation ranged from 8.5 percent for fiscal year 1999 to 6 percent for fiscal year 2002. Thereafter, general and administrative expenses, expressed as a percentage of revenue for the developed and in-process technologies identified in valuation, were estimated to stabilize at 5 percent of revenue. For the fiscal year ended January 31, 1998, Autodesk's general and administrative expense, excluding depreciation and amortization, was approximately 9 percent.

Marketing and sales expense, expressed as a percentage of revenue, for the developed and in-process technologies identified in the valuation, was estimated to be 25 percent throughout the estimation period, based on the Company's historical experience with similar products.

Research and development ("R&D") expenses consist of the costs associated with activities undertaken to correct errors or keep products updated with current information (also referred to as "maintenance" R&D). Maintenance R&D includes all activities undertaken after a product is available for general release to customers to correct errors or keep the product updated with current information. These activities include routine changes and additions. The maintenance R&D expense was estimated to be 2.5 percent of revenue for the developed and in-process technologies throughout the estimation period.

The effective income tax rate utilized in the analysis of in-process technology was 34 percent for fiscal year 1999 and in the mid-30 percentage range thereafter, which reflects Autodesk's current combined federal and state statutory income tax rate, exclusive of nonrecurring charges and its estimated income tax rate in future years.

The discount rates selected for developed and in-process technology were 15.0 percent and 20.0 percent, respectively. In the selection of the appropriate discount rates, consideration was given to (i) the Company's Weighted Average Cost of Capital ("WACC") (15.0 percent) and (ii) the Company's Weighted Average Return on Assets (15.7 percent) at the date of acquisition. The discount rate utilized for the in-process technology was determined to be higher than Autodesk's WACC due to the fact that the technology had not yet reached technological feasibility as of the date of valuation. In utilizing a discount rate greater than Autodesk's WACC, management has reflected the risk premium associated with achieving the forecasted cash flows associated with these projects.

The fair values of the assets acquired from Genius were allocated between Europe and the rest of the world ("ROW"), which consisted of the United States and Asia Pacific. The allocation of assets among Europe and ROW was based on revenue expected to be generated on Genius products. Based on management's revenue forecast for fiscal years 1998 through 2003, it was determined that 60 percent of Genius products' total sales are expected to be generated in Europe, while the remaining 40 percent of sales are expected to be generated in ROW. Accordingly, the identified intangible assets were allocated 60 percent to Europe and 40 percent to ROW. The results of the allocation of values between Europe- and ROW-based assets are as follows:



----------------------------------------------------------     ---------------------------------
(In thousands)                                                        Geographic allocation

Identified intangible asset                                         Europe              ROW
----------------------------------------------------------     --------------     --------------
Developed technology                                                   $7,620             $5,080
----------------------------------------------------------     --------------     --------------
In-process technology                                                   7,860              5,240
----------------------------------------------------------     --------------     --------------
Trademarks, trade names, and other intangible assets                      660                440
----------------------------------------------------------     --------------     --------------

Comparison to actual results. To date, revenues and operating expenses attributable to in-process technologies associated with the Genius acquisition are consistent with management's projections. Based upon factors currently known, management believes the revenues and operating expenses associated with these in-process technologies will favorably impact Autodesk's consolidated results of operations and financial position. Failure to complete the development of these projects in their entirety, or in a timely manner, could have an adverse impact on Autodesk's operating results, financial condition, and results of operations. Additionally, the value of other intangible assets acquired from Genius may become impaired.


Softdesk

On March 31, 1997, Autodesk issued approximately 2.9 million shares of its common stock for all outstanding shares of Softdesk. Based upon the value of Autodesk stock and options exchanged, the transaction, including transaction costs, was valued at approximately $94 million. In connection with the acquisition, the Company recorded a charge for in-process research and development of $19.2 million, all of which was recorded as a nonrecurring charge in the fiscal quarter ended April 30, 1997.

In-process technologies overview. The nature of the efforts required to develop the acquired in-process technology into commercially viable products principally relates to the completion of all planning, designing, and testing activities that are necessary to establish that the product or service can be produced to meet its design requirements, including functions, features, and technical performance requirements. As of the acquisition date, Softdesk had spent a significant amount of research and development effort related to the reprogramming of all its existing products to a new ARX technology (AutoCAD Runtime Extension) code base. The new ARX technology was expected to provide significant improvement in the orientation of objects in CAD products. As of the acquisition date, Softdesk had completed improvements of ARX technology in various development projects associated within the following technology categories: (i) AutoCAD Architectural/Structural, (ii) AutoCAD Civil, (iii) AutoCAD Imaging, (iv) AutoCAD Maintenance, (v) AutoCAD Productivity, and (vi) AutoCAD Retail.

In accordance with SFAS 86, paragraph 38 ("Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed"), "the cost of software purchased to be integrated with another product or process will be capitalized only if technological feasibility was established for the software component and if all research and development activities for the other components of the product or process were completed at the time of the purchase." Although Autodesk purchased a set of professional products from Softdesk, as described above, these products were built on top of AutoCAD Release 13 and AutoCAD Release 12 software; they did not utilize Autodesk's ObjectARX programming system in any significant way. With this new technology, AutoCAD developers and users could transform ordinary drawing geometry such as lines, arcs, circles, and other entities into "intelligent" custom drawing objects. Commercially shipped Softdesk(R) products, as of the valuation date, were limited to working with the native AutoCAD drafting entities and command set--an environment in which real-world objects were represented by geometric entities that could seldom respond directly to user commands. Higher-level entities that represented building elements could be built as groups or collec-tions of geometric entities, but these collections were very rigid and did not exhibit intelligent behavior.

With the relational database and the ObjectARX API in AutoCAD Release 13 software, objects could "know" their form and function. For example, an ObjectARX-based custom door positioned in a wall will not let itself be placed where it cannot open. In other applications, clicking on a fastener or flange, or a land parcel or topographical feature, can access additional design data in that custom object and trigger operations ranging from a simple on-screen notice to the preparation of a comprehensive spreadsheet. ObjectARX was a significant departure from previous AutoCAD development environments. Programming ObjectARX required a high level of skill in object-oriented programming. Furthermore, development was being done on a new object-oriented development platform which did not have significant prior development built on top.

The first two AEC applications acquired from Softdesk were developed in this new environment. AutoCAD Architectural Desktop(TM) and AutoCAD(R) Land Development Desktop software, both released in the last half of fiscal year 1999, were developed in the ObjectARX environment. The ObjectARX environment provided general mechanisms, but the Softdesk development teams had to adapt these mechanisms specifically for architectural and civil use. A significant amount of effort was undertaken to develop these products in this new environment. The development teams had to draw upon their experience to arrive at object definitions which would function appropriately in their specific markets. In addition, these object definitions had to be general enough that they could be localized to meet the unique needs of the design and construction practices in a variety of international markets. These two products both attempted to move functionality from a "drafting-based" to "model-based" approach. Although some model-based design systems have been attempted in the past, none had been developed on top of a leading design and drafting platform such as AutoCAD. Finally, none had been developed with a tight linkage to the design and drafting functions inherent in a broad platform such as AutoCAD.

Although the functionality of these products is somewhat similar to previous Softdesk products, there was significant technological risk in developing products in a new, unproven development environment. While such development had been conducted within Autodesk--in the mechanical CAD division (for Mechanical Desktop(R) software)--it had not been successfully done by other companies.

With respect to the acquired in-process technologies, as previously discussed, the calculations of value were adjusted to reflect the value creation efforts of Softdesk prior to the close of the acquisition. Following are the estimated completion percentages, estimated technology lives, and projected introduction dates as of the date of the acquisition of Softdesk:

                                                             Percent            Technology             Introduction
Softdesk in-process technologies                            completed              life                    dates
----------------------------------------------------      -------------      --------------      ----------------------
AutoCAD Architectural/Structural modules                           65%             7 years          Sept 1998/June 1997
----------------------------------------------------      -------------      --------------      ----------------------
AutoCAD Civil modules                                              90%             7 years                May/June 1997
----------------------------------------------------      -------------      --------------      ----------------------
AutoCAD Imaging modules                                            75%             5 years                May/June 1997
----------------------------------------------------      -------------      --------------      ----------------------
AutoCAD Maintenance modules                                        65%             7 years                May/June 1997
----------------------------------------------------      -------------      --------------      ----------------------
AutoCAD Productivity modules                                       65%             7 years                May/June 1997
----------------------------------------------------      -------------      --------------      ----------------------
AutoCAD Retail modules                                             70%             7 years                    July 1997
----------------------------------------------------      -------------      --------------      ----------------------

Estimated costs to be incurred to reach technological feasibility as of the date of acquisition for all of the Softdesk in-process technologies totaled approximately $1.8 million, with the AutoCAD Architectural/Structural modules comprising approximately $1.2 million of the total. The remaining in-process projects each had estimated costs to complete of less than $200,000. These in-process projects have been completed.

Valuation analysis. Future revenue estimates were generated from the following product families: (i) AutoCAD Architectural/Structural, (ii) AutoCAD Civil,
(iii) AutoCAD Imaging, (iv) AutoCAD Maintenance, (v) AutoCAD Productivity, and
(vi) AutoCAD Retail. Aggregate revenue for Softdesk products was estimated to be less than $30 million for the 10 months ended January 31, 1998. Revenues, including revenues associated with yet-to-be-developed products utilizing the acquired technologies, as well as most of the in-process projects identified in the valuation analysis, were estimated to increase on an annualized basis by more than 250 percent for fiscal year 1999. Thereafter, revenue was estimated to increase at rates ranging from 11 to 17 percent for fiscal years 2000 through 2002 and to stabilize at 10 percent for the remainder of the estimation period.

Revenue estimates were based on (i) aggregate revenue growth rates for the business as a whole, (ii) individual product revenues, (iii) growth rates for the CAD software market, (iv) the aggregate size of the CAD software market, (v) anticipated product development and introduction schedules, (vi) product sales cycles, and (vii) the estimated life of a product's underlying technology. The estimated product development cycle for the new modules ranged from 6 to 24 months (averaging 12 months).

Operating expenses used in the valuation analysis of Softdesk included (i) cost of goods sold, (ii) general and administrative expense, (iii) marketing and sales expense, and (iv) research and development expense. In developing future expense estimates, it was assumed that the Softdesk operations would be merged into Autodesk's operating structure. Selected operating expense assumptions were based on an evaluation of Autodesk's overall business model, specific product results, including both historical and expected direct expense levels (as appropriate), and an assessment of general industry metrics.

Cost of revenues, expressed as a percentage of revenue, for the developed technology identified in the valuation analysis ranged from approximately 19 percent for fiscal year 1998 to approximately 14 percent for fiscal year 2002. Cost of revenues, expressed as a percentage of revenue, for the in-process technology ranged from approximately 17 percent for fiscal year 1998 to approximately 15 percent for fiscal year 2004.

General and administrative expense, expressed as a percentage of revenue, for the developed technology identified in the valuation analysis ranged from approximately 6 percent for fiscal year 1998 to approximately 7 percent for fiscal year 2002. General and administrative expense, expressed as a percentage of revenue, for the in-process technology ranged from approximately 8 percent for fiscal year 1998 to approximately 7 percent for fiscal year 2002.

Marketing and sales expense, expressed as a percentage of revenue, for the developed technology identified in the valuation ranged from approximately 31 percent for fiscal year 1998 to approximately 28 percent for fiscal year 2002. Marketing and sales expense, expressed as a percentage of revenue, for the in-process technology ranged from approximately 32 percent for fiscal year 1998 to approximately 29 percent for fiscal year 2002.

Research and development expenses consist of the costs associated with activities undertaken to correct errors or keep products updated with current information. The maintenance R&D expense was estimated to be 2.5 percent of revenue for the developed and in-process technologies throughout the estimation period.

The effective income tax rate utilized in the analysis of in-process technology was 36 percent for fiscal year 1998, 34 percent for fiscal year 1999, and in the mid-30 percentage range thereafter, which reflects Autodesk's combined federal and state statutory income tax rate, exclusive of nonrecurring charges at the time of the acquisition and estimated for future years.

The discount rates selected for developed and in-process technology were 15.0 percent and 20.0 percent, respectively. In the selection of the appropriate discount rates, consideration was given to (i) the Company's WACC (14.0 percent) and (ii) the Company's Weighted Average Return on Assets (20.0 percent) at the date of acquisition. The discount rate utilized for the in-process technology was determined to be higher than Autodesk's WACC due to the fact that the technology had not yet reached technological feasibility as of the date of valuation. In utilizing a discount rate greater than Autodesk's WACC, management has reflected the risk premium associated with achieving the forecasted cash flows associated with these projects.

Comparison to actual results. To date, the assumptions used in the projections of revenues from in-process technologies and the estimated costs and completion dates for those technologies were reasonable based on factors known at the acquisition date. Actual revenues from in-process technologies have been less than amounts projected in connection with the analysis of the Softdesk acquisition. This shortfall reflects competitive factors related to price, difficulties in developing robust commercial applications in the new ObjectARX environment, functionality, and performance in the architecture, engineering, and construction software industry, particularly in regard to localized building services applications. Partially offsetting the variance from management's original revenue projections is a favorable variance in spending. Additionally, the value of other intangible assets acquired from Softdesk may become impaired.

Lightscape

In December 1997, the Discreet business unit entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") with Lightscape Technologies, Inc., a Delaware corporation ("Lightscape"). As a result of the Lightscape Merger, the Company acquired, among other products, the Lightscape
(TM) product, a
software application which integrates radiosity and raytracing with physically based lighting, including related know-how and goodwill. The aggregate purchase price for Lightscape includes the assumption of approximately $5,700,000 of net liabilities (of which approximately $3,400,000 was paid at the closing), not including costs associated with the transaction, and up to $6,800,000 in contingent consideration to be paid only if certain revenue objectives are achieved by Lightscape in calendar 1999. The Lightscape Merger has been accounted for as a purchase. A portion of the purchase price and transaction costs was allocated to purchased in-process research and development that had not yet reached technological feasibility and had no alternative use for which the Company incurred a one-time charge against earnings in the amount of $1,646,000 in the quarter ended January 31, 1998 and approximately $5,241,000 was allocated to intangible assets, which include goodwill and acquired technology, and is being amortized on a straight-line basis over their estimated useful lives of three to five years. The terms of the transaction were the result of arms-length negotiations between the representatives of the Company and Lightscape.

In-process technologies overview. The nature of the efforts required to develop the acquired in-process technology into commercially viable products principally relates to the completion of all planning, designing and testing activities that are necessary to establish that the products can be produced to meet their design requirements, including functions, features and technical performance requirements. Generally, if the R&D project and technologies are not completed as planned, they will neither satisfy the technical requirements of a changing market nor be cost effective.

As of the acquisition date, Lightscape Technologies, Inc. ("Lightscape"), had initiated the research and development effort related to the product features and functionality that will reside in a technology and application platform for a next-generation lighting algorithm and software system.

With respect to the acquired in-process technology, the calculations of value were adjusted to reflect the value creation efforts of Lightscape prior to the close of the acquisition. Following are, as of the acquisition date, the estimated completion percentage, estimated technology life and projected introduction date:

                                                    Percent               Technology              Introduction
Lightscape in-process technologies                 completed                 life                    dates
-----------------------------------------    ------------------      ------------------     ----------------------
Next generation Lightscape technology                        25%                5 years                 April 1999
-----------------------------------------    ------------------      ------------------     ----------------------

A brief description of the acquired in-process project is set forth below:

The in-process technology under development at the time of the acquisition included improved performance and progressive refinement control, improved accuracy and iterative design control, and improved ease of use of the Lightscape product.

Using this process, light is transferred from every surface to every other surface (not just from the brightest surfaces), yielding correct local brightness much earlier during the simulation as well as more accurate numerical results. The simulation can be multi-threaded to take advantage of multi-processor computers and distributed processing environments.

The accuracy of the simulation can be refined interactively without having to restart the simulation from scratch. Furthermore, the user can interactively direct the refinement process to regions of interest within the scene or change materials and luminaires and the radiosity engine can immediately compensate for these changes.

The simulation is controlled by fewer parameters than ever possible before making the technology immediately useful to inexperienced users. In addition, advanced model conditioning techniques are used to reduce artifacts due to inconsistent data and non-physical models generated by CAD systems.

Currently, the Company is also developing progressive refinement radiosity technology, integration of radiosity effects into non-physical renderers, and new technology to offer a much higher degree of flexibility and control than the progressive refinement radiosity-based approach. As previously mentioned, these efforts are an attempt to make substantial technological improvements over the lighting software product offerings available today.

Valuation analysis. The value of the acquired in-process technology was computed using a discounted cash flow analysis on the anticipated income stream of the related product sales. The value assigned to purchased in-process technology was determined by estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from the projects and discounting the net cash flows to their present value. The revenue projection used to value the in-process research and development was based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by the Company and its competitors. Future revenue estimates were generated from the next generation Lightscape product family. Aggregate revenue for Lightscape products was estimated to be approximately $5 million for the period from January 1, 1998 to December 31, 1998, increasing to approximately $25 million by 2002 (representing a compound annual growth rate of 35%) and stabilizing at a 5 percent growth rate for the remainder of the estimation period.

The estimated revenues for the in-process technologies assumed compound annual growth rates of 54% in the four years following introduction, assuming the successful completion and market acceptance of the major R&D programs. Revenues for developed technology were estimated for 1998 through 2002, and were expected to decline gradually as new products are expected to enter the marketplace. The estimated revenues for the in-process projects were expected to peak within five years of acquisition and then decline sharply as other new products and technologies are expected to enter the market.

Management's analysis also considered anticipated product release dates for a next-generation version of the Company's Lightscape product scheduled for release in April 1999, as well as release dates for the various acquired products and technologies which are scheduled for release in 2001. The overall technology life was estimated to be approximately five years for both the Company's Lightscape product and the various products and technologies acquired from Lightscape.

The Company anticipated incurring costs of approximately $2.0 million over the 24 months following the acquisition to complete the R & D projects.

Operating expenses used in the valuation analysis of Lightscape included (i) selling, general and administrative expenses and (ii) research and development expenses. Operating expenses were estimated based on historical results and anticipated cost savings. Due to general economies of scale, improved infrastructure, and greater management breadth, estimated operating expense as a percentage of revenues were expected to decrease after the acquisitions.

Cost of sales, expressed as a percentage of revenue, for the developed and in-process technologies identified in the valuation was estimated to be 15 percent for 1998 through 2002.

Selling, general and administrative expenses, expressed as a percentage of revenue for the developed and in- process technologies identified in the valuation, were 70.8 percent in 1998, 55.8 percent in 1999, 53.8 percent in 2000, 44.7 percent in 2001, and 37.0 percent in 2002. Thereafter, selling, general and administrative expenses, expressed as a percentage of revenue for the developed and in-process technologies identified in the valuation were estimated to stabilize at 37.0 percent of revenue.

Research and development ("R&D") expenses consist of the costs associated with activities undertaken to develop new software and to correct errors or to keep products updated with current information. The R&D expense was estimated to be
20.1 percent of revenues in 1998, declining to 10.0% of revenues in 2003.

The effective income tax rate utilized in the analysis of the in-process technology was 35 percent throughout the valuation period. The 35 percent reflects the Discreet business unit's estimated combined federal and state statutory income tax rate, exclusive of nonrecurring charges, and its estimated income tax rate, as provided by management, in future years.

The discount rate selected for developed and in-process technology was 25 and 40 percent, respectively. In the selection of the appropriate discount rate, consideration was given to the Weighted Average Cost of Capital ("WACC"), which was determined, in part, by using the Capital Asset Pricing Model (CAPM) and by reviewing venture capital rates of return. The discount rate utilized for the in-process technology was higher than the Company's WACC due to the risk of realizing cash flows from products that had yet to reach technological feasibility as of the valuation date.

The fair values of the assets acquired from Lightscape were allocated between:
Intellectual property--in-process research and development and developed technology; and other intangible assets--assembled work force and goodwill/other intangibles. The results of the allocation of values between the assets are as follows:


(In thousands)                                                          Fair Market Value
----------------------------------------------------------     ---------------------------------
In-process research and development                                                       $1,646
----------------------------------------------------------     --------------     --------------
Acquired technology                                                                          990
----------------------------------------------------------     --------------     --------------
Assembled work force                                                                         100
----------------------------------------------------------     --------------     --------------
Goodwill and other intangible assets                                                       4,151
----------------------------------------------------------     --------------     --------------

Comparison to Actual Results. The Company believed that the foregoing assumptions used in the Lightscape's in-process R&D analysis were reasonable at the time of the acquisition. The underlying assumptions used to estimate expected project sales, development costs or profitability, or the events associated with such projects, however, may not transpire as estimated. Actual results have been lower than forecasts with respect to acquired in-process revenues. This has been primarily due to the following factors: (1) unanticipated delays in the integration of the Lightscape product into the Company's corporate branding initiatives, resulting in a longer than anticipated period of reduced marketing effort; (2) slow progress in the development of a distribution channel; (3) delays in integrating retained Lightscape personnel into the Company's research and development and sales and marketing groups; and
(4) unforeseen difficulties in the development of an application program interface which would enable the Company to derive substantial OEM revenues from this product. Due to missed market opportunities, the Company anticipates greater uncertainty, regarding future revenue levels, than originally forecasted. The Company does not account for operating expenses by product line. Therefore, the Company has not determined the actual expenses associated with this product. However, the Company believes that expenses incurred to date associated with the development and integration of the in-process R&D projects are approximately consistent with the Company's previous estimates.

The Company has completed many of the original R&D projects in accordance with the plans outlined above. The Company continues to work toward the completion of other projects. The majority of the projects are on schedule, but delays have occurred due to changes in technological and market requirements for digital video systems. Further, factors such as the inherent complexity and breadth of the projects have delayed the development process as well. The risks associated with these efforts are still considered high and no assurance can be made that Lightscape's upcoming products will meet with market acceptance. Delays in the introduction of certain products may have adversely affected The Company's revenues and earnings in prior quarters. Further delays may have a similar impact on financial results going forward.

D-Vision

On July 15, 1997, the Discreet business unit acquired all of the outstanding shares of capital stock of D-Vision pursuant to a Stock Purchase Agreement dated as of July 10, 1997, among the Company, D-Vision, the former stockholders of D-Vision and certain other individuals. As a result of the D-Vision acquisition, the Company acquired the D-Vision OnLINE and PRO software products for non-linear video and digital media editing solutions including related know-how and goodwill. The purchase price was paid in a combination of 183,000 newly issued Common Shares and approximately $10,750,000 in cash. In addition, approximately $4,000,000 of the cash consideration is being held in escrow until September 30, 1999, subject to (i) earlier release from escrow of up to $1,900,000 on September 30, 1998, pending satisfactory resolution of a dispute regarding an indemnification claim against such escrow, and (ii) the resolution of any indemnification claims made by the Company pursuant to the Stock Purchase Agreement. The D-Vision acquisition was accounted for as a purchase. The cash used by the Company to fund the acquisition was derived primarily from cash flow from operations. A portion of the purchase price, net liabilities of D-Vision and transaction costs was allocated to purchased in-process research and development that had not yet reached technological feasibility and had no alternative use for which the Company incurred a one-time charge against earnings in the amount of $5,269,000 in the quarter ending July 31, 1997. The terms of the transaction and the consideration received by the D-Vision stockholders were the result of arms-length negotiations between the representatives of the Company and D-Vision. D-Vision develops Microsoft Windows NT-based non-linear, digital editing solutions.

In-process technologies overview. The nature of the efforts required to develop the acquired in-process technology into commercially viable products principally relates to the completion of all planning, designing and testing activities that are necessary to establish that the products can be produced to meet their design requirements, including functions, features and technical performance requirements. Generally, if the R&D projects and technologies are not completed as planned, they will neither satisfy the technical requirements of a changing market nor be cost effective.

As of the acquisition date, D-Vision Systems, Inc. ("D-Vision"), had initiated research and development efforts related to the product features and functionality that will reside in the advancement of its WindowsNT with other operating systems to develop an advanced, cross-platform editing/effects product capable of performing complete video editing functions for a broad array of customers.

With respect to the acquired in-process technology, the calculations of value were adjusted to reflect the value creation efforts of D-Vision prior to the close of the acquisition. Following are, as of the acquisition date, the estimated completion percentage, estimated technology life and projected introduction date:

--------------------------------------------     ------------------      ------------------     ----------------------
                                                        Percent               Technology              Introduction
D-Vision In-Process Technology                         completed                 life                    dates
--------------------------------------------     ------------------      ------------------     ----------------------
Next generation D-Vision technology                              26%           4 to 5 years                 April 1999
--------------------------------------------     ------------------      ------------------     ----------------------

A brief description of the acquired in-process project is set forth below:

The substantial technological improvements under development at the time of the acquisition included the introduction of advanced user interface concepts and structures to the combined product that support both the editing and effects paradigms and building advanced product features. Examples of the advanced product features being built included: remote editing capabilities with live interaction between remote users; a text or script-based interface designed to allow the user to customize the application by typing common statements or words; and text command interpretation that will read film or program scripts and provide computer-generated "virtual" clips allowing users to visualize a scene even before the first field shot begins.

The Company anticipated incurring costs of approximately $2.6 million over the 24 months following the acquisition to complete the R & D projects.

Valuation analysis. The value of the acquired in-process technology was computed using a discounted cash flow analysis on the anticipated income stream of the related product sales. The value assigned to purchased in-process technology was determined by estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from the projects and discounting the net cash flows to their present value. The revenue projection used to value the in-process research and development was based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by the Company and its competitors. Future revenue estimates were generated from the next generation D-Vision product family. Aggregate revenue for D-Vision products was estimated to be approximately $11 million for the period from January 1, 1997 to December 31, 1997, increasing to approximately $48 million by 2002 (representing a compound annual growth rate of 21%) and stabilizing at a 5 percent growth rate in 2002 and for the remainder of the estimation period.

The estimated revenues for the in-process technologies assumed compound annual growth rates of 45% in the four years following introduction, assuming the successful completion and market acceptance of the major R&D programs. The estimated revenues for the in-process projects were expected to peak within five years of acquisition and then decline sharply as other new products and technologies are expected to enter the market. Revenues for developed technology were estimated for 1997 through 2002, and were expected to decline gradually as new products are expected to enter the marketplace.

Management's analysis also considered anticipated product release dates for a next-generation version of the Company's D-Vision product scheduled for release in April 1999, as well as the release date for a significantly enhanced version of D-Vision's existing product originally scheduled for release in April 1999. The overall technology life was estimated to be approximately five years for both the Company's next generation D-Vision product and the significantly enhanced version of its D-Vision's existing product.

Operating expenses used in the valuation analysis of D-Vision included (i) cost of sales, (ii) selling, general and administrative expenses, and (iii) research and development expenses. Operating expenses were estimated based on historical results and anticipated cost savings. Due to general economies of scale, improved infrastructure, and greater management breadth, estimated operating expense as a percentage of revenues were expected to decrease after the acquisitions.

Cost of sales, expressed as a percentage of revenue, for the developed and in-process technologies identified in the valuation was estimated to range from 10 to 45.2 percent for 1997 through 2002. The cost of sales was forecast by management for 1997 and 1998. Cost of sales as a percentage of revenue were stabilized for 2003 based on fiscal 2002 data.

Selling, general and administrative expenses, expressed as a percentage of revenue for the developed and in-process technologies identified in the valuation, ranged from 52.2 percent in 1997 to 30.0 percent in 2002. Selling, general and administrative expenses were forecast by management for 1997 through 2002. Thereafter, selling, general and administrative expenses, expressed as a percentage of revenue, were estimated to stabilize at 25.0 percent of revenue. Long-term margins were expected to decline due to increased competitive pressures within the maturing industry.

Research and development ("R&D") expenses consist of the costs associated with activities undertaken to develop new software and to correct errors or to keep products updated with current information. The R&D expense was estimated to be
6.5 percent of revenues throughout the forecast period.

The effective income tax rate utilized in the analysis of the in-process technology was 32 percent throughout the valuation period. The 32 percent reflects the Discreet business unit's estimated combined federal and state statutory income tax rate, exclusive of nonrecurring charges, and its estimated income tax rate, as provided by management, in future years.

The discount rate selected for developed and in-process technology was 20 and 25 percent, respectively. In the selection of the appropriate discount rate, consideration was given to the Weighted Average Cost of Capital ("WACC"), which was determined, in part, by using the Capital Asset Pricing Model (CAPM). The discount rate utilized for the in-process technology was higher than the Company's WACC due to the risk of realizing cash flows from products that had yet to reach technological feasibility.

The fair values of the assets acquired from D-Vision were allocated between:
Intellectual property--in-process research and development and developed technology; and other intangible assets--assembled work force and goodwill/other intangibles. The results of the allocation of values between the assets are as follows:


(In thousands)                                                          Fair Market Value
----------------------------------------------------------     ---------------------------------
In-process research and development                                                      $ 5,269
----------------------------------------------------------     --------------     --------------
Developed technology                                                                       3,100
----------------------------------------------------------     --------------     --------------
Assembled work force                                                                         200
----------------------------------------------------------     --------------     --------------
Goodwill and other intangible assets                                                      16,448
----------------------------------------------------------     --------------     --------------

Comparison to Actual Results. The Company believed that the foregoing assumptions used in the D-Vision in-process R&D analysis were reasonable at the time of the acquisition. No assurance can be given, however, that the underlying assumptions used to estimate expected project sales, development costs or profitability, or the events associated with such projects, will transpire as estimated. Actual results to date have been lower than forecasts with respect to acquired in- process revenues. This has been primarily due to the following factors: (1) unanticipated delays in the integration of the D-Vision product into the Company's corporate branding initiatives, resulting in a longer than anticipated period of reduced marketing effort; (2) slow progress in resolving disputes with D-Vision's existing resellers and the development of a distribution channel; (3) following the acquisition, the Company generated revenues solely from the sale of D-Vision software and not from the sale of software/hardware bundles (including D-Vision software and Truevision graphics boards) as originally forecasted; (4) following the acquisition, Truevision discontinued selling D-Vision software, however, the forecasts were prepared using the assumption that these sales would continue; (5) delays in the realization of synergies from fully integrated products based on the D-Vision technology due to delays in the completion and integration of this technology. Due to missed market opportunities, the Company anticipates greater uncertainty, regarding future revenue levels, than originally forecasted. The Company does not account for operating expenses by product line. Therefore, the Company has not determined the actual expenses associated with this product. However, the Company believes that expenses incurred to date associated with the development and integration of the in-process R&D projects are approximately consistent with the Company's previous estimates.

The Company has completed many of the original R&D projects in accordance with the plans outlined above. The Company continues to work toward the completion of other projects. The majority of the projects are on schedule, but delays have occurred due to changes in technological and market requirements for digital video systems. Further, factors such as the inherent complexity and breadth of the projects have delayed the development process as well. The risks associated with these efforts are still considered high and no assurance can be made that D-Vision's upcoming products will meet with market acceptance. Delays in the introduction of certain products may have adversely affected the Company's revenues and earnings in prior quarters. Further delays may have a similar impact on financial results going forward.

Denim

On June 12, 1997, the Discreet business unit acquired substantially all of the assets and assumed certain liabilities of Denim Software L.L.C., a Delaware limited liability company ("Denim"), pursuant to the terms of an Asset Purchase Agreement. The purchased assets consist primarily of Denim software products, including ILLUMINAIRE Paint, ILLUMINAIRE Composition and ILLUMINAIRE Studio and related know-how and goodwill.

The nature of the efforts required to develop the acquired in-process technology into commercially viable products principally relates to the completion of all planning, designing and testing activities that are necessary to establish that the products can be produced to meet their design requirements, including functions, features and technical performance requirements. Generally, if the R&D project and technologies are not completed as planned, they will neither satisfy the technical requirements of a changing market nor be cost effective.

As of the acquisition date, Denim Software LLC ("Denim"), had initiated research and development efforts related to the product features and functionality that would reside in the advancement of its WindowsNT technology with other operating systems to develop a revolutionary, cross-platform editing/effects product capable of performing complete video special effects functions for a broad array of customers. This next-generation product is designed to deliver technology across all major platforms for digital video systems and will enable the Company to provide a range of solutions designed to meet the needs of all digital artists.

With respect to the acquired in-process technology, the calculations of value were adjusted to reflect the value creation efforts of Denim prior to the close of the acquisition. Following are, as of the acquisition date, the estimated completion percentage, estimated technology life and projected introduction date:

-------------------------------------------------------------------     ---------------      ---------------     ----------------
                                                                            Percent            Technology          Introduction
Denim In-Process Technology                                                completed              life                dates
-------------------------------------------------------------------     ---------------      ---------------     ----------------
Next generation Denim technology                                                     24%       4 to 5 years         April 1999
-------------------------------------------------------------------     ---------------      ---------------     ----------------

A brief description of the acquired in-process project is set forth below:

The substantial technological improvements under development at the time of the acquisition included providing new advanced editing capabilities and developing productivity tools, such as machine control, media management and video card support. This will involve reconstructing the internal architecture of the existing products to achieve complete compatibility, as well as developing new technology for adding the desired editing and productivity functions.

At the time of the acquisition, Denim had initiated development of new technologies aimed at offering new products that could gain market share in the nascent digital video systems market by extending the Company's product line and targeting new markets. Development plans center on developing a stand-alone effect/editing product, migrating products to more advanced platforms, and creating new features.

The Company anticipated incurring costs of approximately $1.0 million over the 24 months following the acquisition to complete the R & D projects.

Valuation analysis. The value of the acquired in-process technology was computed using a discounted cash flow analysis on the anticipated income stream of the related product sales. The value assigned to purchased in-process technology was determined by estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from the projects and discounting the net cash flows to their present value. The revenue projection used to value the in-process research and development was based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by the Company and its competitors. Future revenue estimates were generated from the next-generation Denim product family. Aggregate revenue for Denim products was estimated to be approximately $400,000 for the period from July 1, 1996 to June 30, 1997 increasing to approximately $17 million by 2002 (representing a compound annual rate of 46 percent) and stabilizing at a 5 percent growth rate in 2003 and for the remainder of the estimation period. Year-to-year revenue growth estimates were developed based on management's forecasts for 1997 through 2002.

Beyond 2002, the estimated revenues for the in-process technologies were assumed to normalize at a stable growth rate. Revenues for developed technology were estimated for 1997 through 2002, and were expected to decline gradually as new products are expected to enter the marketplace.

Management's analysis also considered anticipated product release dates for a next-generation version of the Company's Denim product scheduled for release in April of 1999, as well as the release date for a significantly enhanced version of Denim's existing product scheduled for release in April of 1998. The overall technology life was estimated to be approximately four to five years for both the Company's next generation Denim product and the significantly enhanced version of its Denim's existing product.

Operating expenses used in the valuation analysis of Denim included (i) cost of sales, (ii) selling, general and administrative expenses, and (iii) research and development expenses. Operating expenses were estimated based on historical results and anticipated cost savings. Due to general economies of scale, improved infrastructure, and greater management breadth, estimated operating expense as a percentage of revenues were expected to decrease after the acquisitions.

Cost of sales, expressed as a percentage of revenue, for the developed and in-process technologies identified in the valuation was estimated to range from 8.6 to 13.2 percent for fiscal 1997 through 2002. The cost of sales was forecast by management for fiscal 1998 to 2002. Cost of sales as a percentage of revenue were stabilized for 2003 based on fiscal 2002 data.

Selling, general and administrative expenses, expressed as a percentage of revenue for the developed and in-process technologies identified in the valuation, ranged from 137.5 percent in fiscal 1997 to 19.4 percent in fiscal 2002. Selling, general and administrative expenses were forecast by management for fiscal 1998 to 2002. Thereafter, selling, general and administrative expenses, expressed as a percentage of revenue were estimated to stabilize at 25.0 percent of revenue. Long-term margins were expected to decline due to increased competitive pressures within the maturing industry.

Research and development ("R&D") expenses consist of the costs associated with activities undertaken to develop new software and to correct errors or to keep products updated with current information. The R&D expense was estimated to be
14.4 percent of revenues in fiscal 1998, declining to 6.5 percent of revenues by 2002.

The effective income tax rate utilized in the analysis of the in-process technology was 32 percent throughout the valuation period. The 32 percent reflects the Discreet business unit's estimated combined federal and state statutory income tax rate, exclusive of nonrecurring charges, and its estimated income tax rate, as provided by management, in future years.

The discount rate selected for developed and in-process technology was 20 and 25 percent, respectively. In the selection of the appropriate discount rate, consideration was given to the Weighted Average Cost of Capital ("WACC"), which was determined, in part, by using the Capital Asset Pricing Model (CAPM). The discount rate utilized for the in-process technology was higher than The Company's WACC due to the risk of realizing cash flows from products that had yet to reach technological feasibility.

The fair values of the assets acquired from Denim were allocated between:
Intellectual property--in-process research and development and developed technology; and other intangible assets--assembled work force and goodwill/other intangibles. The results of the allocation of values between the assets are as follows:

----------------------------------------------------------     ---------------------------------
(In thousands)                                                          Fair Market Value
----------------------------------------------------------     --------------     --------------
In-process research and development                                                       $2,263
----------------------------------------------------------     --------------     --------------
Acquired technology                                                                        1,464
----------------------------------------------------------     --------------     --------------
Assembled work force                                                                         100
----------------------------------------------------------     --------------     --------------
Goodwill and other intangible assets                                                       7,752
----------------------------------------------------------     --------------     --------------

Comparison to Actual Results. The Company believed that the foregoing assumptions used in the Denim in-process R&D analysis were reasonable at the time of the acquisition. No assurance can be given, however, that the underlying assumptions used to estimate expected project sales, development costs or profitability, or the events associated with such projects, will transpire as estimated. The Company currently believes that actual results have been lower than forecasts with respect to acquired in-process revenues. This has been primarily due to the following factors: (1) unanticipated delays in the integration of the Denim product into the Company's corporate branding initiatives, resulting in a longer than anticipated period of reduced marketing effort; (2) slow progress in the development of a distribution channel; and (3) delays in the realization of synergies from fully integrated products based on the Denim technology due to delays in the integration of this technology. Due to missed market opportunities, the Company anticipates greater uncertainty, regarding future revenue levels, than originally forecasted. The Company does not account for operating expenses by product line. Therefore, the Company has not determined the actual expenses associated with this product. However, the Company believes that expenses incurred to date associated with the development and integration of the in-process R&D projects are approximately consistent with the Company's previous estimates.

The Company has completed many of the original R&D projects in accordance with the plans outlined above. The Company continues to work toward the completion of other projects. The majority of the projects are on schedule, but delays have occurred due to changes in technological and market requirements for digital video systems. Further, factors such as the inherent complexity and breadth of the projects have delayed the development process as well. The risks associated with these efforts are still considered high and no assurance can be made that Denim's upcoming products will meet with market acceptance. Delays in the introduction of certain products may have adversely affected the Company's revenues and earnings in prior quarters. Further delays may have a similar impact on financial results going forward.

Other nonrecurring charges--fiscal year 1999

During the second quarter of fiscal year 1999, Autodesk recorded charges of approximately $8.9 million relating primarily to restructuring charges associated with the consolidation of certain development centers ($1.5 million); the write-off of purchased technologies associated with these operations ($2.2 million); staff reductions in Asia Pacific in response to current economic conditions in the region ($1.7 million); costs in relation to potential legal settlements ($2.5 million); and the write-down to fair market value of older computer equipment that the Company planned to dispose of ($1.0 million). These charges reduced income after tax by approximately $5.9 million ($0.12 per share on a diluted basis).

During the quarter ended April 30, 1996, the Company recorded a write-down of its investment in the preferred shares of Essential Communications Corporation ("Essential"), in the amount of $2.5 million to reflect the uncertainty regarding the realizability of this investment. The Company made the investment in Essential in anticipation of realizing benefits from the networking technology that Essential was developing. When it became doubtful that Essential would be able to realize its development efforts, due to financial constraints, and that the technological benefits may not be achieved on time to meet market demand, the investment was written down to reflect the other than temporary impairment in its value.

In May 1998, Essential was sold. As a result of this sale, the Company received proceeds of $2.5 million in exchange for its preferred shares. Upon receipt of the proceeds, the Company realized a gain of approximately $2.5 million.

In June 1998, the Company announced a mutual termination of its Arrangement Agreement entered into on March 9, 1998 with MGI Software Corp. ("MGI"). Both the Company and MGI determined that, in light of current conditions which could result in significant delays in the realization of previously discussed anticipated benefits and synergies of the merger, it was in the best interests of both companies to terminate the agreement and remain independent companies. The Company incurred approximately $1.7 million of costs, expensed in the fiscal year ended January 31, 1999, related to this terminated agreement.

During the fiscal year ended January 31, 1999, the Company reversed approximately $2.3 million of excess restructuring reserves, related primarily to the estimated cost of terminating leases and accrued an additional $.8 million for the closure of its U.K. research and development facility (see Note 12.)

During fiscal year 1998, the Company's Discreet business unit recorded a provision of $6.5 million to accrue additional estimated settlement costs to be borne by the Company's Discreet busines unit.

Other nonrecurring charges--fiscal year 1998

In the first quarter of fiscal year 1998, the Company acquired certain assets of and licensed technology from 3D/Eye for $5.8 million. Of the total cost, $3.0 million represented the value of in-process research and development that had not yet reached technological feasibility and had no alternative future use and was charged to operations.

During Fiscal year 1998, the Company's Discreet business unit recorded a provision of $6.5 million to accrue additional estimated settlement costs to be borne by the Company's Discreet business unit.

Other nonrecurring charges--fiscal year 1997

During fiscal year 1997, the Company acquired certain businesses for an aggregate of $9.9 million. Included in these acquisitions were the purchases of assets from Creative Imaging Technologies, Inc. ("CIT"), CadZooks, Inc., and Argus Technologies, Inc. ("Argus"), as well as the outstanding stock of Teleos Research ("Teleos"). Approximately $3.2 million of the Teleos purchase price and $1.5 million of the Argus purchase price represented the value of in-process research and development and were charged to operations during fiscal year 1997.

In the fiscal year ended January 31, 1997, the Company's Discreet business unit had provided a $2.5 litigation reserve for legal costs associated with defending the class action lawsuits (see Note 4).

Interest and other income

Interest income was $16.1 million, $10.9 million, and $10.0 million in fiscal years 1999, 1998, and 1997, respectively. The increase in fiscal year 1999 interest income over fiscal year 1998 and 1997 interest income was largely due to an increase in average cash, cash equivalents, and marketable securities balances. Interest and other income in fiscal years 1999, 1998, and 1997 was net of interest expense of $0.5 million, $0.3 million, and $1.9 million, respectively.

The Company has a hedging program to minimize foreign exchange gains or losses, where possible, from recorded foreign-denominated assets and liabilities. This program involves the use of forward foreign exchange contracts in the primary European and Asian currencies. The Company does not hedge anticipated foreign-denominated revenues and expenses not yet incurred. Losses resulting from foreign currency transactions primarily in Europe and Asia Pacific, which are included in interest and other income, were $0.4 million, $0.1 million, and $0.2 million in fiscal years 1999, 1998, and 1997, respectively.

Provision for income taxes

Autodesk's effective income tax rate, excluding the impact of nonrecurring charges, was 36.6 percent in fiscal year 1999 compared to 38.3 percent and 36.5 percent in fiscal years 1998 and 1997, respectively. The decrease in the effective income tax rate in fiscal year 1999 compared to fiscal year 1998 was due to incremental tax benefits associated with the Company's foreign earnings which are taxed at rates different from the U.S. statutory rate, and a reduction in the relative impact of amortization of certain intangible assets, partially offset by a reduction of the benefit from utilization of net operating losses. The increase in the tax rate between fiscal years 1998 and 1997 was due to the amortization of certain intangible assets not deductible for tax purposes and foreign earnings, which are taxed at rates different from the U.S. statutory rate partially offset by an increase of the benefit from utilization of net operating losses. See Note 3 to the consolidated financial statements for an analysis of the differences between the U.S. statutory and effective income tax rates.

The Company's United States income tax returns for fiscal years ended January 31, 1992 through 1996 are under examination by the Internal Revenue Service. On August 27, 1997, the Internal Revenue Service issued a Notice of Deficiency proposing increases to the amount of the Company's United States income taxes for fiscal years 1992 and 1993. On November 25, 1997, the Company filed a petition with the United States Tax Court to contest these alleged tax deficiencies. The resolution of these alleged tax deficiencies and any adjustments that may ultimately result from these examinations are not expected to have a material adverse impact on the Company's consolidated results of operations or its financial position.


Recently issued accounting standards

In December 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-9 ("SOP 98-9"), which amends certain provisions of SOP 97-2 "Software Revenue Recognition" and extends the deferral of the application of certain passages of SOP 97-2 provided by SOP 98-4 until the beginning of Autodesk's fiscal year 2001. Autodesk does not expect the adoption of this standard to have a material effect on its consolidated operating results or financial position.

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). The statement requires companies to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. SFAS 133 is effective as of the beginning of Autodesk's fiscal year 2002. Autodesk is currently evaluating the impact of SFAS 133 on its financial statements and related disclosures.

In the first quarter of fiscal year 1999, the Company adopted the provisions of the AICPA's SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires companies to capitalize qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. The adoption of this standard did not have a material effect on the Company's consolidated operating results or financial position in fiscal year 1999.

Restatement

As described in Note 10, Autodesk's acquisition of Softdesk, Inc. ("Softdesk"), and Denim Software LLC ("Denim"), D-Vision Systems, Inc. ("D-Vision"), and Lightscape Technologies, Inc. ("Lightscape") were accounted for as a business combinations using the purchase method of accounting. In accordance with Accounting Principles Board Opinion No. 16, "Accounting for Business Combinations," the cost of the acquisitions were allocated to the assets acquired and the liabilities assumed (including in-process research and development) based on their estimated fair values using valuation methods believed to be appropriate at the time. The amounts allocated to in-process research and development of $91.7 million were expensed in the period in which the acquisitions were consummated in accordance with FASB Interpretation No. 4, "Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method." Subsequent to the Securities and Exchange Commission's letter to the AICPA dated September 9, 1998, regarding its views on in-process research and development ("IPR&D"), Autodesk has reevaluated its IPR&D charges on the acquisitions, revised the purchase price allocations, and restated the financial statements. As a result, Autodesk made adjustments to decrease the amounts previously expensed as IPR&D and increase the amounts capitalized as goodwill and other intangibles relating to the acquisitions by $63.3 million.

The effect of these adjustments on previously reported consolidated financial statements as of and for the years ended January 31, 1998 and 1997 are as follows:


-----------------------------------------------------------------------------    ------------------    ------------------
(In thousands, except per share data)                                1998                                      1997

                                                As reported       As restated        As reported           As restated
-----------------------------------------------------------------------------    ------------------    ------------------
Nonrecurring charges                              $ 82,595           $ 26,810              $ 21,038              $ 13,501
-----------------------------------------------------------------------------    ------------------    ------------------
General and administrative                          91,364            105,207                80,676                80,781
-----------------------------------------------------------------------------    ------------------    ------------------
Cost of revenues                                   132,891            133,371               111,788               111,788
-----------------------------------------------------------------------------    ------------------    ------------------
Income from operations                              52,424             93,886                57,864                65,296
-----------------------------------------------------------------------------    ------------------    ------------------
Net income                                          14,753             56,215                34,815                42,247
-----------------------------------------------------------------------------    ------------------    ------------------
Basic net income per share                        $   0.26           $   1.00              $   0.64              $   0.77
-----------------------------------------------------------------------------    ------------------    ------------------
Diluted net income per share                          0.25               0.94                  0.61                  0.74
-----------------------------------------------------------------------------    ------------------    ------------------
Purchased technologies and capitalized
 software, net                                      36,595             38,415                18,261                18,261
-----------------------------------------------------------------------------    ------------------    ------------------
Goodwill, net                                       17,897             64,971                 6,785                14,217
-----------------------------------------------------------------------------    ------------------    ------------------
Retained earnings (deficit)                        (23,356)            25,539                63,733                71,165
-----------------------------------------------------------------------------    ------------------    ------------------

Liquidity and Capital Resources

Cash, cash equivalents, and marketable securities, which consist primarily of high-quality municipal bonds, tax-advantaged money market instruments, and U.S. Treasury bills, totaled $428.0 million at January 31, 1999, compared to $347.8 million at January 31, 1998. The $80.2 million increase in cash, cash equivalents, and marketable securities was due primarily to cash generated from operations ($175.1 million) and cash proceeds from the issuance of shares through employee stock option and stock purchase programs ($106.4 million). This increase was partially offset by cash used to acquire complementary technologies and businesses ($69.3 million), to repurchase shares of the Company's common stock ($48.9 million), to purchase computer equipment, furniture, and leasehold improvements ($38.0 million), and to pay dividends on the Company's common stock ($11.7 million).

During fiscal years 1999, 1998, and 1997, the Company repurchased and retired a total of 600,000, 2,332,500, and 1,659,500 shares of its common stock at average repurchase prices of $42.56, $38.39, and $32.44, respectively, pursuant to an ongoing and systematic repurchase plan ("Systematic Plan") approved by the Company's Board of Directors to reduce the dilutive effect of common shares to be issued under the Company's employee stock plans. In December 1997, the Board of Directors authorized the purchase of an additional 4 million shares under the Systematic Plan.

In August 1996, Autodesk announced another stock repurchase program for the purchase of up to 5 million shares of common stock in open market transactions as market and business conditions warranted--the "Supplemental Plan." In December 1997, the Board of Directors authorized the purchase of an additional 5 million shares under the Supplemental Plan. The Company could utilize equity options as part of the Supplemental Plan.

In connection with the Supplemental Plan, the Company sold put warrants to an independent third party in September 1996 and purchased call options from the same independent third party. The premiums received with respect to the equity options equaled the premiums paid. Consequently, there was no exchange of cash. The Company exercised the call options, repurchasing 2,000,000 shares of its common stock during the third quarter of fiscal year 1998 for $51 million. The put warrants expired unexercised in September 1997 and were reclassified from put warrants to stockholders' equity during the third quarter of fiscal year 1998. For additional information, see Note 8 to the consolidated financial statements. During fiscal years 1999, 1998, and 1997, the Company repurchased and retired a total of 545,000, 1,000,000, and 557,500 shares of its common stock at average repurchase prices of $42.81, $34.37, and $24.09, respectively, subject to the Supplemental Plan.

In December 1997, the Company sold put warrants to an independent third party that entitled the holder of the warrants to sell 1.5 million shares of common stock to the Company at $38.12 per share. Additionally, the Company purchased call options from the same independent third party that entitled the Company to buy 1 million shares at $39.88 per share. The premiums received with respect to the equity options totaled $4.5 million and equaled the premiums paid. Consequently, there was no exchange of cash. The outstanding put warrants at January 31, 1998 permitted a net share settlement at the Company's option. In March 1998, the Company exercised the call option, electing the net share settlement option and retired approximately 97,000 shares of its common stock. The put warrants expired unexercised.

In connection with the acquisition of Discreet Logic Inc., in August 1998, the Autodesk Board of Directors rescinded its authorization of the Systematic Plan and the Supplemental Plan, both of which have been terminated.

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

The Company has a revolving demand line of credit with its bank, under which it may borrow up to Cdn$7,000,000 (approximately $4,569,000 at January 31, 1999). Advances under the line accrue interest monthly at the Canadian prime rate (6.75% at January 31, 1999) plus 0.25%. Additionally, the agreement provides for a Cdn$600,000 (approximately $392,000 at January 31, 1999) demand leasing facility, and a Cdn$600,000 (approximately $392,000 at January 31, 1999) demand research and development tax credit facility. Advances under these facilities accrue interest monthly at the Canadian prime rate (6.75% at January 31, 1999) plus 1%. The line and facilities are secured by essentially all of the Company's Discreet business unit's North American assets. As additional security, the Company assigned to the bank its insurance on these assets. The Company is required to maintain certain financial ratios, including minimum levels of working capital, debt service coverage and equity to assets ratios. As of January 31, 1999, there were no amounts outstanding under the demand leasing and demand research and development tax credit facilities, however, the amount available to the Company under the line of credit was reduced by the letter of guarantee discussed below.

During the fiscal year ended January 31, 1999, the Company's Japanese subsidiary entered into a line of credit agreement with its bank. Under this agreement, the subsidiary can borrow up to $3,000,000. Advances under this line accrue interest at the prevailing overnight rate (approximately 2.1% at January 31, 1999) and are secured by a letter of guarantee, in the amount of $3,000,000, issued by the Company in favor of the subsidiary's bank. As of January 31, 1999, the subsidiary had borrowed (Yen)300,372,000 (approximately $2,643,000 at January 31, 1999).

In March 1998, Discreet issued 213,000 Common Shares under a private placement sale to Intel Corporation for proceeds of approximately $13,527,000, net of issuance costs. During the fiscal year ended January 31, 1999, the Company concluded a financing arrangement related to the Lightscape Acquisition with the Societe de Developpement Industriel du Quebec, an agency of the Quebec provincial government. This agreement provides for an interest free (until July
2004) loan in the amount of Cdn $2,800,000 (approximately $1,828,000 at January 31, 1999). The funds were received in July 1998 and are repayable in four annual installments of Cdn $600,000 (approximately $392,000 at January 31, 1999) commencing in July 2004, and a final installment of Cdn $400,000 (approximately $261,000 at January 31, 1999) in July 2008. The loan is subject to standard covenants for these arrangements, including covenants that may require early repayment of the loan.

The Company has an unsecured $40 million bank line of credit, of which $20 million is guaranteed, that may be used from time to time to facilitate short-term cash flow. At January 31, 1999, there were no borrowings outstanding under this credit agreement, which expires in January 2000.

The Company's principal commitments at January 31, 1999, consisted of obligations under operating leases for facilities. For additional information, see Note 5 to the consolidated financial statements. The Company anticipates making tax payments in connection with its federal tax audits in fiscal year 2000, none of which are expected to have a material adverse impact on the Company's consolidated results of operations or financial position. Autodesk believes that its existing cash, cash equivalents, marketable securities, available line of credit, and cash generated from operations will be sufficient to satisfy its currently anticipated cash requirements for fiscal year 2000.

Longer-term cash requirements, other than normal operating expenses, are anticipated for development of new software products and enhancement of existing products; financing anticipated growth; dividend payments; and the acquisition of businesses, software products, or technologies complementary to the Company's business. The Company believes that its existing cash, cash equivalents, marketable securities, available line of credit, and cash generated from operations will be sufficient to satisfy its currently anticipated longer-term cash requirements.

Certain Risk Factors Which May Impact Future Operating Results

Autodesk operates in a rapidly changing environment that involves a number of risks, some of which are beyond its control. The following discussion highlights some of these risks and the possible impact of these factors on future results of operations.

Competition

The software industry has limited barriers to entry, and the availability of desktop computers with continually expanding capabilities at progressively lower prices contributes to the ease of market entry. Because of these and other factors, competitive conditions in the industry are likely to intensify in the future. Increased competition could result in price reductions, reduced revenues and profit margins, and loss of market share, any of which could adversely affect Autodesk's business, consolidated results of operations, and financial condition. The design software market in particular is characterized by vigorous competition in each of the vertical markets in which Autodesk and its individual market groups compete, both by entry of competitors with in-

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novative technologies and by consolidation of companies with complementary products and technologies.

The Architecture, Engineering, and Construction family of products competes directly with software offered by companies such as Bentley Systems, Inc. ("Bentley"); Computervision Corporation (a subsidiary of Parametric Technology Corporation) ("Computervision"); CADAM Systems Company, Inc.; Diehl Graphsoft, Inc.; Eagle Point Software; International Microcomputer Software, Inc. ("IMSI"); Intergraph Corporation; Nemetschek Systems, Inc.; and Visio Corporation ("Visio"). Autodesk's MCAD products compete with products offered by Bentley; Visionary Design Systems; Hewlett-Packard Corporation; Parametric Technology Corporation; Structural Dynamics Research Corporation; Unigraphics; Computervision; Dassault Systemes ("Dassault"); Solidworks Corporation (a subsidiary of Dassault); Baystate Technologies, Inc.; and think3. Autodesk's GIS Market Group faces competition from Bentley; Intergraph; MapInfo Corporation; Environmental Systems Research Institute ("ESRI"); and Smallworldwide plc. Discreet(R) product offerings compete with products offered by other multimedia companies such as Adobe Systems Inc.; Macromedia, Inc.; Silicon Graphics, Inc.; and Avid Technology, Inc. The Personal Solutions Group family of products competes with IMSI; The Learning Company; Visio; Micrografx Inc.; and others. Certain of the competitors of Autodesk have greater financial, technical, sales and marketing, and other resources than Autodesk.

The future financial performance of Autodesk's Discreet business unit will depend in part on the successful development, introduction, and customer acceptance of existing and new or enhanced products. In addition, in order for the unit to achieve sustained growth, the market for its systems and software must continue to develop, and Autodesk must expand this market to include additional applications within the film and video industries and develop or acquire new products for use in related markets. Autodesk may not be successful in marketing its existing or new or enhanced products. In addition, as Autodesk enters new markets, distribution channels, technical requirements, and levels and bases of competition may be different from those in Autodesk's current markets; Autodesk may not be able to compete favorably.

Autodesk believes that the principal factors affecting competition in its markets are product reliability, performance, ease of use, range of useful features, continuing product enhancements, reputation, price, and training. In addition, the availability of third-party application software is a competitive factor within the CAD market. Autodesk believes that it competes favorably in these areas and that its competitive position depends, in part, upon its continued ability to enhance existing products and to develop and market new products.

In April 1998, Autodesk received notice that the Federal Trade Commission ("FTC") has undertaken a nonpublic investigation to determine whether Autodesk or others have engaged in or are engaging in unfair methods of competition. The FTC has not made any claims or allegations regarding Autodesk's current business practices or policies, nor have any charges been filed. Autodesk intends to cooperate fully with the FTC in its inquiry. Autodesk does not believe that the investigation will have a material impact on its business or consolidated results of operations.

Fluctuations in quarterly operating results

Autodesk has experienced fluctuations in operating results in interim periods in certain geographic regions due to seasonality. Autodesk's operating results in Europe during the third fiscal quarter are usually impacted by a slow summer period, and the Asia Pacific operations typically experience seasonal slowing in the third and fourth fiscal quarters.

The technology industry is particularly susceptible to fluctuations in operating results within a quarter. While Autodesk experienced less fluctuation of operating results within fiscal years 1999 and 1998 as compared to prior years, historically the majority of Autodesk's orders within a fiscal quarter have frequently been concentrated within the last weeks or days of that quarter. These fluctuations are caused by a number of factors including the timing of the introduction of new products by Autodesk or its competitors and other economic factors experienced by Autodesk's customers in the geographic regions in which Autodesk does business.

The operating results of Autodesk's recently acquired Discreet business unit could vary significantly from quarter to quarter. A limited number of system sales may account for a substantial percentage of Discreet's quarterly revenue because of the high average sales price of Discreet's products and the timing of purchase orders. Historically, Discreet has generally experienced greater revenues during the period following the completion of the NAB trade show, which typically is held in April. In addition, the timing of revenue is influenced by a number of other factors, including the timing of individual orders and shipments, other industry trade shows, competition, seasonal customer buying patterns, changes in customer buying patterns in response to platform changes and changes in product development, and sales and marketing expenditures.

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

Additionally, Autodesk's operating expenses are based in part on its expectations for future revenues and are relatively fixed in the short term. Accordingly, any revenue shortfall below expectations could have an immediate and significant adverse effect on Autodesk's consolidated results of operations and financial condition.

Similarly, shortfalls in Autodesk's revenues or earnings from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of Autodesk's common stock. Moreover, Autodesk's stock price is subject to the volatility generally associated with technology stocks and may also be affected by broader market trends unrelated to performance.

Product concentration

Autodesk derives a substantial portion of its revenues from sales of AutoCAD software, AutoCAD upgrades, and adjacent products which are interoperable with AutoCAD. As such, any factor adversely affecting sales of AutoCAD and AutoCAD upgrades, including such factors as product life cycle, market acceptance, product performance and reliability, reputation, price competition, and the availability of third-party applications, could have a material adverse effect on the Company's business and consolidated results of operations.

Product development and introduction

The software industry is characterized by rapid technological change as well as changes in customer requirements and preferences. The software products offered by Autodesk are internally complex, and despite extensive testing and quality control, may contain errors or defects ("bugs"). Defects or errors may occur in future releases of AutoCAD or other software products offered by Autodesk. Such defects or errors could result in corrective releases to Autodesk's software products, damage to Autodesk's reputation, loss of revenues, an increase in product returns, or lack of market acceptance of its products, any of which could have a material and adverse effect on Autodesk's business and consolidated results of operations.

Autodesk believes that its future results will depend largely upon its ability to offer products that compete favorably with respect to reliability, performance, ease of use, range of useful features, continuing product enhancements, reputation, price, and training. Delays or difficulties may result in the delay or cancellation of planned development projects and could have a material and adverse effect on Autodesk's business and consolidated results of operations. Further, increased competition in the market for design, drafting, mapping, or multimedia software products could also have a negative impact on Autodesk's business and consolidated results of operations. More specifically, gross margins may be adversely affected if sales of low-end CAD products and AutoCAD upgrades, which historically have had lower margins, grow at a faster rate than Autodesk's higher-margin products.

In particular, the success of Autodesk's Discreet business unit will depend in part upon Autodesk's ability to enhance Discreet's existing systems and software and to develop and introduce new products and features which meet changing customer requirements and emerging industry standards on a timely basis. In addition, in connection with Discreet's recent acquisitions, Autodesk must fully integrate the edit* (formerly D-Vision OnLine), effect* (formerly Flint and Illuminaire Composition), paint* (formerly Illuminaire Paint), and light* (formerly Lightscape) products into its product line and operations. Discreet from time to time experienced delays in introducing new products and product enhancements, and the Discreet business unit post acquisition may experience difficulties that could delay or prevent the successful development, introduction, and marketing of new products or product enhancements. In addition, such new products or product enhancements may not meet the requirements of the marketplace and achieve market acceptance. Any such failure could have a material adverse effect on Autodesk's business and consolidated results of operations. From time to time the Discreet business unit or others may announce products, features or technologies which have the potential to shorten the life cycle of or replace its then existing products. Such announcements could cause customers to defer the decision to buy or determine not to buy its products or cause its distributors to seek to return products to the Discreet business unit, any of which could have a material adverse effect on Autodesk's business and consolidated results of operations. In addition, product announcements by Silicon Graphics, Inc. ("SGI") and others in the past have caused customers to defer their decision to buy or determine not to buy Discreet's products. In addition, products or technologies developed by others may render the Discreet business unit's products or technology noncompetitive or obsolete.

Certain of Autodesk's historical product development activities have been performed by independent firms and contractors, while other technologies are licensed from third parties. Autodesk generally either owns or licenses the software developed by third parties. Because talented development personnel are in high demand, independent developers, including those who have developed products for Autodesk in the past, may not be able to provide development support to Autodesk in the future. Similarly, Autodesk may not be able

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

to obtain and renew license agreements on favorable terms, if at all, and any failure to do so could have a material adverse effect on Autodesk's business and consolidated results of operations.

Autodesk's business strategy has historically depended in large part on its relationships with third-party developers, who provide products that expand the functionality of Autodesk's design software. Certain developers may elect to support other products or otherwise experience disruption in product development and delivery cycles. Such disruption in particular markets could negatively impact these third-party developers and end users, which could have a material adverse effect on Autodesk's business and consolidated results of operations. Further, increased merger and acquisition activity currently experienced in the technology industry could affect relationships with other third-party developers and thus adversely affect operating results.

International operations

Autodesk anticipates that international operations will continue to account for a significant portion of its consolidated revenues. Risks inherent in Autodesk's international operations include the following: unexpected changes in regulatory practices and tariffs; difficulties in staffing and managing foreign operations; longer collection cycles for accounts receivable; potential changes in tax laws; greater difficulty in protecting intellectual property; and the impact of fluctuating exchange rates between the U.S. dollar and foreign currencies in markets where Autodesk does business. During fiscal year 1999, changes in exchange rates from the same period of the prior fiscal year adversely impacted revenues, principally due to changes in the Japanese yen and the Australian dollar. As more fully described in Note 2 to the consolidated financial statements, the Company's risk management strategy uses derivative financial instruments in the form of forward foreign exchange contracts for the purpose of hedging foreign currency market exposures of underlying assets, liabilities, and other obligations which exist as a part of its ongoing business operations. The Company does not enter into derivative contracts for the purpose of trading or speculative transactions. The Company's international results may also be impacted by general economic and political conditions in these foreign markets, including the ongoing economic volatility currently experienced in certain Asia Pacific countries. These and other factors may have a material adverse effect on the Company's future international operations and consequently on the Company's business and consolidated results of operations.

Dependence on distribution channels

Autodesk sells its software products primarily to distributors and resellers (value-added resellers, or "VARs"). Autodesk's ability to effectively distribute products depends in part upon the financial and business condition of its VAR network. Although Autodesk has not currently experienced any material problems with its VAR network, computer software dealers and distributors are typically not highly capitalized and have experienced difficulties during times of economic contraction and may do so in the future. While no single customer accounted for more than 10 percent of Autodesk's consolidated revenues in fiscal years 1999, 1998, or 1997, the loss of or a significant reduction in business with any one of Autodesk's major international distributors or large U.S. resellers could have a material adverse effect on Autodesk's business and consolidated results of operations in future periods. Autodesk's largest international distributor is Computer 2000/Datech AG in Germany. Autodesk's largest resellers in the United States are Avatech, DLT Solutions, Inc., and Ingram Micro.

Product returns

With the exception of certain European distributors, agreements with Autodesk's VARs do not contain specific product-return privileges. However, Autodesk permits its VARs to return product in certain instances, generally during periods of product transition and during update cycles. While Autodesk experienced a decrease in the overall level of product returns in fiscal year 1999 compared to fiscal years 1998 and 1997, management anticipates that product returns in future periods will continue to be impacted by product update cycles, new product releases, and software quality.

Autodesk establishes reserves, including reserves for stock balancing and product rotation, based on estimated future returns of product and after taking into account channel inventory levels, the timing of new product introductions, and other factors. While Autodesk maintains strict measures to monitor channel inventories and to provide appropriate reserves, actual product returns may differ from its reserve estimates, and such differences could have a material effect on Autodesk's business and consolidated results of operations.

Intellectual property

Autodesk relies on a combination of patents, copyright and trademark laws, trade secrets, confidentiality procedures, and contractual provisions to protect its proprietary rights. Despite such efforts to protect its proprietary rights, unauthorized parties from time to

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

time have copied aspects of Autodesk's software products or have obtained and used information that Autodesk regards as proprietary. Policing unauthorized use of Autodesk's software products is time-consuming and costly. While Autodesk has received some revenues resulting from the unauthorized use of its software products, it is unable to measure the extent to which piracy of its software products exists, and software piracy can be expected to be a persistent problem. Autodesk's means of protecting its proprietary rights may not be adequate, and its competitors may independently develop similar technology. Autodesk expects that software product developers will be increasingly subject to infringement claims as the number of products and competitors in its industry segments grows and as the functionality of products in different industry segments overlaps. Infringement or invalidity claims (or claims for indemnification resulting from infringement claims) may be asserted against Autodesk, and any such assertions could have a material adverse effect on its business. Any such claims, whether with or without merit, could be time-consuming, result in costly litigation and diversion of resources, cause product shipment delays, or require Autodesk to enter into royalty or licensing agreements. In addition, such royalty or license agreements, if required, may not be available on acceptable terms, if at all, which could have a material adverse effect on Autodesk's business and consolidated results of operations.

Autodesk also relies on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in its products to perform key functions. These third-party software licenses may not continue to be available on commercially reasonable terms, and the software may not be appropriately supported, maintained, or enhanced by the licensors. The loss of licenses to, or inability to support, maintain, and enhance any such software could result in increased costs, or in delays or reductions in product shipments until equivalent software could be developed, identified, licensed, and integrated, which could have a material adverse effect on Autodesk's business and consolidated results of operations.

Until fiscal year 1996, substantially all of Discreet's systems were sold without written license agreements. Autodesk may be involved in litigation relating to these sales, and the outcome of any such litigation may be more unfavorable to Autodesk as a result of such omissions. The Discreet business unit uses both software and hardware keys with respect to its systems and software but otherwise does not copy-protect its systems and software. It may be possible for unauthorized third parties to copy the Discreet business unit's products or to reverse-engineer or obtain and use information that the Discreet business unit regards as proprietary. Competitors may independently develop technologies that are substantially equivalent or superior to the Discreet business unit's technologies.

Attraction and retention of employees

Autodesk's continued growth and success depends significantly on the continued service of highly skilled employees. Competition for these employees in today's marketplace, especially in the technology industries, is intense. Autodesk's ability to attract and retain employees is dependent on a number of factors including its continued ability to grant stock incentive awards, which are described in more detail in Note 7 to the consolidated financial statements. Autodesk may not be successful in continuing to recruit new personnel and to retain existing personnel. The loss of one or more key employees or Autodesk's inability to maintain existing employees or recruit new employees could have a material adverse impact on Autodesk. In addition, Autodesk may experience increased compensation costs to attract and retain skilled personnel.

Disclosures about market risk

Foreign currency exchange risk

The Company's earnings and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. The Company's risk management strategy utilizes forward foreign exchange contracts to manage its exposures of underlying assets, liabilities, and other obligations which exist as part of its ongoing business operations. Contracts are primarily denominated in Swiss francs and Japanese yen. The Company does not enter into any foreign exchange derivative instruments for speculative purposes.

A sensitivity analysis was performed on the Company's hedging portfolio as of January 31, 1999. This analysis indicated that a hypothetical 10 percent appreciation of the U.S. dollar from January 31, 1999, market rates would increase the fair value of the Company's forward contracts by $3.0 million. Conversely, a hypothetical 10 percent depreciation of the dollar from January 31, 1999, market rates would decrease the fair value of the Company's forward contracts by $3.3 million. The Company does not anticipate any material adverse effect on its consolidated financial position, results of operations, or cash flows as a result of these forward foreign exchange contracts.

Interest rate sensitivity

The Company had an investment portfolio of fixed income securities, including those classified as cash equivalents and security deposits, of $179.8 million at

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

January 31, 1999. These securities are subject to interest rate fluctuations and will decrease in market value if interest rates increase.

A sensitivity analysis was performed on the Company's investment portfolio as of January 31, 1999. This sensitivity analysis is based on a modeling technique that measures the hypothetical market value changes that would result from a parallel shift in the yield curve of plus 50, plus 100, or plus 150 basis points over 6-month and 12-month time horizons. The market value changes for a 50, 100, or 150 basis point increase were not material due to the limited duration of the Company's portfolio.

The Company does not use derivative financial instruments in its investment portfolio to manage interest rate risk. The Company places its investments in instruments that meet high credit quality standards, as specified in its investment policy guidelines, which limits the amount of credit exposure to any one issue, issuer, or type of instrument.

Impact of year 2000

Some of the computer programs used by Autodesk in its internal operations rely on time-sensitive software that was written using two digits rather than four to identify the applicable year. These programs may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Autodesk is currently in the final stages of the project related to information technology ("IT") systems and will continue testing applications throughout its fiscal year 2000, which began on February 1, 1999. Autodesk also continues to complete the remediation of its internal infrastructure and expects to complete the majority of this work by the end of the first quarter of fiscal year 2000. The remaining efforts of this infrastructure remediation in some international offices are partially dependent on third-party products. These third-party products may not be converted in a timely manner or at all, and any failure in this regard may cause Autodesk infrastructure not to function properly.

During fiscal year 1999, Autodesk spent approximately $4 million on the IT year 2000 project. These costs were expensed as incurred in accordance with EITF 96-14, "Accounting for the Costs Associated with Modifying Computer Software for the Year 2000." Autodesk expects to spend an additional $2 million to $3 million to complete this project. All expenditures to date have been captured either in prior year or current year budgets. Autodesk believes that the key components of the IT year 2000 project have been either replaced or remediated. Throughout the remainder of fiscal year 2000, Autodesk will continue to work on business continuity plans which include the documentation and testing of manual processes to address any potential future issues related to the year 2000. Further, Autodesk estimates that if any component of the current systems fail due to year-2000-related issues, Autodesk would be able to divert people and systems traffic, causing delays between one and three days in service interruptions and processing Autodesk information. Autodesk has a contingency plan in place to prevent the loss of critical data, which includes the backup of all critical data-processing interactions and a disaster recovery plan. There can be no assurance, however, that there will not be a delay in the completion of these procedures or that the cost of such procedures will not exceed original estimates, either of which could have a material adverse effect on future results of operations.

In addition to correcting the business and operating systems it uses in the ordinary course of business as described above, Autodesk has also reviewed its non-IT systems to determine year 2000 compliance of these systems. Autodesk is in a monitoring program that continually checks the status of all non-IT systems and does not anticipate an adverse impact on service and business capabilities with regard to these non-IT systems. Expenditures related to these monitoring procedures have been minimal and are not expected to be significant in future periods.

Autodesk has also tested and continues to test all products it currently produces internally for sale to third parties to determine year 2000 compliance. During fiscal year 1999, Autodesk spent approximately $600,000 on a year 2000 compliance testing program related to its products and expects to spend an additional $300,000 to $800,000 to complete this project. Products currently sold either have been found to be substantially compliant or are currently being tested for compliance. However, many Autodesk products run on operating systems or hardware produced and sold by third-party vendors. There can be no assurance that these operating systems or hardware will be converted in a timely manner or at all, and any failure in this regard may cause Autodesk products not to function as designed. Autodesk will continue to evaluate each product in the currently supported inventory.

Any future costs associated with ensuring that Autodesk's products are compliant with the year 2000 are not expected to have a material impact on Autodesk's results of operations or financial position. Furthermore, commentators have stated that a significant amount of litigation may arise out of year 2000 compliance issues,

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

and Autodesk is aware of a growing number of lawsuits against other software vendors. Because of the unprecedented nature of such litigation, it is uncertain whether and to what extent Autodesk may be affected by it.

Single European currency

Effective January 1, 1999, 11 of the 15 member countries of the European Union have adopted the euro as their legal currency. On that date, the participating countries established fixed euro conversion rates between their existing sovereign currencies and the euro. The euro now trades on currency exchanges and is available for noncash transactions. As of February 1, 1999, Autodesk's internal systems have the ability to price and invoice customers in the euro. Autodesk is also engaging in foreign exchange and hedging activities in the euro. Autodesk will continue to modify the internal systems that will be affected by this conversion during fiscal year 2000, and it does not expect the costs of further system modifications to be material. There can be no assurance, however, that Autodesk will be able to complete such modifications to comply with euro requirements, which could have a material adverse effect on Autodesk's operating results. Autodesk will continue to evaluate the impact of the introduction of the euro on its foreign exchange and hedging activities, functional currency designations, and pricing strategies in the new economic environment. In addition, Autodesk faces risks to the extent that banks and vendors upon whom Autodesk relies and their suppliers are unable to make appropriate modifications to support Autodesk's operations with respect to euro transactions. While Autodesk will continue to evaluate the impact of the euro, management does not believe its introduction will have a material adverse effect upon Autodesk's results of operations or financial condition.

Risks associated with acquisitions and investments

Autodesk periodically acquires or invests in businesses, software products, and technologies which are complementary to Autodesk's business through strategic alliances, debt and equity investments, joint ventures, and the like. The risks associated with such acquisitions or investments include, among others, the difficulty of assimilating the operations and personnel of the companies, the failure to realize anticipated synergies, and the diversion of management's time and attention. In addition, such investments and acquisitions may involve significant transaction-related costs. There can be no assurance that the Company will be successful in overcoming such risks or that such investments and acquisitions will not have a material adverse impact on the Company's business, financial condition, or results of operations. In addition, such investments and acquisitions may contribute to potential fluctuations in quarterly results of operations due to merger-related costs and charges associated with eliminating redundant expenses or write-offs of impaired assets recorded in connection with acquisitions, any of which could negatively impact results of operations for a given period or cause lack of linearity quarter to quarter in the Company's operating results and financial condition.

As further described in Note 11 to the consolidated financial statements, on May 4, 1998, the Company acquired the mechanical applications business of Genius for approximately $69 million in cash, which includes fees and expenses. On March 16, 1999, the Company acquired Discreet Logic Inc. ("Discreet"), in a business combination accounted for as a pooling of interests. There can be no assurance that the anticipated benefits of the Genius acquisition, the Discreet acquisition, or any future acquisitions will be realized.

Failure to achieve beneficial synergies from Discreet acquisition

Autodesk has acquired Discreet with the expectation that the acquisition will result in beneficial synergies. These include mutual benefits from complementary strengths in the 3D modeling and animation tools markets, the competitive advantages resulting from offering a comprehensive suite of integrated product offerings, combined industry experience and market knowledge, and shared distribution channels. Achieving these anticipated synergies will depend on a number of factors including, without limitation, the successful integration of Autodesk's and Discreet's operations and general and industry-specific economic factors. Even if Autodesk and Discreet are able to integrate their operations and economic conditions remain unchanged, the anticipated synergies may not be achieved. The failure to achieve such synergies could have a material adverse effect on Autodesk's business, results of operations, and financial condition.

Integration of Discreet's operations and technologies

Achieving the anticipated benefits of the Discreet acquisition will depend in part upon whether the integration of the two companies' businesses is accomplished in an efficient and effective manner, and this may not occur. The combination of the two companies will require, among other things, integration of the companies' respective operations, products, technologies, management information systems, distribution channels, and key personnel and the coordination of their sales, marketing, and research and development efforts.
In particular, Autodesk will be required to integrate its existing sales channel, which consists principally of in-dependent resellers, with Discreet's sales force, which typically sells product directly to customers. As a result of these and other factors, the integration may not be accomplished smoothly or successfully, if at all. If significant difficulties are encountered in the integration of the existing operations, products, or technologies or the development of new products and technologies, resources could be diverted from new product development, and delays in new product introductions could occur. Compared to Autodesk's products, Discreet's products have traditionally experienced longer, more complex sales cycles. Autodesk may not be able to take full advantage of the combined sales efforts. In addition, the difficulties of integrating Autodesk and Discreet may be increased by the necessity of coordinating organizations with distinct corporate cultures and widely dispersed operations in two different countries. The integration of operations and technologies of these entities is a significant challenge to Autodesk management and will require substantial effort and dedication of management and other personnel, which may distract their attention from the day-to-day business of these entities, the development or acquisition of new technologies, and the pursuit of other business opportunities. In addition, certain Discreet(TM) product offerings currently include computer hardware, which may present business issues as to which Autodesk management has limited experience. Failure to successfully accomplish the integration of the two companies' operations, technologies, and personnel would likely have a material adverse effect on Autodesk's business, financial condition and results of operations. In addition, during the period of integration, aggressive competitors may undertake initiatives to attract customers or employees through various incentives, which could have a material adverse effect on the business, results of operations, and financial conditions of Autodesk.

Discreet's customers

Discreet's customers may not continue their current buying patterns in light of the acquisition. Certain customers may defer purchasing decisions as they evaluate the acquisition, other recent acquisitions and product announcements in the multimedia and design software industries, Autodesk's post acquisition product strategy, current and anticipated product offerings of competitors, and any other outside forces which may affect customer buying patterns. Customers may ultimately decide to purchase competitors' products in lieu of Discreet products. Historically, Discreet and Autodesk have had significantly different types of customers. These different customer types may evaluate post acquisition Autodesk differently. The decision of customers to defer their purchasing decisions or to purchase products elsewhere could have a material adverse effect on Autodesk's business, results of operations, and financial condition.

Integration of operations of a non-U.S. company


Cross-border acquisitions entail certain special risks beyond those normally encountered in a domestic acquisition. These include the difficulty of integrating employees from a different corporate culture into the acquiring organization; the need to understand different incentives that motivate employees in a non-U.S. company; the greater difficulty of transplanting the acquiring company's corporate culture to an organization that is physically distant; and the difficulty and expense of relocating employees from one country to another in the event of an internal group restructuring following an acquisition. These factors can reduce the likelihood of the long-term success of a cross-border acquisition. Although Autodesk derives the majority of its revenues from non-U.S. sales and has significant operations outside the United States, it has limited experience integrating the management, sales, product development, and marketing organizations of a significant non-U.S. business with its existing operations. Although Discreet has sales and marketing operations in the United States and derives a significant portion of its revenue from U.S. sales, its management and product development personnel are predominantly based in Canada. Autodesk may not be able to successfully integrate the personnel and operations of Discreet into the existing Autodesk organization.

Single market for Discreet's product offerings; risks associated with expansion into new markets

To date, Discreet's products have been purchased primarily by creative professionals for use in production and postproduction in the film and video industries. In order for Autodesk's Discreet business unit to achieve sustained growth, the market for Discreet's product offerings must continue to develop, and Autodesk must expand this market to include additional applications within the film and video industries and develop new products for use in related markets. Discreet recently announced its multiplatform software initiative to develop and market software across Apple Macintosh, Microsoft Windows NT, and Unix operating systems, in addition to its existing real-time turnkey systems solutions, targeted at two new market segments: institutional customers and prosumers (professional consumers). While Autodesk believes that the market recognition which Discreet achieved through sales of Flame(R), Smoke(R), effect*, Inferno(R), and Fire(R) systems to creative professionals will facilitate Autodesk's marketing efforts in new markets, Autodesk's Discreet business unit may not be able to successfully develop and market systems and software for other markets, and, even if it does so, such systems and software may not be accepted at a rate, and in levels, sufficient to maintain growth. Further, the distribution channels, technical requirements, and levels and bases of competition in other markets are different than those in the Discreet business unit's current market, so the Discreet business unit may not be able to compete favorably in those markets.

Supplemental Consolidated Statement of Income

-------------------------------------            ----------------------------------------------------------
(In thousands, except per share data)             Fiscal year ended January 31,


                                                   1999              1998 (restated)        1997 (restated)
--------------------------------------     ------------------     ------------------     ------------------
Net revenues                                         $871,879               $768,684               $598,617
--------------------------------------     ------------------     ------------------     ------------------
Costs and expenses:
--------------------------------------     ------------------     ------------------     ------------------
        Cost of revenues                              134,247                133,371                111,788
        ------------------------------     ------------------     ------------------     ------------------
        Marketing and sales                           295,890                271,428                223,145
        ------------------------------     ------------------     ------------------     ------------------
        Research and development                      157,080                137,279                103,410
        ------------------------------     ------------------     ------------------     ------------------
        General and administrative                    141,486                105,207                 80,781
        ------------------------------     ------------------     ------------------     ------------------
        Nonrecurring charges                           19,694                 26,810                 13,501
        ------------------------------     ------------------     ------------------     ------------------
        Litigation accrual reversal                   (18,605)                  (405)                    --
        ------------------------------     ------------------     ------------------     ------------------

            Total costs and expenses                  729,792                673,690                532,625
            --------------------------     ------------------     ------------------     ------------------

Income from operations                                142,087                 94,994                 65,992
--------------------------------------     ------------------     ------------------     ------------------
Interest and other income, net                         17,134                 11,710                  7,685
--------------------------------------     ------------------     ------------------     ------------------

Income before income taxes                            159,221                106,704                 73,677
--------------------------------------     ------------------     ------------------     ------------------
Provision for income taxes                             62,089                 50,489                 31,430
--------------------------------------     ------------------     ------------------     ------------------
Net income                                           $ 97,132               $ 56,215               $ 42,247
--------------------------------------     ------------------     ------------------     ------------------
Basic net income per share                              $1.72                  $1.00                  $0.77
--------------------------------------     ------------------     ------------------     ------------------
Diluted net income per share                            $1.64                  $0.94                  $0.74
--------------------------------------     ------------------     ------------------     ------------------

Shares used in computing basic net                     56,394                 56,340                 54,763
 income per share
--------------------------------------     ------------------     ------------------     ------------------

Shares used in computing diluted net                   59,141                 60,022                 56,725
 income per share
--------------------------------------     ------------------     ------------------     ------------------

See accompanying notes.

Supplemental Consolidated Balance Sheet

--------------------------------------------------------    -----------------------------------------
(In thousands)                                                 January 31,

                                                                    1999             1998 (restated)
--------------------------------------------------------    ------------------     ------------------
Assets
--------------------------------------------------------    ------------------     ------------------
Current assets:
--------------------------------------------------------    ------------------     ------------------
      Cash and cash equivalents                                      $ 258,941              $ 142,548
      --------------------------------------------------    ------------------     ------------------
      Marketable securities                                            102,756                100,399
      --------------------------------------------------    ------------------     ------------------
      Accounts receivable, net of allowance for doubtful               114,901                 92,958
         accounts of $10,642 ($10,623 in 1998)
      --------------------------------------------------    ------------------     ------------------
      Inventories                                                       23,169                 20,008
      --------------------------------------------------    ------------------     ------------------
      Deferred income taxes                                             20,323                 27,577
      --------------------------------------------------    ------------------     ------------------
      Prepaid expenses and other current assets                         24,325                 20,149
      --------------------------------------------------    ------------------     ------------------
            Total current assets                                       544,415                403,639
            --------------------------------------------    ------------------     ------------------
Marketable securities, including a restricted balance                   66,265                104,831
 of $18,000 in 1998
--------------------------------------------------------    ------------------     ------------------
Computer equipment, furniture, and leasehold
 improvements:
--------------------------------------------------------    ------------------     ------------------
      Computer equipment and furniture                                 140,513                139,713
      --------------------------------------------------    ------------------     ------------------
      Leasehold improvements                                            24,767                 22,240
      --------------------------------------------------    ------------------     ------------------
      Accumulated depreciation                                        (116,625)              (113,238)
      --------------------------------------------------    ------------------     ------------------
           Net computer equipment, furniture, and                       48,655                 48,715
              leasehold improvements
           ---------------------------------------------    ------------------     ------------------
Purchased technologies and capitalized software, net of
 accumulated amortization of $48,961 ($31,367 in 1998)                  34,880                 38,415
--------------------------------------------------------    ------------------     ------------------
Goodwill                                                                85,546                 64,971
--------------------------------------------------------    ------------------     ------------------
Deferred income taxes                                                   12,147                 14,660
--------------------------------------------------------    ------------------     ------------------
Other assets                                                            31,352                 24,670
--------------------------------------------------------    ------------------     ------------------
                                                                     $ 823,260              $ 699,901
========================================================    ==================     ==================
Liabilities and stockholders' equity
--------------------------------------------------------    ------------------     ------------------
Current liabilities:
--------------------------------------------------------    ------------------     ------------------
       Accounts payable                                              $  49,053              $  49,683
       -------------------------------------------------    ------------------     ------------------
       Accrued compensation                                             49,592                 41,818
       -------------------------------------------------    ------------------     ------------------
       Accrued income taxes                                             96,731                 86,348
       -------------------------------------------------    ------------------     ------------------
       Deferred revenues                                                24,833                 25,479
       -------------------------------------------------    ------------------     ------------------
       Other accrued liabilities                                        58,905                 51,687
       -------------------------------------------------    ------------------     ------------------
           Total current liabilities                                   279,114                255,015
           ---------------------------------------------    ------------------     ------------------

Deferred income taxes                                                    3,333                  2,710
--------------------------------------------------------    ------------------     ------------------
Litigation accrual                                                          --                 29,328
--------------------------------------------------------    ------------------     ------------------
Other liabilities                                                        3,486                  1,254
--------------------------------------------------------    ------------------     ------------------
Commitments and contingencies
--------------------------------------------------------    ------------------     ------------------
Stockholders' equity:
--------------------------------------------------------    ------------------     ------------------
      Common stock, $0.01 par value; 250,000 shares
        authorized, 57,221 issued and outstanding (55,239
        in 1998)                                                       470,801                407,064
      --------------------------------------------------    ------------------     ------------------
      Accumulated other comprehensive income                           (14,132)               (20,102)
      --------------------------------------------------    ------------------     ------------------
      Deferred compensation                                               (551)                  (907)
      --------------------------------------------------    ------------------     ------------------
      Retained earnings                                                 81,209                 25,539
      --------------------------------------------------    ------------------     ------------------
           Total stockholders' equity                                  537,327                411,594
           ---------------------------------------------    ------------------     ------------------
                                                                     $ 823,260              $ 699,901
========================================================    ==================     ==================
See accompanying notes.

Supplemental Consolidated Statements of Cash Flows

------------------------------------------------------     --------------------------------------------------------------------
(In thousands)                                                Fiscal year ended January 31,

                                                                 1999                1998 (restated)         1997 (restated)
------------------------------------------------------     --------------------     --------------------     ------------------
Operating activities
------------------------------------------------------    --------------------     --------------------     ------------------
Net income                                                           $  97,132              $    56,215              $  42,247
------------------------------------------------------    --------------------     --------------------     ------------------
Adjustments to reconcile net income to net cash
   provided by operating activities:
------------------------------------------------------    --------------------     --------------------     ------------------
      Depreciation and amortization                                     80,782                   66,331                 40,820
      ------------------------------------------------    --------------------     --------------------     ------------------
      Charge for acquired in-process research and
         development                                                    13,100                   29,102                  7,001
      ------------------------------------------------    --------------------     --------------------     ------------------
      Litigation and related interest accrual reversal                 (20,900)                      --                     --
      ------------------------------------------------    --------------------     --------------------     ------------------
      Net gain on disposition of business unit                          (1,307)                      --                     --
      ------------------------------------------------    --------------------     --------------------     ------------------
      Loss on disposal of long-lived assets                              4,032                       --                     --
      ------------------------------------------------    --------------------     --------------------     ------------------
      Gain on sale of investment                                            --                   (2,500)                    --
      ------------------------------------------------    --------------------     --------------------     ------------------
      Reversal of restructuring reserve, net                            (1,504)                  (1,504)                    --
      ------------------------------------------------    --------------------     --------------------     ------------------
      Write-off of assets for restructuring                                 --                      610                     --
      ------------------------------------------------    --------------------     --------------------     ------------------
      Compensation expense related to stock options                        633                      602                     --
      ------------------------------------------------    --------------------     --------------------     ------------------
      Changes in operating assets and liabilities, net
        of business combinations:
      ------------------------------------------------    --------------------     --------------------     ------------------
           Settlement of class action litigation                            --                  (10,800)                    --
           -------------------------------------------    --------------------     --------------------     ------------------
           Insurance proceeds related to class action                       --                    3,459                     --
             litigation
           -------------------------------------------    --------------------     --------------------     ------------------
           Accounts receivable                                         (24,486)                   4,503                 14,545
           -------------------------------------------    --------------------     --------------------     ------------------
           Inventories                                                    (872)                   3,913                  5,331
           -------------------------------------------    --------------------     --------------------     ------------------
           Deferred income taxes                                        11,940                   (7,177)                  (281)
           -------------------------------------------    --------------------     --------------------     ------------------
           Prepaid expenses and other current assets                    (4,604)                   1,266                  3,385
           -------------------------------------------    --------------------     --------------------     ------------------
           Accounts payable and accrued liabilities                      6,548                   25,286                 12,868
           -------------------------------------------    --------------------     --------------------     ------------------
           Accrued income taxes                                         14,559                    6,413                 14,278
           -------------------------------------------    --------------------     --------------------     ------------------

Net cash provided by operating activities                              175,053                  175,719                140,194
------------------------------------------------------    --------------------     --------------------     ------------------

Investing activities
------------------------------------------------------    --------------------     --------------------     ------------------
Purchases of available-for-sale marketable securities                 (838,591)              (1,102,015)              (683,550)
------------------------------------------------------    --------------------     --------------------     ------------------
Maturities of available-for-sale marketable                            874,800                1,126,174                604,727
   securities
------------------------------------------------------    --------------------     --------------------     ------------------
Purchase of computer equipment, furniture, and                         (38,038)                 (24,502)               (23,674)
  leasehold improvements
------------------------------------------------------    --------------------     --------------------     ------------------
Business combinations, net of cash acquired                            (69,279)                 (16,108)               (19,034)
------------------------------------------------------    --------------------     --------------------     ------------------
Proceeds from disposition of business unit                               5,137                       --                     --
------------------------------------------------------    --------------------     --------------------     ------------------
Proceeds from sale of investment                                            --                    2,500                     --
------------------------------------------------------    --------------------     --------------------     ------------------
Proceeds from disposition of fixed assets                                2,719                      818                     --
------------------------------------------------------    --------------------     --------------------     ------------------
Purchases of software technologies and capitalization
   of software development costs                                        (5,979)                 (19,833)                  (995)
------------------------------------------------------    --------------------     --------------------     ------------------
Acquisition of other assets                                             (7,537)                      --                 (2,481)
------------------------------------------------------    --------------------     --------------------     ------------------
Other                                                                   (4,771)                     (36)                (3,402)
------------------------------------------------------    --------------------     --------------------     ------------------

Net cash used by investing activities                                  (81,539)                 (33,002)              (128,409)
------------------------------------------------------    --------------------     --------------------     ------------------

Financing activities
------------------------------------------------------    --------------------     --------------------     ------------------
Proceeds from issuance of common stock                                 106,431                   95,247                 24,786
------------------------------------------------------    --------------------     --------------------     ------------------
Proceeds from line of credit                                             2,643                    2,713                     --
------------------------------------------------------    --------------------     --------------------     ------------------
Proceeds from government loan                                            1,828                       --                     --
------------------------------------------------------    --------------------     --------------------     ------------------
Repurchase of common stock                                             (48,866)                (174,907)               (67,269)
------------------------------------------------------    --------------------     --------------------     ------------------
Dividends paid                                                         (11,722)                 (11,290)               (10,879)
------------------------------------------------------    --------------------     --------------------     ------------------

Net cash provided by (used in) financing activities                     50,314                  (88,237)               (53,362)
------------------------------------------------------    --------------------     --------------------     ------------------

Effect of exchange rate changes on cash                                  6,375                   (8,414)               (12,904)
------------------------------------------------------    --------------------     --------------------     ------------------

Adjustment to conform fiscal year of Discreet Logic                    (33,810)                      --                     --
------------------------------------------------------    --------------------     --------------------     ------------------

Net increase (decrease) in cash and cash equivalents                   116,393                   46,066                (54,481)
------------------------------------------------------    --------------------     --------------------     ------------------
Cash and cash equivalents at beginning of year                         142,548                   96,482                150,963
------------------------------------------------------    --------------------     --------------------     ------------------
Cash and cash equivalents at end of year                             $ 258,941              $   142,548              $  96,482
======================================================    ====================     =====================     ==================

------------------------------------------------------     --------------------------------------------------------------------
(In thousands)                                                Fiscal year ended January 31,
                                                                 1999                1998 (restated)         1997 (restated)
------------------------------------------------------     --------------------     --------------------     ------------------


Supplemental Disclosure of Noncash Investing and
  Financing Activities
------------------------------------------------------    --------------------     --------------------     ------------------
Common stock received in relation to the equity                      $   4,265              $        --              $      --
  collar
------------------------------------------------------    --------------------     --------------------     ------------------
Common stock issued in connection with the                           $      --              $    92,021              $      --
  acquisition of Softdesk
------------------------------------------------------    --------------------     --------------------     ------------------
See accompanying notes.

Supplemental Consolidated Statement of Stockholders' Equity

---------------------------------------------------------------------------------------------------------------------------------
(In thousands)                             Three-year period ended January 31, 1999

                                                                            Accumulated
                                          Common stock                         other                                    Total
                                      ------------------   Comprehensive   comprehensive     Deferred     Retained  stockholders'
                                       Shares    Amount       income          Income       compensation   earnings     equity
---------------------------------------------------------------------------------------------------------------------------------
Balances, January 31, 1996              55,492   $219,688                       $ 10,398                  $154,585      $ 384,671
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Common shares issued under stock
  option and stock purchase plans        1,112     22,208                                                                  22,208
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Tax effect of stock options--                       2,578                                                                   2,578
  Autodesk, Inc.
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Grant of compensatory stock
  options--Discreet Logic                            674                                           (674)
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Reclassification of put warrants                   (9,870)                                                 (54,630)       (64,500)
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Comprehensive income:
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Net income (restated)                                           $ 42,247                                    42,247         42,247
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Other comprehensive loss, net of tax:
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Unrealized losses on available-for-
  sale securities, net of
  reclassification adjustments                                      (426)                                                    (426)
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Foreign currency translation                                     (20,635)                                                 (20,635)
  adjustment
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Other comprehensive loss (restated)                              (21,061)        (21,061)
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Comprehensive income                                            $ 21,186
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Dividends paid                                                                                             (10,879)       (10,879)
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Repurchase of common shares             (2,217)    (7,111)                                                 (60,158)       (67,269)
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Balances, January 31, 1997 (restated)   54,387    228,167                        (10,663)          (674)    71,165        287,995
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Common shares issued under stock
  option and stock purchase plans        2,889     65,490                                                                  65,490
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Tax effect of stock options--
  Autodesk, Inc.                                   16,230                                                                  16,230
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Grant of compensatory stock
  options--Discreet Logic                             836                                          (836)
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Compensation expense related to
  stock options--Discreet Logic                                                                     603                       603
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Reclassification of put warrants--
  Autodesk, Inc.                                    9,870                                                   54,630         64,500
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Shares issued in connection with
  acquisitions                           3,083    102,670                                                                 102,670
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Shares issued to Intel, net--
  Discreet Logic                           213     13,527                                                                  13,527
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Comprehensive income:
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Net income (restated)                                             56,215                                    56,215         56,215
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Other comprehensive loss, net of tax:
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Unrealized gains on available-for-
  sale securities, net of
  reclassification adjustments                                       362                                                      362
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Foreign currency translation
  adjustment                                                      (9,801)                                                  (9,801)
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Other comprehensive loss (restated)                               (9,439)         (9,439)
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Comprehensive income                                            $ 46,776
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Dividends paid                                                                                             (11,290)       (11,290)
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Repurchase of common shares             (5,333)   (29,726)                                                (145,181)      (174,907)
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Balances, January 31, 1998 (restated)   55,239    407,064                        (20,102)          (907)    25,539        411,594
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Common shares issued under stock
  option and stock purchase plans        3,224     76,550                                                                  76,550
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Tax effect of stock options--
  Autodesk, Inc.                                   15,469                                                                  15,469
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------


---------------------------------------------------------------------------------------------------------------------------------
(In thousands)                             Three-year period ended January 31, 1999

                                                                            Accumulated
                                          Common stock                         other                                    Total
                                      ------------------   Comprehensive   comprehensive     Deferred     Retained  stockholders'
                                       Shares    Amount       income          Income       compensation   earnings     equity
---------------------------------------------------------------------------------------------------------------------------------
Cancellation of compensatory stock
  options--Discreet Logic                             (25)                                           25
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Compensation expense related to
  stock options--Discreet Logic                                                                     331                       331
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Comprehensive income:
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Net income                                                        97,132                                    97,132         97,132
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Other comprehensive income, net of tax:
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Unrealized gains on available-for-
  sale securities, net of
  reclassification adjustments                                       198                                                      198
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Foreign currency translation
  adjustment                                                       5,772                                                    5,772
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Other comprehensive income                                         5,970           5,970
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Comprehensive income                                            $103,102
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Adjustment to conform fiscal year of
  Discreet Logic                                                                                            (9,131)        (9,131)
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Dividends paid                                                                                             (11,722)       (11,722)
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Repurchase of common shares             (1,242)   (28,257)                                                 (20,609)       (48,866)
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------
Balances, January 31, 1999              57,221   $470,801                       $(14,132)         $(551) $  81,209      $ 537,327
------------------------------------  --------  ---------  -------------  --------------  -------------  ---------  -------------

See accompanying notes.

Notes to Supplemental Consolidated Financial Statements


Note 1. Summary of Significant Accounting Policies

Operations

Autodesk, Inc. ("Autodesk" or the "Company") is a leader in the development and marketing of design and drafting software and multimedia tools, primarily for the business and professional environment. Autodesk's flagship product, AutoCAD, is one of the world's leading computer-aided design ("CAD") tools, with an installed base of 2.1 million seats worldwide.

Business Combination and Basis of Presentation

On March 16, 1999, the Company acquired Discreet Logic Inc. ("Discreet"), in a business combination accounted for as a pooling of interests. In the acquisition, Autodesk acquired all of the voting stock of Discreet, a company that develops, assembles, markets, and supports nonlinear digital systems and software for creating, editing, and compositing imagery and special effects for film, video, and HDTV, and issued 0.33 shares of the Company's common stock, or
0.33 exchangeable shares (which can be exchanged, at the holder's election, for one share of the Company's common stock), for each outstanding share of Discreet. The transaction resulted in the issuance of an aggregate of approximately 10 million shares of Autodesk common stock and exchangeable shares. The supplemental consolidated financial statements will become the historical financial statements upon issuance of financial statements for the period that includes the date of the merger.

The consolidated financial statements of Autodesk and Discreet have been combined and all prior periods have been restated to give effect to the combination. Information concerning common stock and per share data has been restated on an equivalent share basis. As a result of differing year-ends of Autodesk and Discreet, results of operations for dissimilar year-ends will be combined. Autodesk's historical consolidated statements of income, stockholders' equity, and cash flows for the fiscal years ended January 31, 1999, 1998, and 1997, have been combined with the condensed consolidated statements of operations, stockholders' equity, and cash flows of Discreet for the twelve months ended December 31, 1998, the fiscal year ended June 30, 1998, and the eleven months ended June 30, 1997. Operating results for the period from January 1, 1998, to June 30, 1998, for Discreet are duplicated in the consolidated statement of income of the combined operating results for the years ended January 31, 1999 and 1998. An adjustment in an amount equal to the results of operations for this six-month period is included in the consolidated statement of stockholders' equity. Discreet's revenues, net income, basic net income per share, and diluted net income per share were $75.9 million, $9.1 million, $0.16, and $0.15, respectively, for the period January 1, 1998 through June 30, 1998.

In order to qualify for pooling of interest treatment in the Discreet acquisition, prior to the closing of the acquisition, Autodesk completed a follow-on offering of 3,000,000 shares of common stock at $41 per share.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to the 1997 and 1998 consolidated financial statements to conform to the 1999 presentation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Foreign currency translation

The asset and liability accounts of foreign subsidiaries are translated from their respective functional currencies at the rates in effect at the balance sheet date, and revenue and expense accounts are translated at weighted average rates during the period. Foreign currency translation adjustments are reflected as a separate component of stockholders' equity. Gains (losses) resulting from foreign currency transactions, which are included in interest and other income, were $1,489,000, $1,015,000, and ($385,000) in fiscal years 1999, 1998, and
1997, respectively.

The Company hedges a portion of its exposure on certain receivables and payables denominated in foreign currencies using forward foreign exchange contracts in European and Asian currencies. Gains and losses associated with exchange rate fluctuations on forward foreign exchange contracts are recorded currently in interest and other income and offset corresponding gains and losses on the foreign currency assets being hedged. The costs of forward foreign exchange contracts are amortized on a straight-line basis over the life of the contract as interest and other income.

Cash and cash equivalents

The Company considers all highly liquid investments with insignificant interest rate risk and original maturities of three months or less to be cash equivalents. Cash equivalents are recorded at cost, which approximates fair value.

Marketable securities

Marketable securities, consisting principally of high-quality municipal bonds, tax-advantaged money market instruments, and U.S. Treasury notes, are stated at fair value. Marketable securities maturing within one year that are not restricted are classified as current assets.

The Company determines the appropriate classification of its marketable securities at the time of purchase and reevaluates such classification as of each balance sheet date. The Company has classified all of its marketable securities as available-for-sale and carries such securities at fair value, with unrealized gains and losses, net of tax, reported in stockholders' equity until disposition.

Concentration of credit risk

The Company places its cash, cash equivalents, and marketable securities with financial institutions with high credit standing and, by policy, limits the amounts invested with any one institution, type of security, and issuer. Autodesk's accounts receivable are derived from software sales to a large number of resellers and distributors in the Americas, Europe, and the Asia Pacific region. The Company performs ongoing evaluations of its customers' financial condition and limits the amount of credit extended when deemed necessary, but generally requires no collateral. No single customer accounted for more than 10 percent of consolidated net revenues in fiscal years 1999, 1998, or 1997.

Inventories

Inventories, consisting principally of disks, compact disks (CDs), user manuals, and hardware purchased for resale are stated at the lower of cost (determined on the first-in, first-out method) or market.

Computer equipment, furniture, and leasehold improvements

Computer equipment, furniture, and leasehold improvements are stated at cost. Computer equipment and furniture are depreciated using the straight-line and declining balance methods over the estimated useful lives of the assets, which range from two to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful life or the lease term. Depreciation expense was $33,137,000, $29,229,000, and $26,219,000 in fiscal years 1999, 1998, and 1997, respectively.

Purchased technologies and capitalized software

Costs incurred in the initial design phase of software development are expensed as incurred. Once the point of technological feasibility is reached, production costs (programming and testing) are capitalized. Certain acquired software-technology rights are also capitalized. Capitalized software costs are amortized ratably, as revenues are recognized, but not less than on a straight-line basis over two- to seven-year periods. Amortization expense, which is included as a component of cost of revenues, was $19,073,000, $14,438,000, and $9,817,000 in fiscal years 1999, 1998, and 1997, respectively. The actual lives of the Company's purchased technologies or capitalized software may differ from management's estimates, and such differences could cause carrying amounts of these assets to be reduced materially.

Other assets and goodwill

Amortization of purchased intangibles and goodwill is provided on a straight-line basis over the respective useful lives of the assets, which range from three to ten years. Accumulated amortization was $60,919,000, $39,623,000, and $17,418,000 in fiscal years 1999, 1998, and 1997, respectively. The Company evaluates the realizability and the related periods of amortization of these assets on a regular basis. Amortization expense, which is included as a component of general and administrative expenses, was $28,141,000, $22,615,000, and $4,018,000 in fiscal years 1999, 1998, and 1997, respectively.

Employee stock compensation

The Company accounts for its employee stock plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

Revenue recognition

Autodesk's revenue recognition policy is in compliance with the provisions of the American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), as amended by Statement of Position 98-4 ("SOP 98-4"). Revenue from software licenses and the related hardware and peripherals is recognized at the time of shipment, provided that no significant vendor obligations exist and collection of the resulting receivable is deemed probable. A portion of revenues related to certain customer consulting and training obligations is deferred. Revenue from post contract customer support and other related services is recognized ratably as the obligations are fulfilled, or when the related services are performed.

With the exception of certain European distributors, agreements with the Company's VARs do not contain specific product-return privileges. However, Autodesk permits its VARs to return product in certain instances, generally during periods of product transition and during update cycles.

Autodesk establishes allowances for product returns, including allowances for stock balancing and product rotation, based on estimated future returns of product and after taking into consideration channel inventory levels at its resellers, the timing of new product introductions, and other factors. These allowances are recorded as direct reductions of revenue and accounts receivable. While the Company maintains strict measures to monitor channel inventories and to provide appropriate allowances, actual product returns may differ from the Company's estimates, and such differences could be material to the consolidated financial statements.

Advertising

Advertising costs are expensed the first time the advertising takes place. Total advertising expenses incurred were $13,108,000, $14,364,000, and $11,384,000 during fiscal years 1999, 1998, and 1997, respectively.

Royalties

The Company licenses software used to develop components of certain software products. Royalties are payable to developers of the software at various rates and amounts generally based on unit sales or revenues. Royalty expense was $6,451,000, $7,640,000, and $8,000,000 in fiscal years 1999, 1998, and 1997, respectively. Such costs are included as a component of cost of revenues.

Net income per share

The Company computes net income per share in accordance with Financial Accounting Standards Board Statement No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires companies to present both basic net income per share and diluted net income per share. Basic net income per share excludes dilutive common stock equivalents and is calculated as net income divided by the weighted average common shares outstanding. Diluted net income per share is computed using the weighted average number of outstanding common shares and dilutive common stock equivalents outstanding during the period. For calculating basic and diluted net income per share, the exchangeable shares issued in the Discreet acquisition are treated as outstanding shares. A reconciliation of the numerators and denominators used in the basic and diluted net income per share amounts follows:

----------------------------------------------------------------------------
(In thousands)                                   Fiscal year ended January 31,

                                                   1999      1998      1997
                                                          (restated) (restated)
------------------------------------------------  -------   -------  -------
Numerator:
-------------------------------------------------  -------  -------  -------
      Numerator for basic and diluted net income   $97,132  $56,215  $42,247
        per share--net income
      -------------------------------------------  -------  -------  -------

Denominator:
-------------------------------------------------  -------  -------  -------
      Denominator for basic net income per          56,394   56,340   54,763
        share--weighted average shares
      -------------------------------------------  -------  -------  -------
      Effect of dilutive common stock options        2,747    3,682    1,962
      -------------------------------------------  -------  -------  -------
Denominator for diluted net income per share        59,141   60,022   56,725
-------------------------------------------------  -------  -------  -------

See Note 15 for related quarterly financial data amounts.

Stock options to purchase 3.5 million, 2.0 million, and 4.9 million shares of common stock in fiscal years 1999, 1998, and 1997, respectively, were outstanding but not included in the computation of diluted net income per share because the option exercise price was greater than the average market price of the common shares.

Recently issued accounting standards

In December 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-9 ("SOP 98-9"), which amends certain provisions of SOP 97-2 and extends the deferral of the application of certain passages of SOP 97-2 provided by SOP 98-4 until the beginning of Autodesk's fiscal year 2001. Autodesk does not expect the adoption of this standard to have a material effect on its consolidated operating results or financial position.

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). The statement requires Autodesk to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. SFAS 133 is effective as of the beginning of Autodesk's fiscal year 2002.

Autodesk is currently evaluating the impact of SFAS 133 on its financial statements and related disclosures.

In the first quarter of fiscal year 1999, the Company adopted the provisions of the AICPA's SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires companies to capitalize qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. The adoption of this standard did not have a material effect on the Company's consolidated operating results or financial position in fiscal year 1999.

Restatement

As described in Note 10, Autodesk's acquisition of Softdesk, Inc. ("Softdesk"), Denim Software LLC ("Denim"), D-Vision Systems, Inc. ("D-Vision"), and Lightscape Technologies, Inc. ("Lightscape") were accounted for as a business combinations using the purchase method of accounting. In accordance with Accounting Principles Board Opinion No. 16, "Accounting for Business Combinations," the cost of the acquisitions were allocated to the assets acquired and the liabilities assumed (including in-process research and development) based on their estimated fair values using valuation methods believed to be appropriate at the time. The amounts allocated to in-process research and development of $91.7 million was expensed in the period in which the acquisitions were consummated in accordance with FASB Interpretation No. 4, "Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method." Subsequent to the Securities and Exchange Commission's letter to the AICPA dated September 9, 1998, regarding its views on in-process research and development ("IPR&D"), Autodesk has reevaluated its IPR&D charges on the acquisitions, revised the purchase price allocation, and restated its financial statements. As a result, Autodesk made adjustments to decrease the amounts previously expensed as IPR&D and increase the amounts capitalized as goodwill and other intangibles relating to the acquisitions by $63.3 million.

The effect of these adjustments on previously reported consolidated financial statements as of and for the years ended January 31, 1998 and 1997 are as follows:

--------------------------------------------------------------------------------------------------
(In thousands, except per share data)                 1998                          1997


                                           As reported    As restated    As reported    As restated
---------------------------------------    -----------    -----------    -----------    -----------
Nonrecurring charges                          $ 82,595       $ 26,810       $ 21,038       $ 13,501
---------------------------------------    -----------    -----------    -----------    -----------
General and administrative                      91,364        105,207         80,676         80,781
---------------------------------------    -----------    -----------    -----------    -----------
Cost of revenues                               132,891        133,371        111,788        111,788
---------------------------------------    -----------    -----------    -----------    -----------
Income from operations                          52,424         93,886         57,864         65,296
---------------------------------------    -----------    -----------    -----------    -----------
Net income                                      14,753         56,215         34,815         42,247
---------------------------------------    -----------    -----------    -----------    -----------
Basic net income per share                    $   0.26       $   1.00       $   0.64       $   0.77
---------------------------------------    -----------    -----------    -----------    -----------
Diluted net income per share                      0.25           0.94           0.61           0.74
---------------------------------------    -----------    -----------    -----------    -----------
Purchased technologies and
  capitalized software, net                     36,595         38,415         18,261         18,261
---------------------------------------    -----------    -----------    -----------    -----------
Goodwill, net                                   17,897         64,971          6,785         14,217
---------------------------------------    -----------    -----------    -----------    -----------
Retained earnings (deficit)                    (23,356)        25,539         63,733         71,165
---------------------------------------    -----------    -----------    -----------    -----------

Note 2. Financial Instruments

Fair values of financial instruments

Estimated fair values of financial instruments are based on quoted market prices. The carrying amounts and fair value of the Company's financial instruments are as follows:



-------------------------------------------------------------------------------
(In thousands)                        January 31, 1999      January 31, 1998

                                      Carrying     Fair     Carrying     Fair
                                       amount     value      amount     value
-----------------------------------   --------   --------   --------   --------
Cash and cash equivalents             $258,941   $258,941   $142,548   $142,548
-----------------------------------   --------   --------   --------   --------
Marketable securities                  169,021    169,021    205,230    205,230
-----------------------------------   --------   --------   --------   --------
Forward foreign currency contracts         (80)       (80)      (124)      (124)
-----------------------------------   --------   --------   --------   --------

Foreign currency contracts

The Company utilizes derivative financial instruments in the form of forward foreign exchange contracts only for the purpose of hedging foreign currency market exposures of underlying assets, liabilities, and other obligations which exist as a part of its ongoing business operations. The Company, as a matter of policy, does not engage in trading or speculative transactions. In general, instruments used as hedges must be effective at reducing the foreign currency risk associated with the underlying transaction being hedged and must be designated as a hedge at the inception of the contract. Substantially all forward foreign currency contracts entered into by the Company have maturities of 60 days or less. The Company uses the forward contracts only as hedges of existing transactions. Amounts receivable and payable on forward foreign exchange contracts are recorded as other current assets and other accrued liabilities, respectively. For these contracts, mark-to-market gains and losses are recognized as other income or expense in the current period, generally consistent with the period in which the gain or loss of the underlying transaction is recognized. Cash flows associated with derivative transactions are classified in the statement of cash flows in a manner consistent with those of the transactions being hedged. The notional amounts of foreign currency contracts were $31.2 million and $38.8 million at January 31, 1999 and 1998, respectively, and were predominantly to buy Swiss francs. While the contract or notional amount is often used to express the volume of foreign exchange contracts, the amounts potentially subject to credit risk are generally limited to the amounts, if any, by which the counterparties' obligations under the agreements exceed the obligations of the Company to the counterparties.

Marketable securities

Marketable securities include the following available-for-sale securities at January 31, 1999 and 1998:

--------------------------------------------------------------------------------
(In thousands)                January 31, 1999

                                            Gross        Gross
                                            unrealized   unrealized   Estimated
                              Cost          gains        losses       fair value
---------------------------   -----------   ----------   ----------   ----------
Short-term:
---------------------------   -----------   ----------   ----------   ----------
      Municipal bonds            $ 90,655       $  157         $ --     $ 90,812
      ---------------------   -----------   ----------   ----------   ----------
      Preferred stock              10,000           --           --       10,000
      ---------------------   -----------   ----------   ----------   ----------
      Treasury bills                1,944           --           --        1,944
      ---------------------   -----------   ----------   ----------   ----------
                                  102,599          157           --      102,756
---------------------------   -----------   ----------   ----------   ----------
Long-term:
---------------------------   -----------   ----------   ----------   ----------
      Municipal bonds              65,247        1,018           --       66,265
      ---------------------   -----------   ----------   ----------   ----------
                                   65,247        1,018           --       66,265
---------------------------   -----------   ----------   ----------   ----------
                                 $167,846       $1,175         $ --     $169,021
===========================   ===========   ==========   ==========   ==========

                              --------------------------------------------------
                                January 31, 1998

                                            Gross         Gross
                                            unrealized   unrealized   Estimated
                                Cost        gains        losses       fair value
---------------------------   -----------   ----------   ----------   ----------
Short-term:
---------------------------   -----------   ----------   ----------   ----------
      Municipal bonds            $ 24,383       $   --         $(22)    $ 24,361
      ---------------------   -----------   ----------   ----------   ----------
      Treasury bills                9,994            2           --        9,996
      ---------------------   -----------   ----------   ----------   ----------
      Preferred stock               2,000           --           --        2,000
      ---------------------   -----------   ----------   ----------   ----------
      Money market deposits        64,042           --           --       64,042
      ---------------------   -----------   ----------   ----------   ----------
                                  100,419            2          (22)     100,399
---------------------------   -----------   ----------   ----------   ----------
Long-term:
---------------------------   -----------   ----------   ----------   ----------
      Municipal bonds              85,911          935           --       86,846
      ---------------------   -----------   ----------   ----------   ----------
      U.S. Treasury bills          17,987           --           (2)      17,985
      ---------------------   -----------   ----------   ----------   ----------
                                  103,898          935           (2)     104,831
---------------------------   -----------   ----------   ----------   ----------
                                 $204,317       $  937         $(24)    $205,230
===========================   ===========   ==========   ==========   ==========


Long-term U.S. Treasury bills included a restricted balance of $18.0 million at January 31, 1998 (see Note 4). The contractual maturities of Autodesk's short-term marketable securities at January 31, 1999, were one year or less while the Company's long-term marketable securities had contractual maturities as follows:
$10.5 million between one and two years; $24.1 million maturing in three years; $15.7 million maturing in four to five years; and $15.9 million beyond five years. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay or call obligations without prepayment penalties. Realized gains and losses on sales of available-for-sale securities were immaterial in fiscal years 1999, 1998, and 1997. The cost of securities sold is based on the specific identification method.

Note 3. Income Taxes
The provision for income taxes consists of the following:

----------------------------------------------------
(In thousands)     Fiscal year ended January 31,

                      1999        1998        1997
----------------   ---------   ---------   ---------
Federal:
----------------   ---------   ---------   ---------
      Current        $30,708     $33,361     $ 5,807
----------------   ---------   ---------   ---------
      Deferred         7,773      (7,385)      1,578
----------------   ---------   ---------   ---------
State:
----------------   ---------   ---------   ---------
      Current          3,627       6,043       4,869
----------------   ---------   ---------   ---------
      Deferred         1,229      (1,245)     (1,148)
----------------   ---------   ---------   ---------
Foreign:
----------------   ---------   ---------   ---------
      Current         17,029      19,106      21,719
----------------   ---------   ---------   ---------
      Deferred         1,723         609      (1,395)
----------------   ---------   ---------   ---------
                     $62,089     $50,489     $31,430
================   =========   =========   =========


The principal reasons that the aggregate income tax provisions differ from the U.S. statutory rate of 35 percent are as follows:


(In thousands)                                                                     Fiscal year ended January 31,

                                                                                     1999          1998          1997
------------------------------------------------------------------------------    ----------    ----------    ----------
Income tax provision at statutory rate                                               $55,727       $37,346       $25,787
------------------------------------------------------------------------------    ----------    ----------    ----------
Foreign income taxed at rates different from the U.S. statutory rate                  (1,994)          528          (913)
------------------------------------------------------------------------------    ----------    ----------    ----------
State income taxes, net of federal benefit                                             3,041         2,727         2,371
------------------------------------------------------------------------------    ----------    ----------    ----------
Tax-exempt interest                                                                   (2,087)       (2,031)       (1,348)
------------------------------------------------------------------------------    ----------    ----------    ----------
Acquired in-process research and development                                           3,973         9,348         1,990
------------------------------------------------------------------------------    ----------    ----------    ----------
Goodwill amortization                                                                  7,478         6,724           695
------------------------------------------------------------------------------    ----------    ----------    ----------
Effect of not benefitting tax losses                                                   2,304         1,599           853
------------------------------------------------------------------------------    ----------    ----------    ----------
Utilization of tax losses not previously benefitted                                   (3,786)       (4,839)         (946)
------------------------------------------------------------------------------    ----------    ----------    ----------
Other                                                                                 (2,567)         (913)        2,941
------------------------------------------------------------------------------    ----------    ----------    ----------
                                                                                     $62,089       $50,489       $31,430
==============================================================================    ==========    ==========    ==========

Significant sources of the Company's deferred tax assets and liabilities are as follows:

--------------------------------------------------------    ----------------------------------------
(In thousands)                                                             January 31,

                                                                    1999                  1998
--------------------------------------------------------    ------------------    ------------------
Purchased technology and capitalized software                          $13,580               $11,079
--------------------------------------------------------    ------------------    ------------------
Reserves for product returns and bad debts                               6,902                 9,728
--------------------------------------------------------    ------------------    ------------------
Tax loss carryforwards                                                   5,676                 5,499
--------------------------------------------------------    ------------------    ------------------
Accrued compensation and benefits                                        4,705                 3,809
--------------------------------------------------------    ------------------    ------------------
Fixed assets                                                             3,249                    --
--------------------------------------------------------    ------------------    ------------------
Accrued legal judgment, including accrued interest                       1,598                13,863
--------------------------------------------------------    ------------------    ------------------
Accrued state income taxes                                                 410                 5,667
--------------------------------------------------------    ------------------    ------------------
Other                                                                   10,266                 6,292
--------------------------------------------------------    ------------------    ------------------
      Total deferred tax assets                                         46,386                55,937
      --------------------------------------------------    ------------------    ------------------
      Less: Valuation allowance                                         11,231                 8,448
      --------------------------------------------------    ------------------    ------------------
      Net deferred tax assets                                          $35,155               $47,489
      --------------------------------------------------    ------------------    ------------------


--------------------------------------------------------    -----------------------------------------
(In thousands)                                                              January 31,

                                                                    1999                   1998
--------------------------------------------------------    ------------------     ------------------
Unremitted earnings of foreign subsidiaries                            $(6,018)               $(6,018)
--------------------------------------------------------    ------------------     ------------------
Fixed assets                                                                --                 (1,944)
--------------------------------------------------------    ------------------     ------------------
     Total deferred tax liability                                       (6,018)                (7,962)
     ---------------------------------------------------    ------------------     ------------------
           Net deferred tax asset                                      $29,137                $39,527
           ---------------------------------------------    ------------------     ------------------


The tax benefit associated with dispositions from employee stock plans reduced taxes currently payable for fiscal years 1999, 1998, and 1997 by $15,469,000, $16,230,000, and $2,578,000, respectively. No provision has been made for federal income taxes on unremitted earnings of certain of the Company's foreign subsidiaries (cumulative $251 million at January 31, 1999) because the Company plans to reinvest all such earnings for the foreseeable future. At January 31, 1999, the unrecognized deferred tax liability for these earnings was approximately $72.0 million. Foreign pretax income was $110.1 million, $57.5 million, and $50.7 million in fiscal years 1999, 1998, and 1997, respectively.

The Company's United States income tax returns for fiscal years ended January 31, 1992 through 1996, are under examination by the Internal Revenue Service. On August 27, 1997, the Internal Revenue Service issued a Notice of Deficiency proposing increases to the amount of the Company's United States income taxes for fiscal years 1992 and 1993. On November 25, 1997, the Company filed a petition with the United States Tax Court to contest these alleged tax deficiencies. Management believes that adequate amounts have been provided for any adjustments that may ultimately result from these examinations.

Cash payments for income taxes were approximately $20,861,000, $35,800,000, and $14,746,000 for fiscal years 1999, 1998, and 1997, respectively.

The Company has $15,034,000 of cumulative tax loss carryforwards, which may be available to reduce future income tax liabilities in certain jurisdictions. The tax loss carryforwards will expire beginning June 30, 2001. The Company has recorded a valuation allowance against certain deferred tax assets including the tax benefit of these tax loss carryforwards as the tax benefits do not meet the recognition criteria set forth in SFAS 109 due to the uncertainty of realizability.

Note 4. Litigation and Related Matters

In December 1994, a $25.5 million judgment was entered into against the Company on a claim of trade-secret misappropriation brought by Vermont Microsystems, Inc. ("VMI"). The initial judgment and related expenses were accrued in fiscal year 1995, as well as interest expense in subsequent periods in accordance with this judgment. The Company appealed the deci-sion, and in May 1998, final judgment was entered in the VMI litigation in the amount of $7.8 million plus accrued interest. Following entry of judgment, the Company made a final payment of approximately $8.4 million, including interest to VMI. During the second quarter of fiscal year 1999, the Company recognized $18.2 and $2.7 million as operating income and interest income, respectively, to reflect the remaining unutilized litigation and related interest accruals.

In 1996 and 1997, certain of Discreet's shareholders filed class action lawsuits alleging violations of federal securities laws and other claims against Discreet and certain of its officers and directors. In November 1997, the lawsuits were settled for $10,800,000, of which Discreet contributed approximately $7,400,000, with the remainder provided by insurance. In the year ended January 31, 1997, Discreet had provided a $2,506,000 litigation reserve for legal costs associated with defending the class action lawsuits. During the year ended January 31, 1998, Discreet recorded a provision of $6,500,000 to accrue the additional estimated settlement costs to be borne by Discreet. In the year ended January 31, 1999, Discreet reversed $405,000 of litigation and related settlement expenses in order to adjust previously estimated legal costs to the actual amount of costs incurred.

In August and September 1998, two complaints, which were subsequently consolidated, were filed in the Marin County, California, Superior Court. The complaints allege that Discreet and the Discreet directors breached their fiduciary duties to shareholders in connection with the merger transaction with Autodesk. The Company believes the claims asserted in the complaints are without merit and intends to vigorously contest them.

Note 5. Commitments and Contingencies

The Company leases office space and equipment under noncancelable lease agreements. The leases generally provide that the Company pay taxes, insurance, and maintenance expenses related to the leased assets. Future minimum lease payments for fiscal years ended January 31 are as follows: $23.7 million in 2000; $18.7 million in 2001; $12.7 million in 2002; $10.3 million in 2003; $6.9 million in 2004; and $22.6 million thereafter.

Rent expense was $25,675,000, $19,714,000, and $18,958,000 in fiscal years 1999,
1998, and 1997, respectively.

The Company is a party to various legal proceedings arising from the normal course of business activities. In management's opinion, resolution of these matters is not expected to have a material adverse impact on the Company's consolidated results of operations or its financial position. However, depending on the amount and timing, an unfavorable resolution of a matter could materially affect the Company's future results of operations or cash flows in a particular period.

Note 6.  Borrowing Arrangements

During the year, the Company amended its revolving demand line of credit and leasing facility with its bank. The new agreement provides for a revolving demand line of credit under which it can borrow up to Cdn$7,000,000 (approximately $4,569,000 at January 31, 1999). Advances under the line accrue interest monthly at the Canadian prime rate (6.75% at January 31, 1999) plus 0.25%. Additionally, the agreement provides for a Cdn$600,000 (approximately $392,000 at January 31, 1999) demand leasing facility, and a Cdn$600,000 (approximately $392,000 at January 31, 1999) demand research and development tax credit facility. Advances under these facilities accrue interest monthly at the Canadian prime rate (6.75% at January 31, 1999) plus 1%. The line and facilities are secured by essentially all of The Company's Discreet business unit's North American assets. As additional security, the Company assigned to the bank its insurance on these assets. The Company is required to maintain certain financial ratios, including minimum levels of working capital, debt service coverage and equity to asset ratios. As of January 31, 1999, there were no amounts outstanding under the demand leasing and demand research and development tax credit facilities, however, the amount available to the Company under the line of credit was reduced by the letter of guarantee discussed below. During the year, the Company's Japanese subsidiary entered into a line of credit agreement with its bank. Under this agreement, the subsidiary can borrow up to $3,000,000. Advances under this line accrue interest at the prevailing overnight rate for the period (approximately 2.1% at January 31, 1999) and are secured by a letter of guarantee, in the amount of $3,000,000, issued by the Company in favor of the subsidiary's bank. As of January 31, 1999, the subsidiary had borrowed
(Yen)300,372,000 (approximately $2,643,000 at January 31, 1999). The Company has provided a letter of guarantee in the amount of $3,000,000, $3,000,000, and $328,753 for fiscal years 1999, 1998, and 1997, respectively.

The Company has a line of credit permitting short-term, unsecured borrowings of up to $40 million, which may be used from time to time to facilitate short-term cash flow. There were no borrowings under this agreement at January 31, 1999, which expires in January 2000.

Note 7. Employee Benefit Plans

Stock option plans

Under the Company's stock option plans, incentive and nonqualified stock options may be granted to officers, employees, directors, and consultants to purchase shares of the Company's common stock. Options vest over periods of one to five years and generally have terms of up to ten years. The exercise price of the stock options is determined by the Company's Board of Directors on the date of grant and is at least equal to the fair market value of the stock on the grant date. In connection with the acquisition of Discreet Logic, Inc. on March 16, 1999, the Company assumed all of the outstanding stock options of Discreet. No further option grants will be made under any Discreet option plans.

Stock option activity is as follows:

-------------------------------------------------   --------------------------------------------
(Shares in thousands)


                                                                                       Weighted
                                                                                       average
                                                    Number of                          price
                                                    shares         Price per share     per share
-------------------------------------------------   ----------   -------------------   ---------
Options outstanding at January 31, 1996                  9,597    $ 0.05  -  $ 49.25      $28.26
-------------------------------------------------   ----------   -------------------   ---------
      Granted                                            5,829      0.01  -    42.00       28.69
      -------------------------------------------   ----------   -------------------   ---------
      Exercised                                           (757)     0.05  -    38.25       18.39
      -------------------------------------------   ----------   -------------------   ---------
      Canceled                                          (1,128)    16.25  -    49.25       33.31
      -------------------------------------------   ----------   -------------------   ---------

Options outstanding at January 31, 1997                 13,541    $ 0.01  -  $ 49.25      $27.44
-------------------------------------------------   ----------   -------------------   ---------
      Granted                                            3,709      0.01  -    48.38       36.47
      -------------------------------------------   ----------   -------------------   ---------
      Assumed via acquisitions                             306      0.34  -    36.40       23.72
      -------------------------------------------   ----------   -------------------   ---------
      Exercised                                         (2,387)     0.01  -    49.25       22.82
      -------------------------------------------   ----------   -------------------   ---------
      Canceled                                            (952)     1.63  -    49.25       33.13
      -------------------------------------------   ----------   -------------------   ---------

Options outstanding at January 31, 1998                 14,217    $ 0.01  -  $ 49.25      $30.10
-------------------------------------------------   ----------   -------------------   ---------
      Granted                                            3,320      0.01  -    47.94       36.49
      -------------------------------------------   ----------   -------------------   ---------
      Exercised                                         (2,595)     0.01  -    49.25       24.74
      -------------------------------------------   ----------   -------------------   ---------
      Canceled                                          (1,020)     1.48  -    49.25       34.96
      -------------------------------------------   ----------   -------------------   ---------

Options outstanding at January 31, 1999                 13,922    $ 0.01  -  $ 49.25      $32.27
-------------------------------------------------   ----------   -------------------   ---------
Options exercisable at January 31, 1999                  6,770    $ 0.01  -  $ 49.25      $30.13
-------------------------------------------------   ----------   -------------------   ---------
Options available for grant at January 31, 1999          3,356
-------------------------------------------------   ----------   -------------------   ---------

The following table summarizes information about options outstanding at January 31, 1999.

--------------------------------------------------   ------------------------------------------------------------
                                                                               Outstanding
                                                                            options weighted
                                                                                 average
                                                       Number of shares        contractual       Weighted average
                                                        (in thousands)       life (in years)      exercise price
--------------------------------------------------   -------------------    -----------------    ----------------
Range of per share exercise prices:
--------------------------------------------------   -------------------    -----------------    ----------------
      $   0.01   -  $  24.75                                    4,716                 5.63               $23.55
--------------------------------------------------   -------------------    -----------------    ----------------

      $  25.38   -  $  36.50                                    4,838                 7.46               $31.73
--------------------------------------------------   -------------------    -----------------    ----------------

      $  36.75   -  $  49.25                                    4,368                 8.30               $42.29
--------------------------------------------------   -------------------    -----------------    ----------------

                                                               13,922                 7.10               $32.27
------------------------------------------------------------------------    -----------------    ----------------

The following table summarizes information about options outstanding and exercisable at January 31, 1999.

--------------------------------------------------------          -----------------------------------------
                                                                  Number of shares       Weighted average
                                                                   (in thousands)         exercise price
--------------------------------------------------------          ------------------     ------------------
Range of per share exercise prices:
--------------------------------------------------------          ------------------     ------------------
      $  0.01  - $  24.75                                                      2,872                 $20.66
      --------------------------------------------------------    ------------------     ------------------

      $  25.38 - $  36.50                                                      2,131                 $30.68
      -----------------------------------------------------------------------------------------------------

      $  36.75 - $  49.25                                                      1,767                 $44.88
      --------------------------------------------------------    ------------------     ------------------

                                                                               6,770                 $30.13
      --------------------------------------------------------    ------------------     ------------------

These options will expire if not exercised at specific dates ranging from February 1999 to January 2009. Prices for options exercised during the three-year period ended January 31, 1999, range from $0.01 to $49.25.

A total of 19.3 million shares of the Company's common stock have been reserved for future issuance under existing stock option programs.

Employee stock purchase plan

The Company has an employee stock purchase plan ("plan") for all employees meeting certain eligibility criteria. Under the plan, eligible employees may purchase shares of the Company's common stock, at their discretion up to 15 percent of their compensation subject to certain limitations, at not less than 85 percent of fair market value as defined in the plan. In March 1999 in connection with the acquisition of Discreet, the Company assumed Discreet's obligations with respect to each outstanding option to purchase common shares of Discreet under the 1995 Employee Stock Purchase Plan. A total of 2,099,000 shares have been reserved for issuance under the plan plus an annual increase as defined in the plan document. In fiscal years 1999, 1998, and 1997, shares totaling 635,000, 505,000, and 355,000, respectively, were issued under the plan at average prices of $23.21, $22.35, and $23.35 per share. At January 31, 1999, a total of 2,690,000 shares were available for future issuance under the plan.

Pro forma information

The Company has elected to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its employees' stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized in the Company's financial statements.

Pro forma information regarding net income and net income per share is required by SFAS No. 123. This information is required to be determined as if the Company had accounted for its employee stock options (including shares issued under the employee stock purchase plan, collectively called "options") granted subsequent to January 31, 1995, under the fair value method of that statement. The fair value of options granted in 1999, 1998, and 1997 reported below has been estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

-------------------------    -----------------------------------------------------------------------------------------------
                                          Employee stock options                          Employee stock purchase plan

                                 1999             1998              1997            1999           1998             1997
-------------------------    -------------    -------------   -------------   -------------   -------------   --------------
Expected life (in years)       0.4 to 2.8      0.5 to 2.6      0.5 to 2.7          0.5             0.5             0.5
-------------------------    -------------    -------------   -------------   -------------   -------------   --------------
Risk-free interest rate       5.0% to 6.3%    5.2% to 6.3%    5.2% to 6.3%    5.0% to 6.3%    5.2% to 6.3%    5.2% to 6.3%
-------------------------    -------------    -------------   -------------   -------------   -------------   --------------
Volatility                    0.56 to 1.0     0.52 to 1.0     0.42 to 1.0     0.63 to 1.0     0.50 to 1.0     0.45 to 1.0
-------------------------    -------------    -------------   -------------   -------------   -------------   --------------
Dividend yield                  0% to 0.7%      0% to 0.6%      0% to 0.8%      0% to 0.7%      0% to 0.6%      0% to 0.8%
-------------------------    -------------    -------------   -------------   -------------   -------------   --------------

The weighted average estimated fair value of employee stock options granted during fiscal years 1999, 1998, and 1997 was $14.14, $13.53, and $7.91 per share, respectively. The weighted average estimated fair value of shares granted under the employee stock purchase plan during fiscal years 1999, 1998, and 1997 was $9.07, $7.27, and $7.55, respectively.

For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net income for 1999, 1998, and 1997 was $52,207,000, $13,851,000, and
$14,360,000, respectively. Pro forma basic net income per share was $0.93, $0.25, and $0.26 in fiscal years 1999, 1998, and 1997, respectively. Pro forma diluted net income per share were $0.88, $0.23, and $0.25, respectively.

These pro forma amounts include amortized fair values attributed to options granted after January 31, 1995 only, and therefore are not likely to be representative of future pro forma amounts.

Pretax savings plan

The Company has a pretax savings plan covering nearly all U.S. employees that qualify under Section 401(k) of the Internal Revenue Code. Eligible employees may contribute up to 20 percent of their pretax salary, subject to certain limitations. The Company makes voluntary contributions and matches a portion of employee contributions. Company contributions, which may be terminated at the Company's discretion, were $4,623,000, $4,103,000, and $3,068,000 in fiscal years 1999, 1998, and 1997, respectively.

The Company provides defined-contribution plans in certain foreign countries where required by statute. The Company's funding policy for foreign defined-contribution plans is consistent with the local requirements in each country. Company contributions to these plans during fiscal years 1999 and 1998 were $1,654,000 and $1,376,000, respectively. Company contributions to these plans in fiscal year 1997 were not significant.

Note 8. Stockholders' Equity

Preferred stock

The Company's Certificate of Incorporation authorizes 2 million shares of preferred stock, and as of January 31, 1999, none was issued or outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to fix rights, preferences, privileges and restrictions, including dividends, and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders.

Common stock repurchase program

During fiscal years 1999, 1998, and 1997, the Company repurchased and retired a total of 600,000, 2,332,500, and 1,659,500 shares of its common stock at average repurchase prices of $42.56, $38.39, and $32.44, respectively, pursuant to an ongoing and systematic repurchase plan ("Systematic Plan") approved by the Company's Board of Directors to reduce the dilutive effect of common shares to be issued under the Company's employee stock plans. In December 1997, the Board of Directors authorized the purchase of an additional 4 million shares under the Systematic Plan.

In August 1996, Autodesk announced another stock repurchase program for the purchase of up to 5 million shares of common stock in open market transactions as market and business conditions warranted--the "Supplemental Plan." In December 1997, the Board of Directors authorized the purchase of an additional 5 million shares under the Supplemental Plan. The Company could utilize equity options as part of the Supplemental Plan.

In connection with the Supplemental Plan, the Company sold put warrants to an independent third party in September 1996 and purchased call options from the same independent third party. The premiums received with respect to the equity options equaled the premiums paid. Consequently, there was no exchange of cash. The Company exercised the call options, repurchasing 2,000,000 shares of its common stock during the third quarter of fiscal year 1998 for $51 million. The put warrants expired unexercised in September 1997 and were reclassified from put warrants to stockholders' equity during the third quarter of fiscal year 1998. During fiscal years 1999, 1998, and 1997, the Company repurchased and retired a total of 545,000, 1,000,000, and 557,500 shares of its common stock at average repurchase prices of $42.81, $34.37, and $24.09, respectively, subject to the Supplemental Plan.

In December 1997, the Company sold put warrants to an independent third party that entitled the holder of the warrants to sell 1.5 million shares of common stock to the Company at $38.12 per share. Additionally, the Company purchased call options from the same independent third party that entitled the Company to buy 1 million shares at $39.88 per share. The premiums received with respect to the equity options totaled $4.5 million and equaled the premiums paid. Consequently, there was no exchange of cash. The outstanding put warrants at January 31, 1998 permitted a net share settlement at the Company's option. In March 1998, the Company exercised the call option, electing the net share settlement option, and retired approximately 97,000 shares of its common stock. The put warrants expired unexercised.

In connection with the acquisition of Discreet Logic Inc., in August 1998, the Autodesk Board of Directors rescinded its authorization and terminated the Company's repurchase plans.

On March 4, 1998, the Company completed a private placement of 213,000 common shares to Intel Corporation for proceeds to the Company of approximately $13,527,000, net of issuance costs.

Under a separate agreement, the Strategic Development Agreement (the "Agreement") dated as of March 4, 1998 by and between the Company and Intel Corporation ("Intel") provides for the mutual collaboration of Intel and the Company regarding the possible development of real-time effects software designed specifically to run on certain Intel products and to allow the free flow of certain developmental information between the parties to facilitate similar development efforts. The nature of the Agreement is preliminary and, as such, the Agreement does not provide for extensive obligations or liability on behalf of either party. Under the Agreement, the Company agrees to provide a perpetual, non-transferable, non-assignable, non-exclusive, world-wide, royalty-free license, without the right to sublicense, to internally use, copy and modify certain proprietary software and related material solely for the purposes of performance analysis, optimization and design and sale of certain Intel products.

The Company retains sole ownership on all such software, even if such software is modified by Intel. There are no "purchase rights" under the Agreement. Under the Agreement, each party will bear its own costs associated with performance of the agreement, which will generally entail training, travel and related meeting expenses. The Company believes that the agreement is not material to the Company's operations.

Note 9. Segments

During the fiscal year ended January 31, 1999, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for reporting information about a company's operating segments. Prior year amounts have been restated to conform to the current year's presentation.

Management identified the Company's reportable segments based on differences in customer type and distribution method. The Company operates in three segments-- the Design Solutions segment (consisting of the MCAD, AECAD, and GIS market groups), the Personal Solutions Group ("PSG"), and Discreet (consisting of the Discreet and Kinetix market groups). The Design Solutions segment derives revenues from the sales of design software products whose end users include architects, engineers, construction firms, designers, and drafters. The Personal Solutions Group develops and sells design software products for professionals, occasional users, or consumers who design, draft, and diagram. Finally, Discreet derives revenues from the sale of multimedia products to animation professionals. All segments primarily distribute their respective products through authorized dealers and distributors. The PSG segment also sells its products directly through telemarketing and the Internet.

Autodesk evaluates each segment's performance on the basis of income from operations before income taxes. The Company currently does not separately accumulate and report asset information by market group. Information concerning the operations of the Company's reportable segments is as follows:

--------------------------------------    ----------------------------------------------------------------
(In millions)                                    Fiscal year ended January 31,

                                                  1999                   1998                   1997
--------------------------------------    ------------------     ------------------     ------------------
Net revenues:
--------------------------------------    ------------------     ------------------     ------------------
      Design Solutions                               $ 575.2                $ 494.3                $ 388.0
      --------------------------------    ------------------     ------------------     ------------------
      Personal Solutions Group                         122.9                   89.7                   79.2
      --------------------------------    ------------------     ------------------     ------------------
      Discreet                                         173.8                  184.7                  131.4
      --------------------------------    ------------------     ------------------     ------------------
                                                     $ 871.9                $ 768.7                $ 598.6
--------------------------------------    ------------------     ------------------     ------------------



--------------------------------------    ----------------------------------------------------------------
(In millions)                               Fiscal year ended January 31,

                                                        1999                   1998                   1997
--------------------------------------    ------------------     ------------------     ------------------
Income (loss) from operations:
--------------------------------------    ------------------     ------------------     ------------------
      Design Solutions                               $ 310.3                $ 267.6                $ 241.0
      --------------------------------    ------------------     ------------------     ------------------
      Personal Solutions Group                          84.1                   53.3                   50.5
      --------------------------------    ------------------     ------------------     ------------------
      Discreet                                          19.5                   17.4                    5.6
      --------------------------------    ------------------     ------------------     ------------------
      Unallocated amounts/1/                          (271.8)                (243.3)                (231.1)
      --------------------------------    ------------------     ------------------     ------------------
                                                     $ 142.1                $  95.0                $  66.0
--------------------------------------    ------------------     ------------------     ------------------
Depreciation and amortization:
--------------------------------------    ------------------     ------------------     ------------------
      Design Solutions                               $  37.2                $  22.6                $  19.2
      --------------------------------    ------------------     ------------------     ------------------
      Personal Solutions Group                           2.2                    0.3                     --
      --------------------------------    ------------------     ------------------     ------------------
      Discreet                                          22.1                   23.7                    7.2
      --------------------------------    ------------------     ------------------     ------------------
      Unallocated amounts                               19.3                   19.7                   14.4
      --------------------------------    ------------------     ------------------     ------------------
                                                     $  80.8                $  66.3                $  40.8
--------------------------------------    ------------------     ------------------     ------------------

/1/ Unallocated amounts in fiscal year 1999 are attributed primarily to corporate expenses of $110.3 million, other geographic costs and expenses which are managed outside the reportable segments of $174.2 million, and nonrecurring income of $12.7 million. Fiscal year 1998 unallocated amounts are primarily related to corporate expenses of $76.6 million and other geographic costs and expenses not allocated to specific segments of $166.7 million. Fiscal year 1997 amounts pertain to corporate expenses of $78.7 million and other geographic costs and expenses of $152.4 million.

Information regarding the Company's operations by geographic area is as follows:

--------------------------------------------------------    ----------------------------------------------------------------
(In millions)                                                      Fiscal year ended January 31,

                                                                    1999                   1998                   1997
--------------------------------------------------------    ----------------------------------------------------------------
Net revenues:
--------------------------------------------------------    ------------------     ------------------     ------------------
      United States customers                                           $356.5                 $317.2                 $205.4
      --------------------------------------------------    ------------------     ------------------     ------------------
      Other Americas                                                      57.2                   46.9                   30.0
      --------------------------------------------------    ------------------     ------------------     ------------------
      Total Americas                                                     413.7                  364.1                  235.4
      --------------------------------------------------    ------------------     ------------------     ------------------
      Europe                                                             329.6                  257.5                  228.4
      --------------------------------------------------    ------------------     ------------------     ------------------
      Asia Pacific                                                       128.6                  147.1                  134.8
      --------------------------------------------------    ------------------     ------------------     ------------------
            Total net revenues                                          $871.9                 $768.7                 $598.6
            --------------------------------------------    ------------------     ------------------     ------------------

--------------------------------------------------------    -----------------------------------------
(In millions)                                                 January 31,

                                                                          1999                   1998
--------------------------------------------------------    ------------------     ------------------
Long-lived assets:/1/
--------------------------------------------------------    ------------------     ------------------
      United States operations                                          $146.3                 $173.5
      --------------------------------------------------    ------------------     ------------------
      Other Americas                                                      95.1                   94.8
      --------------------------------------------------    ------------------     ------------------
      Total Americas                                                     241.4                  268.3
      --------------------------------------------------    ------------------     ------------------
      Neuchatel, Switzerland                                              37.7                    3.4
      --------------------------------------------------    ------------------     ------------------
      Other Europe                                                        21.4                   17.6
      --------------------------------------------------    ------------------     ------------------
      Total Europe                                                        59.1                   21.0
      --------------------------------------------------    ------------------     ------------------
      Asia Pacific                                                        26.2                   28.1
      --------------------------------------------------    ------------------     ------------------
      Consolidating eliminations                                        (126.3)                (140.6)
      --------------------------------------------------    ------------------     ------------------
            Total long-lived assets                                     $200.4                 $176.8
            --------------------------------------------    ------------------     ------------------

/1/ Per SFAS 131, long-lived assets exclude financial instruments and deferred tax assets. As such, marketable securities and deferred taxes have been excluded above.

Note 10. Comprehensive Income

As of February 1, 1998, the Company adopted Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company's net income or stockholders' equity. SFAS 130 requires unrealized gains or losses on the Company's available-for-sale securities and the foreign currency translation adjustments, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130.

The components of total accumulated other comprehensive income in the balance sheet are as follows:

----------------------------------------------------------------    -----------------------------------------
(In thousands)                                                           January 31,

                                                                            1999                   1998
----------------------------------------------------------------    ------------------     ------------------
Unrealized gains on available-for-sale securities, net of tax                 $    775               $    577
----------------------------------------------------------------    ------------------     ------------------
Foreign currency translation adjustment                                        (14,907)               (20,679)
----------------------------------------------------------------    ------------------     ------------------
      Total accumulated other comprehensive income                            $(14,132)              $(20,102)
      ----------------------------------------------------------    ------------------     ------------------


The related income tax effects allocated to each component of other comprehensive income are as follows:


----------------------------------------------------------    -------------------------------------------------------------------
(In thousands)

                                                                    Amount                 Income tax               Amount
                                                                 before taxes          (expense) benefit         net of taxes
----------------------------------------------------------    -------------------     -------------------     -------------------
Fiscal year 1999
----------------------------------------------------------    -------------------     -------------------     -------------------
      Unrealized gains on securities
      ----------------------------------------------------    -------------------     -------------------     -------------------
      Unrealized gains on available-for-sale securities                  $     18                   $  (6)               $     12
      ----------------------------------------------------    -------------------     -------------------     -------------------
      Less: reclassification adjustment for losses                           (269)                     83                    (186)
         realized in net income
      ----------------------------------------------------    -------------------     -------------------     -------------------
      Net unrealized gains                                               $    287                   $ (89)               $    198
      ----------------------------------------------------    -------------------     -------------------     -------------------
      Foreign currency translation adjustments                              5,772                      --                   5,772
      ----------------------------------------------------    -------------------     -------------------     -------------------
           Total other comprehensive income                              $  6,059                   $ (89)               $  5,970
           -----------------------------------------------    -------------------     -------------------     -------------------

Fiscal year 1998
----------------------------------------------------------    -------------------     -------------------     -------------------
      Net unrealized gains on available-for-sale
          securities                                                     $    565                   $(203)               $    362
      ----------------------------------------------------    -------------------     -------------------     -------------------
      Foreign currency translation adjustments                              (9,801)                     --                  (9,801)
      ----------------------------------------------------    -------------------     -------------------     -------------------
            Total other comprehensive loss                               $ (9,236)                  $(203)               $ (9,439)
            ----------------------------------------------    -------------------     -------------------     -------------------

Fiscal year 1997
----------------------------------------------------------    -------------------     -------------------     -------------------
     Net unrealized losses on available-for-sale
         securities                                                      $   (660)                  $ 234                $   (426)
     -----------------------------------------------------    -------------------     -------------------     -------------------
     Foreign currency translation adjustments                             (20,635)                     --                 (20,635)
     -----------------------------------------------------    -------------------     -------------------     -------------------
            Total other comprehensive loss                               $(21,295)                  $ 234                $(21,061)
            ----------------------------------------------    -------------------     -------------------     -------------------

Note 11. Nonrecurring Charges

Acquisition

On May 4, 1998, the Company entered into an agreement with Genius CAD Software GmbH ("Genius"), a German limited liability company, to purchase various mechanical CAD software applications and technologies (the "acquisition"). In consideration for this acquisition, the Company paid Genius approximately $69 million in cash. The acquisition has been accounted for using the purchase method of accounting with the purchase price being allocated as follows:

--------------------------------------------------------------------   --------------
(In thousands)
--------------------------------------------------------------------   --------------
Inventory                                                                     $   200
--------------------------------------------------------------------   --------------
Net fixed assets                                                                  200
--------------------------------------------------------------------   --------------
Purchased in-process research and development charged to operations            13,100
  in the quarter ended July 31, 1998
--------------------------------------------------------------------   --------------
Purchased technology                                                           12,700
--------------------------------------------------------------------   --------------
Assembled work force                                                            1,100
--------------------------------------------------------------------   --------------
Goodwill                                                                       41,600
--------------------------------------------------------------------   --------------
      Total purchase consideration                                            $68,900
      --------------------------------------------------------------   --------------

Amortization of these purchased intangibles is provided on the straight-line basis over the respective useful lives of the assets, ranging from three to seven years. The operating results of Genius, which have not been material in relation to those of the Company, have been included in Autodesk's consolidated financial statements from the acquisition date.

In-process research and development

Management estimates that $13.1 million of the purchase price represents purchased in-process technology that has not yet reached technological feasibility and has no alternative future use. Accordingly, this amount was expensed in the second quarter of fiscal year 1999 following consummation of the acquisition. The value assigned to purchased in-process technology was determined by identifying research projects in areas for which technological feasibility had not been achieved. The calculations of value were adjusted to reflect the value creation efforts of Genius prior to the close of the acquisition. The value was determined by estimating the costs remaining to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from such projects, and discounting the net cash flows back to their present value. The discount rate included a factor that took into account the uncertainty surrounding the successful development of the purchased in-process technology projects.

Purchased technology

To determine the value of the purchased technology ($12.7 million), the expected future cash flows of the existing developed technologies were discounted taking into account the characteristics and applications of the product, the size of existing markets, growth rates of existing and future markets, as well as an evaluation of past and anticipated product-life cycles.

Assembled work force

To determine the value of the assembled work force ($1.1 million), the Company evaluated the work force in place at the acquisition date and utilized the cost approach to estimate the value of replacing the work force. Costs considered in replacing the workforce included costs to recruit and interview candidates, as well as the cost to train new employees.

Other nonrecurring charges

During the second quarter of fiscal year 1999, Autodesk recorded charges of approximately $8.9 million relating primarily to restructuring charges associated with the consolidation of certain development centers ($1.5 million), the write-off of purchased technologies associated with these operations ($2.2 million), staff reductions in Asia Pacific in response to current economic conditions in the region ($1.7 million), costs in relation to potential legal settlements ($2.5 million), and the write-down to fair market value of older computer equipment that the Company planned to dispose of ($1.0 million).

During the quarter ended April 30, 1996, the Company recorded a write-down of its investment in the preferred shares of Essential Communications Corporation ("Essential"), in the amount of $2.5 million to reflect the uncertainty regarding the realizability of this investment. The Company made the investment in Essential in anticipation of realizing benefits from the networking technology that Essential was developing. When it became doubtful that Essential would be able to realize its development efforts, due to financial constraints, and that the technological benefits may not be achieved on time to meet market demand, the investment was written down to reflect the other than temporary impairment in its value.

In May 1998, Essential was sold. As a result of this sale, The Company received proceeds of $2.5 million in exchange for its preferred shares. Upon receipt of the proceeds, the Company realized a gain of approximately $2.5 million.

In June 1998, the Company announced a mutual termination of its Arrangement Agreement entered into on March 9, 1998 with MGI Software Corp. ("MGI"). Both the Company and MGI determined that, in light of current conditions which could result in significant delays in the realization of previously discussed anticipated benefits and synergies of the merger, it was in the best interests of both companies to terminate the agreement and remain independent companies. The Company incurred approximately $1.7 million of costs, expensed in the twelve-month period ended January 31, 1999, related to this terminated agreement.

During the fiscal year ended January 31, 1999, the Company reversed approximately $2.3 million of excess restructuring reserves, related primarily to the estimated cost of terminating leases and accrued an additional $.8 million for the closure of its U.K. research and development facility (see Note 12.)

Prior year transactions

On March 31, 1997, the Company exchanged 2.9 million shares of its common stock for all of the outstanding stock of Softdesk, Inc. ("Softdesk"). Softdesk is a leading supplier of AutoCAD-based applications software for the architecture, engineering, and construction market. Based on the value of Autodesk stock and options exchanged, the transaction, including transactions costs, was valued at approximately $94.1 million.

The purchase consideration was allocated to the acquired assets and assumed liabilities based on fair values as follows:

------------------------------------------------------------------------   ------------------
(In thousands)
------------------------------------------------------------------------   ------------------
Accounts receivables and other current assets                                         $15,600
------------------------------------------------------------------------   ------------------
Net fixed assets                                                                        3,200
------------------------------------------------------------------------   ------------------
Other long-term assets                                                                  4,000
------------------------------------------------------------------------   ------------------
Purchased in-process research and development charged to operations
  in the quarter ended April 30, 1997                                                  19,200
------------------------------------------------------------------------   ------------------
Purchased technologies and other intangible assets                                     15,900
------------------------------------------------------------------------   ------------------
Goodwill                                                                               48,000
------------------------------------------------------------------------   ------------------
Liabilities assumed                                                                    (7,800)
------------------------------------------------------------------------   ------------------
Deferred tax liability                                                                 (4,000)
------------------------------------------------------------------------   ------------------
      Total purchase consideration                                                    $94,100
      ------------------------------------------------------------------   ------------------


Purchased in-process research and development

Management estimated that $19.2 million of the purchase price represented purchased in-process technology that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was expensed in the first quarter of fiscal year 1998 following consummation of the acquisition. The value assigned to purchased in-process technology was determined by identifying research projects in areas for which technological feasibility had not been achieved. The value was determined by estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from such projects, and discounting the net cash flows back to their present value. The discount rate included a factor that took into account the uncertainty surrounding the successful development of the purchased in-process technology projects.

Purchased technology

To determine the value of the purchased technology ($9.2 million), the expected future cash flows of the existing developed technologies were discounted taking into account the characteristics and applications of the product, the size of existing markets, growth rates of existing and future markets, as well as an evaluation of past and anticipated product-life cycles.

In the first quarter of fiscal year 1998, the Company also acquired certain assets of and licensed technology from 3D/Eye for $5.8 million. Of the total cost, $3.0 million represented the value of in-process research and development that had not yet reached technological feasibility and had no alternative future use and was charged to operations.

On June 12, 1997, the Company acquired substantially all of the assets and assumed certain liabilities of Denim Software L.L.C., a Delaware limited liability company ("Denim"), pursuant to the terms of an Asset Purchase Agreement dated as of June 12, 1997. The purchased assets consist primarily of Denim software products, including ILLUMINAIRE Paint, ILLUMINAIRE Composition and ILLUMINAIRE Studio and related know-how and goodwill. The aggregate purchase price for these assets was comprised of the following:

--------------------------------------    ----------
(In thousands)
--------------------------------------    ----------
Cash consideration                           $ 9,126
--------------------------------------    ----------
Transaction costs                                850
--------------------------------------    ----------
Liabilities assumed                            2,209
--------------------------------------    ----------
      Total purchase consideration           $12,185
      --------------------------------    ----------


At closing, cash considerations, of approximately $9,126,000 and certain liabilities, of approximately $655,000, were paid. The cash used by the Company to fund the acquisition was derived primarily from operations. The transaction has been accounted for using the purchase method. The Company incurred a one-time charge of $2,263,000, or $0.08 per share, as restated, for in-process research and development that had not yet reached technological feasibility and had no alternative use, in the year ended January 31, 1998. The terms of the transaction were the result of arms-length negotiations between the representatives of the Company and Denim. Allocation of the aggregate purchase price was as follows, as restated:

---------------------------------------------------   --------
(In thousands)
---------------------------------------------------   --------
In-process research and development                    $ 2,263
---------------------------------------------------   --------
Acquired technology                                      1,464
---------------------------------------------------   --------
Goodwill                                                 7,852
---------------------------------------------------   --------
Fair value of tangible assets acquired                     606
---------------------------------------------------   --------
                                                       $12,185
---------------------------------------------------   --------


On July 15, 1997, the Company acquired all of the outstanding shares of capital stock of D-Vision Systems, Inc. ("D-Vision"), an Illinois corporation, pursuant to a Stock Purchase Agreement dated as of July 10, 1997. As a result of the D-Vision acquisition, the Company acquired the D-Vision OnLINE and PRO software products for non-linear video and digital media editing solutions including related know-how and goodwill. The purchase price was paid in a combination of 182,000 newly issued common shares and approximately $10,750,000 in cash. In addition, approximately $4,000,000 of the cash consideration is being held in escrow until September 30, 1999, subject to (i) earlier release from escrow of up to $1,900,000 on September 30, 1998 and (ii) the resolution of any indemnification claims made by the Company pursuant to the Stock Purchase Agreement. The cash used by the Company to fund the acquisition was derived primarily from cash flows from operations. The D-Vision acquisition was accounted for as a purchase and accordingly, the purchase price and acquisition costs were allocated to the net assets acquired, consisting of approximately $5,269,000 of in-process research and development and was charged to operations in the second quarter of fiscal year 1998. Approximately $19,747,000 was allocated to intangible assets, which includes goodwill and acquired technology, and is being amortized on a straight-line basis over 3 and 5 years, respectively. A portion of the purchase price, net liabilities of D-Vision and transaction costs was allocated to purchased in-process research and development that had not yet reached technological feasibility and had no alternative use for which the Company incurred a one-time charge against earnings in the amount of $5,269,000 ($0.18 per share, as restated), in the quarter ended July 31, 1997. The terms of the transaction and the consideration received by the D-Vision stockholders were the result of arms-length negotiations between the representative of the Company and D-Vision. D-Vision develops Microsoft Windows NT-based non-linear, digital editing solutions. The aggregate purchase price for D-Vision was as follows:


--------------------------------------    ------------------
(In thousands)

--------------------------------------    ------------------
Cash consideration                                   $10,750
--------------------------------------    ------------------
Common shares issued                                  10,649
--------------------------------------    ------------------
Transaction costs                                      1,500
--------------------------------------    ------------------
Liabilities assumed                                    4,311
--------------------------------------    ------------------
Total purchase consideration                         $27,210
--------------------------------------    ------------------

Allocation of the aggregate purchase price was as follows, as restated:

-------------------------------------------------------    ------------------
(In thousands)

In-process research and development                                   $ 5,269
-------------------------------------------------------    ------------------
Acquired technology                                                     3,100
-------------------------------------------------------    ------------------
Goodwill                                                               16,648
-------------------------------------------------------    ------------------
Fair value of tangible assets acquired                                  2,193
-------------------------------------------------------    ------------------

                                                                      $27,210
-------------------------------------------------------    ------------------

On December 2, 1997, the Company entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") with Lightscape Technologies,
Inc., a Delaware corporation ("Lightscape"). The merger closed on December 30, 1997. As a result of the merger, the Company acquired, among other products, the Lightscape product, a software application which integrates radiosity and raytracing with physically based lighting, including related know-how and goodwill. The aggregate purchase price for Lightscape includes the assumption of approximately $5,700,000 of net liabilities (of which approximately $3,400,000 was paid at the closing), not including costs associated with the transaction, and up to $6,800,000 in contingent consideration to be paid only if certain revenue objectives are achieved by Lightscape in calendar 1999. The acquisition has been accounted for as a purchase. A portion of the purchase price and transaction costs was allocated to purchased in-process research and development that had not yet reached technological feasibility and had no alternative use for which the Company incurred a one-time charge against earnings in the amount of $1,646,000 ($0.06 per share), as restated, in the quarter ended January 31, 1998. The terms of the transaction were the result of arm's-length negotiations between the representatives of the Company and Lightscape. The aggregate purchase price for Lightscape was as follows:

--------------------------------------------------    ------------------
(In thousands)

Transaction costs                                                 $1,200
--------------------------------------------------    ------------------
Liabilities assumed                                                6,414
--------------------------------------------------    ------------------
Total purchase consideration                                      $7,614
--------------------------------------------------    ------------------

Allocation of the aggregate purchase price was as follows, as restated:

-------------------------------------------------------    ------------------
(In thousands)

In-process research and development                                    $1,646
-------------------------------------------------------    ------------------
Acquired technology                                                       990
-------------------------------------------------------    ------------------
Goodwill                                                                4,251
-------------------------------------------------------    ------------------
Fair value of tangible assets acquired                                    727
-------------------------------------------------------    ------------------
      Total purchase consideration                                     $7,614
      -------------------------------------------------    ------------------


Fiscal year 1997 transactions

During fiscal year 1997, the Company acquired certain businesses for an aggregate of $9.9 million. Included in these acquisitions were the purchases of assets from Creative Imaging Technologies, Inc. ("CIT"), CadZooks, Inc., Argus Technologies, Inc. ("Argus"), as well as the outstanding stock of Teleos Research ("Teleos"). The purchase consideration was allocated to the acquired assets and liabilities based on fair values as follows:

------------------------------------------------------------------------------------------------    ------------------
(In thousands)
------------------------------------------------------------------------------------------------    ------------------
Accounts receivables and other current assets                                                                  $   225
------------------------------------------------------------------------------------------------    ------------------
Net fixed assets                                                                                                   243
------------------------------------------------------------------------------------------------    ------------------
Other long-term assets                                                                                              37
------------------------------------------------------------------------------------------------    ------------------
Purchased in-process research and development charged to operations in fiscal year 1997                          4,738
------------------------------------------------------------------------------------------------    ------------------
Purchased technologies and other intangible assets                                                               3,213
------------------------------------------------------------------------------------------------    ------------------
Goodwill                                                                                                         2,528
------------------------------------------------------------------------------------------------    ------------------
Liabilities assumed                                                                                             (1,077)
------------------------------------------------------------------------------------------------    ------------------
Total purchase consideration                                                                                   $ 9,907
------------------------------------------------------------------------------------------------    ------------------

Amortization of these purchased technologies and other intangibles is provided on a straight-line basis over the respective useful lives of the assets ranging from three to seven years. The operating results of these acquisitions, which have not been material in relation to those of Autodesk, have been included in the consolidated financial statements from the respective acquisition dates.

Approximately $3.2 million of the Teleos purchase price and $1.5 million of the Argus purchase price represented the value of in-process research and development that had not yet reached technological feasibility and had no alternative future use. These amounts were charged to operations during fiscal year 1997 and classified as nonrecurring charges in the accompanying statement of income.

Note 12. Restructuring Charges

During the second quarter of fiscal year 1999, the Company's management approved restructuring plans, which include initiatives to address current economic conditions in the Asia Pacific region, consolidate duplicative facilities, and reduce overhead. These plans resulted in a charge of $5.4 million, which is included in nonrecurring charges in the fiscal year 1999 Consolidated Statement of Income (see Note 11). This includes $2.3 million for the cost of involuntary employee separation benefits relating to approximately 87 employees. Employee separation benefits include severance, medical, and other benefits. Employee separation will affect certain engineers and sales and marketing employees. The remaining charge of $3.1 million relates to other exit costs, namely the write-off of purchased technologies, lease termination buyout costs, the disposal of fixed assets in these regions, and professional fees. As of January 31, 1999, the number of employee separations due to restructuring actions was 80 and actual employee termination benefit payments of approximately $1.8 million have been made. During the fourth quarter, Autodesk reduced the restructuring accrual by approximately $0.3 million to reflect higher than expected attrition rates. Most of the restructuring actions were completed as of January 31, 1999.

During the fiscal year ended January 31, 1996, the Company recorded a pre-tax restructuring charge of $15 million to cover the direct costs of restructuring the Company's operations and to bring operating expenses in line with the Company's current revenue level. The focus of the Company's restructuring plan was to solidify its senior management team, reduce operating expenses through workforce reductions and office closings, consolidate certain research and development activities in its Montreal, Canada offices, discontinue certain product lines, and restructure its sales force to emphasize indirect sales channels. The Company began implementation of its restructuring plan in the second fiscal quarter of 1996 and had substantially completed the implementation of the plan by the end of fiscal 1997.

The restructuring entailed the closing and moving of several offices in North America and Europe. It also included the termination of approximately 110 positions across all departments and around the world. The restructuring charge includes $5.6 million for asset write down, $5.2 million for lease terminations and leasehold improvements reserve, $2.8 million for severance, and $1.4 million for professional fees and other costs. The primary component of the asset write down is an amount of $2.2 million for goodwill and acquired technology. The other components of the write down are primarily fixed assets which have no future use.

In the second quarter of fiscal 1998, the Company reversed approximately $2.3 million of excess reserves, related primarily to the estimated cost of terminating leases, no longer considered necessary to complete the restructuring plan. As of January 31, 1999, the closure was substantially complete.

During the year ended January 31, 1999, the Company accrued an additional $.8 million for the closure of a U.K. research and development facility and the related termination of 17 employees. As of January 31, 1999, the closure was substantially complete.

Note 13. Government Assistance

SDI loan

The Company entered into a loan agreement with the Societe de Developpement Industriel du Quebec dated as of May 7, 1998 whereby an interest free loan was granted to the Company by the Quebec government in the amount of Cdn$2,800,000 (approximately $1,828,000 at January 31, 1999) in relation with the Lightscape acquisition. The loan is conditional to the Company meeting certain criteria:

     1. During the five-year period following the disbursement of the loan by the Quebec government, the Company is required to create 200 jobs and maintain each of these jobs for a five-year period after their creation.

     2. The loan should not exceed Cdn$2,800,000 or 20% of the costs incurred by the Company for the Lightscape acquisition.

The loan is payable in four annual installments of Cdn$600,000 (approximately $392,000 at January 31, 1999) commencing in July 2004 and a final installment of Cdn$400,000 (approximately $261,000 at January 31, 1999) in July 2008. The loan is interest free until July 2004, after which it will bear interest at the Canadian prime rate (approximately 6.75% at January 31, 1999) plus 1.5%. In the situation where the criteria mentioned above are not met, a portion of the loan may have to be repaid at an earlier date. The loan was disbursed to the Company in July 1998.

PACST Subsidy Program

The Company entered into a financial assistance contract with the Quebec Government dated as of March 27, 1998 under a subsidy program designed to improve competencies in science and technology. The contract provides that the Company is eligible to receive up to Cdn$3,012,000 (approximately $1,967,000 at January 31, 1999) in the form of reimbursement of expenses incurred by the Company for new employee training (mainly reimbursement of salary). The Company's job creation estimate provided to the Quebec Government at the time of signature of the contract was 251 science and technology related jobs to be created over a three-year period. As of January 31, 1999, an advance of Cdn$350,000 (approximately $229,000 at January 31, 1999) was received which covers 40% of the first year estimated subsidy. The program requires the Company to meet certain criteria in order to earn the subsidies. Since the criteria have not yet been met by the Company, the advance has been classified as a liability in accrued expenses at January 31, 1999.

Note 14. Dependence on Key Suppliers

The Company is dependent on Silicon Graphics, Inc. to manufacture and supply a large proportion of the workstations and certain peripherals used in certain of its high-end multimedia systems. The Company purchases electronic tablets manufactured by Wacom Technology Corporation ("Wacom") and believes that while alternative suppliers are available, there can be no assurance that alternative electronic tablets would be functionally equivalent or be available on a timely manner or on similar terms.

Note 15. Quarterly Financial Information (Unaudited)

Summarized quarterly financial information for fiscal years 1999, 1998, and 1997 includes the combined amounts of Autodesk and Discreet in a manner such that the quarterly periods are consistent with the combined year ends discussed in Note 1:

-----------------------    ------------------------------------------------------------------------------------------------------
(In thousands, except
 per share data)
                                  1st quarter          2nd quarter         3rd quarter         4th quarter         Fiscal year
---------------------------    ----------------      ----------------    ----------------    ----------------    ----------------
Fiscal year 1999
---------------------------    ----------------      ----------------    ----------------    ----------------    ----------------
    Net revenues                       $222,918              $226,811            $204,609            $217,541            $871,879
    -----------------------    ----------------      ----------------    ----------------    ----------------    ----------------
    Gross margin                        188,896               191,229             173,600             183,907             737,632
    -----------------------    ----------------      ----------------    ----------------    ----------------    ----------------
    Income from operations               42,689                40,888              25,193              33,317             142,087
    -----------------------    ----------------      ----------------    ----------------    ----------------    ----------------
    Net income                           28,733                27,530              17,624              23,245              97,132
    -----------------------    ----------------      ----------------    ----------------    ----------------    ----------------
    Basic net income per                   0.51                  0.49                0.31                0.41                1.72
     share
    -----------------------    ----------------      ----------------    ----------------    ----------------    ----------------
    Diluted net income per                 0.48                  0.46                0.31                0.39                1.64
     share
    -----------------------    ----------------      ----------------    ----------------    ----------------    ----------------
Fiscal year 1998 (restated)
    -----------------------    ----------------      ----------------    ----------------    ----------------    ----------------
    Net revenues                       $157,389              $191,364            $197,907            $222,024            $768,684
    -----------------------    ----------------      ----------------    ----------------    ----------------    ----------------
    Gross margin                        124,020               158,947             166,061             186,285             635,313
    -----------------------    ----------------      ----------------    ----------------    ----------------    ----------------
    Income (loss) from                  (17,182)               29,438              33,160              49,578              94,994
     operations
    -----------------------    ----------------      ----------------    ----------------    ----------------    ----------------
    Net income (loss)                   (18,529)               18,995              22,046              33,703              56,215
    -----------------------    ----------------      ----------------    ----------------    ----------------    ----------------
    Basic net income                      (0.33)                 0.33                0.39                0.61                1.00
     (loss) per share
    -----------------------    ----------------      ----------------    ----------------    ----------------    ----------------
    Diluted net income                    (0.33)                 0.31                0.36                0.57                0.94
     (loss) per share
    -----------------------    ----------------      ----------------    ----------------    ----------------    ----------------
Fiscal year 1997 (restated)
    -----------------------    ----------------      ----------------    ----------------    ----------------    ----------------
    Net revenues                       $159,544              $145,578            $143,691            $149,804            $598,617
    -----------------------    ----------------      ----------------    ----------------    ----------------    ----------------
    Gross margin                        129,965               120,953             117,216             118,695             486,829
    -----------------------    ----------------      ----------------    ----------------    ----------------    ----------------
    Income from operations               28,890                18,579              12,169               6,354              65,992
    -----------------------    ----------------      ----------------    ----------------    ----------------    ----------------
    Net income                           18,248                12,610               8,912               2,477              42,247
    -----------------------    ----------------      ----------------    ----------------    ----------------    ----------------
    Basic net income per                   0.33                  0.23                0.16                0.05                0.77
     share
    -----------------------    ----------------      ----------------    ----------------    ----------------    ----------------
    Diluted net income per                 0.31                  0.22                0.16                0.04                0.74
     share
    -----------------------    ----------------      ----------------    ----------------    ----------------    ----------------

Results for the second quarter of fiscal year 1999 included nonrecurring charges of approximately $19.7 million primarily representing the value of in-process research and development that had not yet reached technological feasibility and had no alternative future use ("IPR&D") acquired in the Genius acquisition and other nonrecurring charges. (See Note 11 for further information.). Results for the first quarter of fiscal year 1998 included nonrecurring charges of approximately $19.2 million, $5.2 million and $3.0 million, respectively, representing the value of IPR&D acquired in the Softdesk, D-Vision, and 3D/Eye transactions. Results for the second quarter of fiscal year 1998 included nonrecurring charges of approximately $1.6 million related to IPR&D acquired in the Lightscape acquisition. Results for the fourth quarter of fiscal year 1998 included nonrecurring charges of $2.3 million primarily related to a gain on sale of an investment. Results for the second and third fiscal quarters of fiscal year 1997 included nonrecurring charges of $3.2 million and $1.5 million, respectively, related to IPR&D acquired in the Teleos and Argus acquisitions that had not yet reached technological feasibility and had no alternative future use. Results for the fourth quarter of fiscal year 1997 included nonrecurring charges of approximately $2.3 million representing the value of IPR&D acquired in the Denim acquisition and $6.5 million related to a class action lawsuit accrual.

Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Stockholders Autodesk, Inc.

We have audited the supplemental consolidated balance sheets of Autodesk, Inc., (formed as a result of the consolidation of Autodesk Inc. and Discreet Logic, Inc.) as of January 31, 1999 and 1998 and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended January 31, 1999. The supplemental consolidated financial statements give retroactive effect to the merger of Autodesk, Inc. and Discreet Logic, Inc. on March 16, 1999, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of Autodesk, Inc. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. We did not audit the financial statements of Discreet Logic, Inc. which statements reflect total assets constituting 16% for 1999 and 19% for 1998 of the related supplemental consolidated financial statement totals, and which reflect net income constituting approximately 9% of the related supplemental consolidated financial statement totals for the three year period ended January 31, 1999. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Discreet Logic, Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Autodesk, Inc. at January 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 31, 1999, after giving retroactive effect to the merger of Discreet Logic, Inc., as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

               /s/ Ernst & Young LLP

San Jose, California
May 26, 1999

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a) The following documents are filed as a part of this Report:

1.  Financial Statements:
    --------------------

    Supplemental Consolidated Statement of Income-Fiscal Years Ended January 31, 1999, 1998, and 1997

    Supplemental Consolidated Balance Sheet-January 31, 1999 and 1998

    Supplemental Consolidated Statement of Cash Flows-Fiscal Years Ended January 31, 1999, 1998, and 1997

    Supplemental Consolidated Statement of Stockholders' Equity-Three-Year Period Ended January 31, 1999

    Notes to Supplemental Consolidated Financial Statements

   Report of Ernst & Young LLP, Independent Auditors

2. Financial Statement Schedule: The following financial statement schedule of
   ----------------------------
   Autodesk, Inc., for the fiscal years ended January 31, 1999, 1998, and 1997, is filed as part of this Report and should be read in conjunction with the Consolidated Financial Statements of Autodesk, Inc.

     Schedule II Valuation and Qualifying Accounts..................... S-1


   Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto.

3. Exhibits: The Exhibits listed on the accompanying Index to Exhibits
   --------
   immediately following the financial statement schedules are filed as part of, or incorporated by reference into, this Report.

   Exhibit
   No.                           Description
   --                            -----------
   23.1              Consent of Ernst & Young LLP, Independent Auditors

   23.2 Report of Independent Chartered Accountants for the twelve months ended December 31, 1998

   23.3 Report of Independent Chartered Accountants for the year ended June 30, 1998 and the eleven month period ended June 30, 1997

   27.1              Financial Data Schedule

                                                                     Schedule II


                                AUTODESK, INC.

                       VALUATION AND QUALIFYING ACCOUNTS




                                                        Additions
                                          Balance at   Charged to                  Balance
                                           Beginning    Costs and   Deductions     at End
              Description                   of Year     Expenses    Write-Offs     of Year
----------------------------------------  -----------  -----------  -----------  -----------
  Fiscal year ended January 31, 1999
     Allowance for doubtful accounts      $10,830,000  $ 1,930,000  $ 2,118,000  $10,642,000
     Allowance for stock balancing and
       product rotation                   $20,219,000  $25,484,000  $30,926,000  $14,777,000

  Fiscal year ended January 31, 1998
     Allowance for doubtful accounts      $10,122,000  $ 4,010,000  $ 3,302,000  $10,830,000
     Allowance for stock balancing and
       product rotation                   $17,175,000  $38,419,000  $35,375,000  $20,219,000

  Fiscal year ended January 31, 1997
     Allowance for doubtful accounts      $10,380,000  $ 1,735,000  $ 1,993,000  $10,122,000
     Allowance for stock balancing and
       product rotation                   $14,607,000  $46,884,000  $44,316,000  $17,175,000

                                      S-1